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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM 10
                             ---------------------
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             ---------------------
                           HOMEPLACE OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                       34-1894948
  (State or other jurisdiction of        (I.R.S. Employer
  incorporation or organization)        Identification No.)

        3200 POTTERY DRIVE
   MYRTLE BEACH, SOUTH CAROLINA                29579
  (Address of principal executive           (Zip Code)
             offices)

              Registrant's telephone number, including area code:
                                 (843) 236-4606

                          COPIES OF COMMUNICATIONS TO:

                                  GARY C. IVEY
                     PARKER, POE, ADAMS & BERNSTEIN L.L.P.
                              2500 CHARLOTTE PLAZA
                        CHARLOTTE, NORTH CAROLINA 28244
                                 (704) 372-9000
                             ---------------------
       Securities to be registered pursuant to Section 12(b) of the Act:

     TITLE OF EACH CLASS        NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED        EACH CLASS IS TO BE REGISTERED
------------------------------  ------------------------------
             None                            None

       Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                                (Title of Class)

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

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Item 1.     Business....................................................    1
Item 2.     Financial Information.......................................   11
Item 3.     Properties..................................................   19
Item 4.     Security Ownership of Certain Beneficial Owners and
            Management..................................................   20
Item 5.     Directors and Executive Officers............................   22
Item 6.     Executive Compensation......................................   25
Item 7.     Certain Relationships and Related Transactions..............   31
Item 8.     Legal Proceedings...........................................   31
Item 9.     Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters......................   31
Item 10.    Recent Sales of Unregistered Securities.....................   32
Item 11.    Description of Registrant's Securities to be Registered.....   32
Item 12.    Indemnification of Directors and Officers...................   33
Item 13.    Financial Statements and Supplementary Data.................   34
Item 14.    Changes in and Disagreements With Accountants on Accounting
            and Financial Disclosure....................................   34
Item 15.    Financial Statements and Exhibits...........................   34
Index to Financial Statements...........................................  F-1
Signatures

                             ---------------------

FORWARD-LOOKING STATEMENTS

     The forward-looking statements included in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk," "Properties" and "Legal Proceedings" sections of this Registration Statement, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Words such as "expects," "anticipates," "believes," "intends," "plans" and "hopes," variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, the factors discussed in such sections and those set forth in the cautionary statements contained in Exhibit 99.1 to this Form 10 Registration Statement (see Exhibit
99.1 -- Risk Factors). Forward-looking information set forth in such sections should be evaluated in the context of these factors.


EXPLANATORY NOTE



     Our year-end for financial reporting purposes is the Saturday closest to the last day of the month of February each year. The fiscal years ended February 26, 2000, February 27, 1999, February 28, 1998, March 1, 1997 and February 27,
1996 contained 364, 364, 364, 368 and 371 days, respectively. Such years are referred to in this Form 10 Registration Statement as fiscal 1999, fiscal 1998, fiscal 1997, fiscal 1996 and fiscal 1995, respectively, designating each fiscal year with reference to the calendar year in which a majority of the fiscal year occurs.


                                       (i)

ITEM 1.  BUSINESS

HISTORY

     HomePlace of America, Inc. ("HomePlace") was incorporated in Delaware on March 10, 1999. It was formed to be, and is, the surviving entity resulting from the merger (the "Merger") of the businesses formerly operated by HomePlace Holdings, Inc. ("Holdings") as the parent company of HomePlace Stores, Inc., HomePlace Stores Two, Inc. and HomePlace Management, Inc. (the "Holdings Subsidiaries" and, collectively with Holdings, the "Holdings Group") and Waccamaw Corporation ("Waccamaw").

     We are headquartered in Myrtle Beach, South Carolina and operate 118 stores in 27 states with annual sales of over $700 million. Our principal executive offices are located at 3200 Pottery Drive, Myrtle Beach, South Carolina 29579, and our telephone number is (843) 236-4606.

     The following graphic depicts the corporate structure of (i) the Holdings Group and Waccamaw prior to the Merger and (ii) HomePlace and its subsidiaries after giving effect to the Merger.

                                    (CHART)

     Waccamaw was founded in Myrtle Beach, South Carolina in 1977 as a superstore for home decor and furnishings, offering a variety of brand name merchandise in a warehouse atmosphere. It was incorporated as a South Carolina corporation in 1965. In 1987, Waccamaw became a subsidiary of Georgetown Industries, Inc. ("GII") and became a separate company again in October 1995, as part of a corporate restructuring. At that time, GII "spun off" Waccamaw by transferring its Waccamaw shares to the then sole stockholder of GII in exchange for the surrender of certain outstanding GII shares then held by such stockholder. In 1999, Waccamaw was identified as one of Forbes' 500 largest privately-owned companies. At the time of the Merger, Waccamaw had 44 stores in 11 states with annual sales of approximately $260 million.

     The Holdings Group was founded in Cleveland, Ohio in February 1994. The Holdings Group opened its first store in Dallas, Texas in September 1994, emphasizing housewares and home textiles. Holdings, a Nevada corporation, was incorporated in November 1994 as the holding company for the Holdings

Subsidiaries. As of January 5, 1998, the Holdings Group had grown to 98 stores in 24 states with annual sales of approximately $440 million.

     On January 5, 1998, the Holdings Group filed voluntary petitions for reorganization relief (the "Chapter 11 Filing") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On April 28, 1999, the Holdings Group filed a first amended joint plan of reorganization (the "Plan of Reorganization") with the Bankruptcy Court. On June 4, 1999, the Bankruptcy Court entered an order under 11 U.S.C. sec. 1129(a) and (b) of the Bankruptcy Code confirming the Plan of Reorganization and, in accordance therewith, authorized the Merger. On June 7, 1999, pursuant to the Plan of Reorganization, Holdings merged with and into HomePlace and the Holdings Subsidiaries became subsidiaries of HomePlace. The Merger of HomePlace and Waccamaw became effective June 15, 1999, also pursuant to the Plan of Reorganization and by order of the Bankruptcy Court, with HomePlace as the surviving entity, and HomePlace emerged from bankruptcy. The operations of the Holdings Subsidiaries were not affected by the Merger. At the time of the Merger, the Holdings Group operated 75 stores with year to date sales of approximately $110 million. See "-- Store Management and Operations" for additional information.

     The following summarizes the material components of the Plan of Reorganization and the Merger:

     - Waccamaw and Holdings were merged with and into HomePlace, a newly formed corporation established for purposes of effecting the Merger.

     - All outstanding shares of Waccamaw common stock were converted to 10,000,000 shares of common stock of HomePlace (the "Common Stock").

     - 4,054,054 additional shares of the Common Stock were issued to the former Waccamaw stockholder at a subscription price of $6.17 per share (of which, 1,304,054 shares were subsequently sold by such stockholder in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act")).

     - All existing common equity interests in Holdings were canceled. Holdings' common stockholders did not receive any cash, securities or similar consideration in exchange for the cancellation of their shares.

     - 10,695,946 shares of Common Stock and $25 million in cash were paid in respect of approximately 1,340 unsecured claims (representing approximately $187 million in claims of unsecured creditors against the Holdings Group) in full satisfaction of allowed unsecured claims against the Holdings Group. Holdings Group secured creditors were generally paid in full in cash or received the full collateral value of their security.

     - 250,000 shares of Common Stock and warrants (the "Preferred Warrants") to purchase an additional 1,250,000 shares of Common Stock were issued to approximately 380 holders of preferred stock of Holdings in full satisfaction of their allowed interests in the Holdings Group. The Preferred Warrants entitle the holders to purchase Common Stock at an exercise price of $14.00 per share and are exercisable from June 15, 1999 until June 15, 2004.

     - Warrants ("Waccamaw Warrants") to purchase an additional 600,000 shares of Common Stock were issued to the former Waccamaw stockholder. The Waccamaw Warrants entitle the holder to purchase Common Stock at an exercise price of $12.00 per share and are exercisable from June 15, 1999 until January 15, 2001.

     - The then existing Waccamaw management team assumed the management of HomePlace.

     For a further description of HomePlace's Common Stock and warrants to purchase Common Stock, see "Description of Registrant's Securities to be Registered."

     Liabilities assumed or recorded as a result of the Merger were $121.6 million, consisting of $50.0 million of accounts payable and accrued expenses, $62.8 million of long-term debt and $8.8 million of other liabilities.

     In order to integrate the operations, merchandising strategies, systems and personnel of the separate companies, and choose the best methods, products, systems and personnel for the combined operations following the Merger, we undertook the following steps: (i) reviewed store locations for any redundancies in sales markets; (ii) reviewed merchandise assortments to find the best items to be included in our product assortment; (iii) developed a new standardized merchandise layout, including improved visual presentations for stores and reformatted stores; (iv) developed marketing programs to inform customers of these changes; and (v) developed standardized procedures for training new and existing personnel. For information concerning certain store closings following the Merger, see "-- Store Management and Operations."

     Today, we believe we are the fourth largest home furnishings and accessories specialty retailer in the United States based on sales revenue with 118 free-standing, enclosed mall and strip center units in 27 states, with a concentration in Florida, Georgia, North Carolina, Ohio and South Carolina. For a schedule of the number of HomePlace stores located in each state, see "Properties."

     All of the original Waccamaw stores and 17 original HomePlace stores located in former Waccamaw markets now operate under the banner "Waccamaw's HomePlace," with the exception of the Myrtle Beach and Spartanburg, South Carolina locations that use the "Waccamaw Pottery" and "Waccamaw Linen" names. All other HomePlace stores operate under the name "HomePlace."

BUSINESS STRATEGIES

     Our goal is to become the leading home decor retailer in each market we serve. The key elements of our business strategy are as follows:

     Selection. We offer a broad assortment of department store brand home items, including Calphalon, Mikasa, Noritake, Pfaltzgraff, Croscill, Laura Ashley, Springs, Fieldcrest, Martex, Cuisinart, Braun, Krups, T-Fal, Anolon and Circulon. Our stores feature over 30,000 stock keeping units ("SKU's") in 20 major product categories. Within each category, selection and assortment are significant with a range of high quality merchandise designed to appeal to an array of customer needs. Fashion colors and trends are emphasized by the many vignettes located throughout our stores, providing customers with both the ideas and the products needed for quality, attractive home design.

     Value Pricing. Everyday low prices signify everyday values for our customers. We consistently offer a complete selection of housewares and home decor items below the department stores' suggested retail prices. Customers can always find their favorite high quality, name brand products at significant savings at HomePlace stores. In addition to everyday values and savings, our stores regularly feature both specific sales and special theme sales featuring important special pricing on linens, decorative accessories, furniture, floral items, housewares and other major product categories. Our staff routinely shops the marketplace to assure that our prices remain below or comparable to those of our competitors. We support our pricing strategy with a "low price" guarantee.

     Efficient Customer Service. To enhance customer satisfaction and loyalty, we strive to provide prompt, knowledgeable sales assistance and enthusiastic customer service. We emphasize competitive wages, training and personnel development in order to attract and retain well-qualified, highly motivated employees who are committed to providing efficient customer service. In addition, our return policy permits customers to return merchandise at any time, for any reason, and receive a refund or store credit.

     Visual Presentation. We believe that visual presentation is an important part of customer satisfaction. Various products are brought together in vignettes that enable the customer to visualize a completely coordinated ensemble. A visual merchandiser is assigned to each of our stores to coordinate vignettes and feature presentations.

     Expansion. Our expansion strategy is to increase market share in existing markets and to penetrate new markets in which our management believes we can become a leading operator of home furnishing stores. In 2000, we plan to open seven new stores, three of which have already opened. We plan to open 15 additional stores in 2001.

STORE DESIGN AND MERCHANDISING

     Our merchandising focus is consistently to provide department store and specialty store brand name merchandise at the best possible value with an emphasis on quality and selection.

     As a part of the process of integrating the Holdings Group and Waccamaw, in July 1999 our management team began reformatting each store with a new store concept. This project is now complete. The new HomePlace superstore format has a "racetrack" aisle layout that guides shoppers in a giant circle throughout the store. Merchandising by category dominates each store. Florals, seasonal items and wall decor/photo frames are the focus at the front of our stores, followed by housewares, lamps, furniture and home textiles. Impact items are merchandised on end caps adjacent to the main circular aisle. Seasonal merchandise is featured at the front of every store to create variety and excitement and to capitalize on key selling seasons, including summer, back-to-school and holiday events.

     Our extensive merchandise offering of over 30,000 SKU's in 20 major product categories enables our customers to select from a wide assortment of styles, brands, colors and designs within each of our major product lines.

     We have three major merchandise categories: home decor, housewares and textiles. This balanced merchandise mix allows us to capitalize on consumer demand for one-stop shopping. Each merchandise category is headed by a seasoned merchandise manager.

     Merchandise and sample brands in each category are highlighted below:

CATEGORY                      ITEMS SOLD                               SAMPLE BRANDS
--------                      ----------                               -------------
Home Decor..................  Candles, Wicker, Dinnerware, Glassware,  Mikasa, Noritake, Pfaltzgraff, Libby,
                              Flatware, Silk Flowers, Photo Frames,    Crystal Clear, Tree Factory, Colonial
                              Wall Decor, Lamps, Furniture, Garden     Candle and Burnes of Boston
                              Accessories and Potpourri
Housewares..................  Bakeware, Cookware, Kitchen Gadgets,     Braun, Krups, Anolon, Circulon,
                              Small Electrical Appliances, Lamps,      Farberware, Black & Decker, KitchenAid,
                              Furniture and Cutlery                    Calphalon and T-Fal
Textiles....................  Towels, Shower Curtains, Bath Rugs,      Wamsutta, Laura Ashley, Croscill,
                              Sheets, Comforters, Bed Pillows,         Fieldcrest, Waverly, Springmaid,
                              Blankets, Mattress Pads, Curtains,       Martex, Royal Velvet, Beautyrest, Park
                              Valances and Window Hardware             Smith and Pillowtex

     For the fiscal year ended February 26, 2000, the home decor category accounted for 36% of our sales, the housewares category accounted for 27% and the textiles category accounted for 36%.

     The table below presents the relative percentage of net sales for each of our major product categories (within each major merchandise category) for the last three fiscal years:

                                                        RELATIVE PERCENTAGES FOR THE FISCAL YEAR ENDED
                                                   ---------------------------------------------------------
MAJOR PRODUCT CATEGORY                             FEBRUARY 26, 2000   FEBRUARY 27, 1999   FEBRUARY 28, 1998
----------------------                             -----------------   -----------------   -----------------
Home Decor
  Pictures/Frames................................          7.4%                8.6%                8.3%
  Dinnerware/Flatware............................          5.9                 6.5                 7.4
  Flowers & Wicker Baskets.......................          5.4                 9.1                10.0
  Candles/Scents.................................          4.0                 4.4                 3.9
  Glassware......................................          3.8                 5.4                 5.5
  Decorative & Garden Accessories................          3.7                 5.8                 6.0
  Seasonal.......................................          3.2                 3.7                 3.8
  Lamps..........................................          2.4                 2.4                 2.4
                                                         -----               -----               -----
                                                          35.8                45.9                47.3
Housewares
  Cookware/Gift Housewares.......................          9.1                 7.3                 7.6
  Small Appliances...............................          7.4                 4.8                 4.1
  Furniture......................................          6.6                 7.7                 6.2
  Storage & Organization.........................          3.5                 3.0                 3.4
                                                         -----               -----               -----
                                                          26.6                22.8                21.3
Textiles
  Fashion/Seasonal Bedding.......................         11.1                 9.8                 9.7
  Towels/Rugs/Bath Shop..........................         10.3                 6.2                 5.8
  Table Linens...................................          3.4                 2.5                 2.8
  Area Rugs......................................          3.3                 3.4                 3.0
  Window Decor...................................          3.2                 2.0                 2.3
  Basic Bedding..................................          2.7                 2.5                 2.5
  Decorative Pillows.............................          1.4                 1.5                 0.8
  Cards/Wraps....................................          0.6                 0.7                 1.3
                                                         -----               -----               -----
                                                          36.0                28.6                28.2
Other............................................          1.6                 2.7                 3.2
          Total..................................        100.0%              100.0%              100.0%
                                                         =====               =====               =====

     Our emphasis on cross merchandising and fully coordinated ensembles provides us with a great opportunity to encourage add-on sales.

PRICING

     We guarantee low prices, every day. If a customer finds that a local competitor is underselling us on the same item, we will match the competitor's price. We consistently offer items at or below department store sale prices, and regularly feature product specific sales and theme sales at substantially lower prices than our competitors. Our price points are intentionally broad to provide customers with a wide variety of price ranges.

MARKETING

     Our independent marketing research results show that our target customers are females, ages 25 to 55, who are married with two to three children, have some college education and a combined household income from $45,000 to $80,000 annually.

     To reach our target market, we build upon our brand name awareness and loyalty through an aggressive media campaign anchored around a newspaper insert program (appearing either weekly or every other week depending on the market), radio promotions and outdoor billboard displays in each store's trade area. Our full-color, pre-printed newspaper inserts are designed to showcase our merchandise mix, everyday pricing philosophy and aggressive promotional strategy.

     Our newspaper inserts are produced by our in-house advertising department, which includes writers, designers and production and photography personnel. This full-service department ensures that in-store signage and promotions, as well as printed inserts, are coordinated. It also focuses on point of purchase displays. Our creative personnel have redesigned almost all promotional materials and have reviewed all product displays, pricing and locator signs throughout the stores to ensure that our signage is consistent, sales promotions are easy to understand and customers have a convenient shopping experience.

     We work with vendors to incorporate vendor-supplied brochures, fixtures and signage into our displays. The new HomePlace stores feature hanging department aisle markers along the "racetrack" aisles that can be hung with interchangeable vendor or category names. We also utilize product packaging as a marketing tool to reinforce brand names by displaying merchandise up to the store ceiling.

     Our nationwide Gift & Bridal Registry service is available for weddings, anniversaries, birthdays, housewarmings, graduations, holidays and other special occasions. Each registry is updated every 10 minutes to prevent unwanted duplication of gifts. A customer may access the registry in each of our stores or on our website located at "www.homeplace.com" to find the perfect gift. This service includes free gift wrapping, enclosure cards and reduced shipping fees. The program not only provides a convenience for customers, it provides us with valuable information on customer segments and their needs.

     To promote frequent shopping visits, to encourage customer loyalty and to provide additional information on customers and their needs, we are developing a preferred shopper program called "Club Decor." Currently available in 23 locations in selected markets with membership in excess of 88,000 customers, the "Club Decor" program offers repeat customers the opportunity to receive annual rebates of $5 for every $100 in purchases during the year.

PURCHASING

     We maintain our own central buying staff, comprised of three merchandise managers and 15 full-time buyers. The buying team is responsible for selection and development of assortments, selection of promotional items and negotiation of prices and terms. We also maintain a replenishment team, which is responsible for the allocation of product by SKU and store and for stock replenishment. We consider local market conditions such as climate and demographics when selecting the merchandise mix for our different markets.

     We purchase from over 2,500 vendors annually. No supplier represents over 5% of our total purchases. We believe that any of our suppliers could be replaced with other suppliers with minimal impact on our financial results. As a large volume purchaser, we believe we receive favorable terms on pricing, terms of purchase, delivery and merchandise access. Additionally, we have established programs with certain vendors that allow merchandise to be shipped floor ready and pre-ticketed with our price labels, increasing overall operating efficiency.

     Over 450 of our vendors are linked to our electronic data interchange ("EDI"), which communicates orders electronically to suppliers. These vendors represented approximately 60% of our purchases for the fiscal year ended February 26, 2000. Our management believes that EDI, in combination with timely vendor response, improves in-stock performance and increases inventory turns.


     Many vendors, such as Pillowtex, Fieldcrest and Croscill, stopped shipping to the Holdings Group after its Chapter 11 Filing on January 5, 1998. Since the Merger and the Holdings Group's emergence from bankruptcy on June 15, 1999, every major supplier has returned to doing business with us.


WAREHOUSING AND DISTRIBUTION

     At year-end, we operated a 330,000 square foot leased distribution center in Myrtle Beach, South Carolina. At that time, approximately 35% of our total inventory was received through this distribution center, servicing the former Waccamaw stores. The balance of our merchandise was shipped directly to individual stores.

     Utilization of a centralized distribution center provides for lower freight expense, more timely control of inventory shipment to stores, improved inventory turnover, better in-stock positions and improved information flow. In addition, centralized receiving at a distribution center allows our sales associates to direct their focus to the sales floor, thereby increasing the level of customer service. We believe that strong distribution support for our stores is a critical element to our growth strategy and is central to our ability to maintain a low cost operating structure.

     In order to achieve these efficiencies and accommodate future growth, we opened two new distribution centers in June 2000. These centers have, combined, approximately 420,000 square feet and are located in the Columbus, Ohio and Atlanta, Georgia metropolitan areas. Once they are fully operational, we expect that at least 85% of our merchandise purchases will be handled through our distribution facilities with the balance shipped directly to the stores. These facilities and the bulk of the material handling equipment at the facilities were obtained through leases. The leases on the facilities are each for 20-year initial terms with three and four, five-year renewal options, respectively. The facilities leases require us to make annual minimum lease payments of approximately $0.9 million and $0.8 million, respectively, with increases beginning in the sixth and fourth years, respectively. The leases on the material handling equipment are for three-year initial terms at each of the facilities, with one six-month renewal option. At the end of the lease, we have the option, in each case, to purchase the equipment at the then fair market value. Annual minimum lease payments under these equipment leases are approximately $1.2 million at each facility. The cost to open each center was approximately $1.0 million, consisting primarily of capital expenditures for storage racks, fixtures and equipment not covered under the leases.

     Each center has the capacity to serve 75 stores and expansion capabilities. The new distribution centers will allow centralized inventory control within their geographic regions, which will reduce freight costs and the time each store must allocate for receiving product shipments. They will reduce overstock and keep high demand items in stock. They will also eliminate the majority of product drop shipments to HomePlace stores. We expect these distribution centers to reduce overall freight costs in the second half of 2000.

     The current distribution center in Myrtle Beach will be converted to our "import center" and new store staging area. As an "import center," the Myrtle Beach distribution center will be the initial point of receipt for imported merchandise for distribution to the other distribution centers or to the stores. It will also be used to receive and package the initial inventory purchased to facilitate new store openings. The lease of the Myrtle Beach distribution center expires in July 2002, but has a ten-year renewal option. We are currently evaluating this distribution center and determining its place in our long-term strategy.

STORE MANAGEMENT AND OPERATIONS

     The table below reflects total revenue of the Holdings Group for the fiscal periods presented and certain additional information relating to the Holdings Group stores at each period-end:

                                                                            FISCAL YEAR ENDED
                                                   --------------------------------------------------------------------
                                    YEAR TO DATE   FEBRUARY 27,   FEBRUARY 28,   MARCH 1,   FEBRUARY 24,   FEBRUARY 25,
DOLLARS IN MILLIONS                   6/15/99          1999           1998         1997         1996           1995
-------------------                 ------------   ------------   ------------   --------   ------------   ------------
Total revenue.....................     $109.7         $430.0         $443.9       $269.9       $87.6           $6.6
Stores at beginning of period.....         75             88             61           30           5              0
Stores opened.....................          0              0             37           31          25              5
Stores closed.....................          0             13             10            0           0              0
Transferred to HomePlace pursuant
  to Merger.......................         75              0              0            0           0              0
                                       ------         ------         ------       ------       -----           ----
Stores at end of period...........          0             75             88           61          30              5
                                       ======         ======         ======       ======       =====           ====

     The table below sets forth certain information relating to HomePlace stores during each of the last five years and for the year to date as of August 11, 2000:


                                      HOMEPLACE                                          WACCAMAW(1)
                            -----------------------------   ---------------------------------------------------------------------
                                                                             FISCAL YEAR ENDED
                                           --------------------------------------------------------------------------------------
                            YEAR TO DATE         FEBRUARY 26, 2000
                             AUGUST 11,    ------------------------------   FEBRUARY 27,   FEBRUARY 26,   MARCH 1,   FEBRUARY 27,
DOLLARS IN MILLIONS             2000       POST-MERGER(2)   PRE-MERGER(3)       1999           1998         1997         1996
-------------------         ------------   --------------   -------------   ------------   ------------   --------   ------------
Total revenue.............     $155.5          $506.5          $ 70.4          $242.7         $228.3       $209.9       $185.8
Stores at beginning of
  period..................        155              44              44              42             42           36           30
Stores opened.............          3               0               1               2              1            6            7
Stores closed -- old
  Waccamaw................         --               2               1              --              1           --            1
Transferred from Holdings
  Group pursuant to
  Merger..................         --              75              --              --             --           --           --
Stores closed -- old
  Holdings Group..........         --               2              --              --             --           --           --
                               ------          ------          ------          ------         ------       ------       ------
Stores at end of period...        118             115              44              44             42           42           36
                               ======          ======          ======          ======         ======       ======       ======


---------------


(1) Reflects activity for Waccamaw prior to the Merger. Activity for the Holdings Group prior to the Merger is excluded. For activity for the Holdings Group prior to the Merger, refer to the table on page 7.


(2) From June 15, 1999 through February 26, 2000.


(3) From February 28, 1999 through June 14, 1999.


     Net sales for the fiscal year ended February 26, 2000 averaged approximately $5.9 million per store open the entire year.

     Our store operations are led by our Senior Vice President of Stores and 10 regional managers. Each regional manager is responsible for 10 to 12 stores. Store management is comprised of a store manager, an operations manager and one to three area managers (depending on sales volume).

     We place a strong emphasis on our people and their development and opportunity for advancement, particularly at the store level. We utilize several methods of training for our employees, including on-the-job training, workbooks, policy and procedure manuals, trainers and videos. We believe our policy of promoting from within, as well as the opportunities for advancement generated by our ongoing store expansion program, serve as incentives to attract and retain quality individuals and result in lower turnover.

     We employ a "Best Practices" philosophy to encourage employees to provide the best customer service. Experienced employees conduct "best practices" training in an effort to have employees learn from their peers and to create a cohesive work force. Our STAR (Smile, Talk, Assist and Relate) program rewards employees for outstanding customer service.

     We pay our store managers a base salary plus performance bonuses, which are based on an evaluation of performance results, including sales, shrinkage, store operating profit and customer service ratings.

     Our stores are generally open from 10 a.m. to 9 p.m. Monday through Saturday and from 11 a.m. to 6 p.m. on Sunday, unless affected by local laws.

REAL ESTATE AND EXPANSION

     We lease our corporate offices (approximately 31,000 square feet) in Myrtle Beach, South Carolina. We currently lease all of our existing store facilities and expect that our policy of leasing rather than owning will continue as we expand. Our original lease terms generally range from 10 to 20 years. Most of our leases provide renewal options that range from 5 to 20 years at increased rents. Some provide for scheduled rent increases (which, in the case of fixed increases, we account for on a straight line basis over the non-cancelable lease term) and some provide for contingent rent (based upon stores sales exceeding stipulated amounts).

     In March 2000, we opened a new 45,000 square foot prototype store in Richmond, Virginia that incorporates the best of both the former Holdings Group and Waccamaw stores. Following this model, we also opened stores in Mobile, Alabama and St. Petersburg, Florida in June and August, respectively. We plan to open four other new HomePlace stores in 2000 with an emphasis on the southeastern United States. Locations for the other new stores for 2000 are expected to consist of Memphis, Tennessee; Southhaven, Mississippi; Fayetteville, North Carolina; and Greenville, South Carolina. We plan to open 15 additional new stores in 2001.

     As indicated above, we opened two new distribution centers in June 2000, in the Atlanta, Georgia and Columbus, Ohio metropolitan areas. For information concerning these centers and our leases on the facilities and equipment at these centers, see "-- Warehousing and Distribution."

     Our primary locations include the southeastern, midwestern, mid-Atlantic and western United States, as indicated below:

(MAP OF U.S. WITH STORES)

     We select new store locations on the basis of demographic factors, such as income, population, number of households, home values, education and percentage of married persons. We target demographic areas with (i) at least 20,000 households within a three mile radius, (ii) a median household income of $40,000 and above, (iii) a high percentage of married females, ages 25 to 55 and (iv) a daytime population of at least 20,000. Our stores are located predominantly in power strip centers and, to a lesser extent, in malls and stand-alone locations.

     Based upon our prior experience, we estimate that the required capital to open a new store is $2.6 million. This amount includes $1.3 million of inventory and $1.0 million for leasehold improvements and fixtures. Pre-opening expenses of $0.3 million are expensed as incurred. We believe our current management infrastructure and management information systems, together with our distribution centers, are capable of supporting planned expansion.

     In the fiscal year ended February 26, 2000, we closed five stores as a result of the Merger to address market overlap issues, under-performing stores and lease expirations. We are currently reviewing stores in other markets with overlap issues for potential closings.

     For additional information concerning our real estate and current store and distribution locations, see "Properties" below.

INFORMATION TECHNOLOGY

     We experienced no significant impact from the Year 2000 computer issue, either from our own operations or our suppliers, and we anticipate no future problems.

     We are in the final stages of a two-year implementation of SAP R/3 software. The SAP R/3 software is an enterprise resource planning system that offers fully integrated functions across most significant business areas. The financial and human resources modules were implemented by Waccamaw in November 1998 and the payroll module followed in March 1999. We will use the purchasing, inventory management and warehouse management modules of SAP in connection with forecasting software from the Sterling Douglas Group to handle all of our purchasing and inventory management functions. The total cost for our technology conversion was approximately $8 million. It is now fully operational.

     We utilize point-of-sale ("POS") terminals with price look-up capabilities for both inventory and sales transactions on a SKU basis. Waccamaw has tracked inventory and sales by SKU by store since 1987 and has had automated inventory replenishment based on specific requirements in each store and rate of sales by SKU by store since 1990.

     We have adopted industry standards related to EDI coding. Implementation of these standards allows more effective management of the supply chain and improves data integrity. We will continue to invest in these standards and to partner with our vendors in these technologies.

     Our website is located at "www.homeplace.com." It features information about store locations, return policies, answers to frequently asked questions and the Waccamaw Home Superstore located in Myrtle Beach, South Carolina. It also features our Gift & Bridal Registry, which may be viewed on-line. We are currently evaluating the feasibility of allowing customers to order our products over the internet. At this time, no timetable has been established for implementation.

COMPETITION

     The retail industry in general, and the home-fashion superstore business in particular, are intensely competitive. Home furnishings and housewares are sold through a variety of retail distribution channels, including traditional department stores, specialty stores, discount stores, home improvement retailers, warehouse clubs, catalogs and off-price retailers.

     We believe we are the fourth largest furnishings and accessories specialty retailer based on sales revenue. However, we compete with many different types of retail stores that sell many or most of the products sold by HomePlace stores. Such competitors include: department stores; specialty stores and other superstores selling product lines that are the same as or similar to ours; national chains and mass merchandise stores; and catalog retailers. Our management believes that although we will continue to face competition from retailers in each of these categories, our most significant competition is from the large format specialty stores. The visibility of our stores may encourage additional competitors or may encourage existing competitors to imitate our format and methods. Some of our competitors have greater sales, assets and financial resources than we do.

     Our management believes that the ability to compete successfully in our markets is determined by several factors, including price, breadth and quality of product selection, in-stock availability of merchandise, effective merchandise presentation, marketing and customer service. We believe that we are well-positioned to compete on the basis of these factors. Nonetheless, we can make no assurances that we will be able to compete successfully in our markets or that any or all of the factors that currently enable us to compete favorably will not be adopted by companies having greater financial and other resources.

TRADEMARKS

     We use the "HomePlace -- America's Home Decor Superstore" name as a trade name and as a service mark in connection with retail services. We have an application pending with the United States Patent and Trademark Office for this mark. We believe that the name HomePlace is an important element of our business. We also have a service mark for "Waccamaw Your Home Superstore" and other names that were used by Waccamaw prior to the Merger.

SEASONALITY

     Our business is seasonal in nature with a high proportion of sales and operating income generated in the third and fourth quarters. Sales during the third and fourth quarters account for approximately 25% and 30% of our annual sales volume, respectively.

EMPLOYEES

     As of August 11, 2000, we employed approximately 5,600 persons, of whom 2,600 were full-time employees and 3,000 were part-time employees. No employees are covered under collective bargaining agreements. All employees receive discounts on purchases. We contribute to the cost of medical and disability coverage for those who are eligible to participate in HomePlace-sponsored plans. We also provide a 401(k) profit sharing program. We believe that our relationship with our employees is good.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     The following table presents selected historical financial data for HomePlace and its subsidiaries for the years ended February 26, 2000, February 27, 1999, February 28, 1998, March 1, 1997 and February 27, 1996.


     Our year-end for financial reporting purposes is the Saturday closest to the last day of the month of February each year. The fiscal years ended February 26, 2000, February 27, 1999, February 28, 1998, March 1, 1997 and February 27,
1996 contained 364, 364, 364, 368 and 371 days, respectively. They are referred to herein as fiscal 1999, fiscal 1998, fiscal 1997, fiscal 1996 and fiscal 1995, respectively.


     For financial reporting purposes, the Merger has been treated as an acquisition of Holdings and the Holdings Subsidiaries by Waccamaw and has been accounted for under the purchase method of accounting. The accompanying selected historical financial data reflects the historical financial position and results of operations of Waccamaw combined with the effects of the acquisition of Holdings and the Holdings Subsidiaries, which occurred on June 15, 1999. Accordingly, the results of operations for fiscal 1999 and the thirteen weeks ended May 27, 2000, are not comparable to prior years.

     The selected historical financial data should be read in conjunction with the financial statements and the related notes and other information contained elsewhere in this Registration Statement, including information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          FIVE-YEAR FINANCIAL SUMMARY
            (IN THOUSANDS, EXCEPT SHARE AND SELECTED OPERATING DATA)

                                                                                     FISCAL YEAR ENDED
                                  THIRTEEN WEEKS ENDED     ----------------------------------------------------------------------
                                 -----------------------                                                   MARCH 1,     FEBRUARY
                                  MAY 27,      MAY 29,     FEBRUARY 26,     FEBRUARY 27,   FEBRUARY 28,      1997         27,
                                    2000         1999        2000(1)          1999(1)        1998(1)      (1)(2)(3)    1996(1)(2)
                                 ----------   ----------   ------------     ------------   ------------   ----------   ----------
INCOME STATEMENT DATA:
Net sales......................  $  155,477   $   59,351    $  576,941       $  242,701     $  228,307    $  209,874   $  185,835
Operating income (loss)........      (4,647)        (907)      (10,462)(4)          965         (4,044)       (9,798)        (997)
Net income (loss)..............      (8,483)      (1,423)      (21,126)(4)          850         (4,533)      (56,425)      (1,907)
Net income (loss) per share....       (0.34)       (0.14)        (1.03)            0.09          (0.45)        (5.64)       (0.19)
Weighted average shares
  outstanding (5)..............  25,000,000   10,000,000    20,549,451       10,000,000     10,000,000    10,000,000   10,000,000
BALANCE SHEET DATA:
Total assets...................  $  438,711   $  118,925    $  414,136       $  115,894     $  107,514    $  100,675   $  144,772
Working capital................     147,361       25,137       138,944           50,388         49,108        47,587       51,970
Total long-term debt...........     147,795       59,955       130,696           20,168         15,393        12,632           --
Stockholders' equity...........     189,425       59,955       197,908           61,378         60,528        65,060      123,198

                                                                                     FISCAL YEAR ENDED
                                  THIRTEEN WEEKS ENDED     ----------------------------------------------------------------------
                                 -----------------------                                                   MARCH 1,     FEBRUARY
                                  MAY 27,      MAY 29,     FEBRUARY 26,     FEBRUARY 27,   FEBRUARY 28,      1997         27,
                                    2000         1999        2000(1)          1999(1)        1998(1)      (1)(2)(3)    1996(1)(2)
                                 ----------   ----------   ------------     ------------   ------------   ----------   ----------
SELECTED OPERATING DATA:
Number of stores open at period
  end..........................         116           45           115               44             42            42           36
Square footage of open
  stores.......................   6,642,767    2,994,499     6,597,044        2,935,854      2,837,224     2,828,175    2,508,191
Increase/(decrease) in
  comparable store net sales
  (6)..........................         5.5%         7.1%          5.3%             5.3%           3.3%        (10.3)%       (3.9)%

---------------

(1) We employ a standard 5-4-4, 52-week retail fiscal calendar with the year normally consisting of 364 days. Periodically, this results in an extra week being added to a given fiscal year. As a result, fiscal 1995 consists of 371 days.
(2) During fiscal 1996, we changed our fiscal period end from Tuesday to Saturday. This created, without duplication, a four-day "stub" period that was incorporated into fiscal 1996.
(3) In fiscal 1996, we recognized a one-time charge of $45,348 for the write-off of a pre-existing acquisition premium.
(4) Includes charges of $14,043 in clearance markdowns and $10,116 in business integration expenses due to the Merger.
(5) Weighted average shares outstanding reflects for all periods the conversion of Waccamaw shares pursuant to the Merger. See "Business -- History."
(6) Comparable stores are those stores that have been open one full fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     Due to the Merger, effected on June 15, 1999, we have viewed the fiscal year ended February 26, 2000 as a transitional year. As a result of the Merger, we became the fourth largest home furnishings and accessories specialty retailer in the United States based on 1998 sales revenue of the combined Waccamaw and HomePlace Holdings operations. In order to integrate the operations, merchandising strategies, systems and personnel of the separate companies, and choose the best methods, products, systems and personnel for the combined operations following the Merger, we have undertaken the following steps: (i) reviewed store locations for any redundancies in sales markets; (ii) reviewed merchandise assortments to find the best items to be included in the go-forward assortment; (iii) developed a new standardized merchandise layout, including improved visual presentations for stores and reformatted stores; (iv) developed marketing programs to inform customers of these changes; and (v) developed standardized procedures for training new and existing personnel. These steps have resulted in higher than normal expenses.

  Fiscal 2000 Plans

     During the upcoming year, we plan to finalize the Merger integration efforts that began in fiscal 1999. In addition, we will seek to implement the following strategic initiatives: (i) grow our sales volume through increased market share in existing markets and penetrate new markets through the opening of seven new stores in fiscal 2000 (three of which were open as of August 11, 2000); (ii) refine our merchandise assortment to provide customers with everyday low pricing, while continuing aggressive promotions; (iii) increase our vendor participation in advertising and promotions; (iv) continue the integration of our two new distribution facilities that were opened in June 2000; and (v) finish implementing our SAP computer software, including the training of all personnel.

     For information concerning our anticipated sources of funds and commitments for capital expenditures in connection with these strategic initiatives, see
"-- Capital Resources" below.

  Results of Operations

     The Thirteen Weeks Ended May 27, 2000 Compared With Thirteen Weeks Ended May 29, 1999.

     The following table reflects the unaudited results of operations for HomePlace and its subsidiaries for the thirteen weeks ended May 27, 2000 and May 29, 1999. The Merger has been treated as an acquisition of Holdings and the Holdings Subsidiaries by Waccamaw and has been accounted for under the purchase method of accounting. The accompanying selected financial data reflects the historical results of operations of Waccamaw, combined with the effects of the acquisition of Holdings and the Holdings Subsidiaries, which occurred on June 15, 1999. Accordingly, the results of operations for the thirteen weeks ended May 27, 2000 are not comparable to the same period for the prior year.

                                                              FOR THE THIRTEEN WEEKS ENDED
                                                              -----------------------------
                                                              MAY 27, 2000    MAY 29, 1999
                                                              -------------   -------------
                                                               (DOLLARS IN MILLIONS, WITH
                                                                    PERCENT OF SALES)
Net sales...................................................     $155.5           $59.4
Cost of sales...............................................       96.9            37.1
                                                                 ------           -----
Gross Profit................................................       58.6            22.3
  Percent of net sales......................................       37.7%           37.5%
Store SG&A..................................................       54.6            19.1
  Percent of net sales......................................       35.1%           32.1%
                                                                 ------           -----
Store contribution..........................................        4.0             3.2
Non-store SG&A..............................................        6.5             4.1
Goodwill amortization.......................................        0.7              --
Business integration expenses...............................        1.5              --
                                                                 ------           -----
Loss from operations........................................       (4.7)           (0.9)
Interest expense............................................       (3.8)           (0.5)
                                                                 ------           -----
Income (loss) before taxes..................................       (8.5)           (1.4)
Provision for income taxes..................................         --              --
                                                                 ------           -----
Net Loss....................................................     $ (8.5)          $(1.4)
                                                                 ======           =====

     Net sales for the thirteen weeks ended May 27, 2000 were $155.5 million compared to $59.4 million for the thirteen weeks ended May 29, 1999. The increase is primarily attributable to the additional sales of 73 Holdings Groups stores (net of those subsequently closed) acquired on June 15, 1999, in connection with the Merger, a new store opened in the Richmond, Virginia area in March 2000, and a comparable store (those stores open one full fiscal year) sales increase of 5.5% (inclusive of HomePlace Group stores).

     Gross profit for the thirteen weeks ended May 27, 2000 was $58.6 million, or 37.7% of net sales, compared to $22.3 million, or 37.5% of net sales, for the same period last year. The improvement in gross profit, as a percentage of sales, is due primarily to a lower markdown rate and a better mix of higher margin merchandise.

     Store selling, general, and administrative expenses ("SG&A") for the thirteen weeks ended May 27, 2000 were $54.6 million, or 35.1% of net sales, compared to $19.1 million, or 32.1% of net sales, for the same period last year. The increase is primarily attributable to the additional expenses of the 73 Holdings Group stores (net of those subsequently closed) acquired pursuant to the Merger. The increase in store SG&A, as a percentage of net sales, is due primarily to the higher payroll and occupancy costs of the Holdings Group stores, relative to net sales.

     Non-store SG&A for the thirteen weeks ended May 27, 2000 were $6.5 million, or 4.2% of net sales, compared to $4.1 million, or 7.0% of net sales, for the same period last year. This increase is due primarily to increases in staff and equipment required by the Merger and costs associated with opening two central distribution facilities. The decrease, as a percentage of net sales, in non-store SG&A reflects leveraging of our overhead costs over an increased sales base.

     Amortization of goodwill (the excess of cost over fair value of the assets and liabilities acquired pursuant to the Merger) for the thirteen weeks ended May 27, 2000 amounted to $0.7 million, or 0.5% of net sales. Goodwill resulting from the Merger is being amortized over 40 years.

     We also have incurred charges of $1.5 million, or 0.9% of net sales, for certain business integration expenses relating to the Merger to integrate the operations of Waccamaw and the Holdings Group. These costs consisted of $1.0 million to reformat existing Waccamaw and Holdings Group stores and $0.5 million in other costs such as promoting the "grand re-opening" of the stores and incremental costs incurred to operate a dual replenishment system.

     Operating loss prior to business integration expense and amortization of goodwill for the thirteen weeks ended May 27, 2000 was $2.5 million, or (1.6%) of net sales, compared to $0.9 million, or (1.6%) of net sales, for the same period last year due to the factors noted above. Operating loss after business integration expenses and amortization of goodwill for the thirteen weeks ended May 27, 2000 was $4.7 million, or (3.0%) of net sales.

     Interest expense for the thirteen weeks ended May 27, 2000 was $3.8 million, or 2.5% of net sales, compared with $0.5 million, or 0.8% of net sales, for the same period last year. This increase is due to borrowings under the Revolving Credit Facility and Term Note (each as defined below) in connection with and following the Merger.

     Net loss for the thirteen weeks ended May 27, 2000 was $8.5 million, or (5.5%) of net sales, versus a net loss of $1.4 million, or (2.4%), for the same period last year, due to the factors noted above.

     Fiscal Year Ended February 26, 2000 Compared With Fiscal Year Ended February 27, 1999.

     The following table sets forth the results of operations for HomePlace and its subsidiaries for fiscal years 1999, 1998 and 1997. The Merger has been treated as an acquisition of Holdings and the Holdings Subsidiaries by Waccamaw and has been accounted for under the purchase method of accounting. The accompanying selected historical financial data reflects the historical results of operations of Waccamaw, combined with the effects of the acquisition of Holdings and the Holdings Subsidiaries, which occurred on June 15, 1999. Accordingly, the results of operations for fiscal 1999 are not comparable to prior years. Fiscal 1999 results of operations are shown in three columns representing (i) the former Waccamaw stores' activity for the entire fiscal year; (ii) the Holdings Group stores' activity for the post-Merger period (June 16, 1999 through February 26, 2000); and (iii) Merger-related expense items.

                                                           FISCAL 1999
                                              --------------------------------------
                                                       MERGER    HOLDINGS              FISCAL   FISCAL
                                              TOTAL    RELATED    GROUP     WACCAMAW    1998     1997
                                              ------   -------   --------   --------   ------   ------
                                                  (DOLLARS IN MILLIONS, WITH PERCENT OF NET SALES)
Net sales...................................  $576.9       --     $316.1     $260.8    $242.7   $228.3
Cost of sales before clearance markdowns....   358.7       --      199.0      159.7     155.1    147.5
                                              ------   ------     ------     ------    ------   ------
Gross profit before clearance markdowns.....   218.2       --      117.1      101.1      87.6     80.8
  Percent of net sales......................    37.8%      --       37.0%      38.8%     36.1%    35.4%
Clearance markdowns.........................    14.0     14.0         --         --        --       --
                                              ------   ------     ------     ------    ------   ------
Gross profit................................   204.2    (14.0)     117.1      101.1      87.6     80.8
  Percent of net sales......................    35.4%      --       37.0%      38.8%     36.1%    35.4%
Store SG&A..................................   178.6       --      101.1       77.5      70.9     70.1
  Percent of net sales......................    31.0%      --       32.0%      29.7%     29.2%    30.7%
                                              ------   ------     ------     ------    ------   ------
Store contribution..........................    25.6    (14.0)      16.0       23.6      16.7     10.7
Non-store SG&A..............................    23.9       --        6.2       17.7      15.7     14.7
Goodwill amortization.......................     2.0      2.0         --         --        --       --
Business integration expenses...............    10.1     10.1         --         --        --       --
                                              ------   ------     ------     ------    ------   ------
Income (loss) from operations...............   (10.4)   (26.1)       9.8        5.9       1.0     (4.0)
Interest expense............................    (9.8)    (1.8)      (6.0)      (2.0)     (1.9)    (1.6)
Other non-operating (expenses) income.......    (0.8)      --         --       (0.8)     (0.2)     0.1
                                              ------   ------     ------     ------    ------   ------
Income (loss) before taxes..................   (21.0)   (27.9)       3.8        3.1      (1.1)    (5.5)
Provision for (benefit from) income taxes...     0.1       --         --        0.1      (2.0)    (1.0)
                                              ------   ------     ------     ------    ------   ------
Net income (loss)...........................  $(21.1)  $(27.9)    $  3.8     $  3.0    $  0.9   $ (4.5)
                                              ======   ======     ======     ======    ======   ======

     Net sales for the fiscal year ended February 26, 2000 were $576.9 million as compared to $242.7 million for the fiscal year ended February 27, 1999. The increase is primarily attributable to the additional sales of 73 Holdings Group stores acquired on June 15, 1999, in connection with the Merger and a comparable store (those stores open one full fiscal year) sales increase of 5.3%. The increase in comparable store sales reflects a number of factors, including new blended merchandise assortments with a higher percentage of brand name products, value pricing and competitive opening price points, increased marketing with frequent newspaper inserts and the generally favorable retailing environment.

     Gross profit before clearance markdowns for fiscal 1999 was $218.2 million, or 37.8% of net sales, as compared with $87.6 million, or 36.1% of net sales, for fiscal 1998. During fiscal 1999, we recognized $14.0 million, or 2.4% of net sales, in clearance markdowns to liquidate inventory and align the merchandise assortments of the new combined HomePlace. Gross profit after clearance markdowns was $204.2 million, or 35.4% of net sales. Net markdowns were 6.8% of net sales for fiscal 1999 versus 7.6% of net sales for fiscal 1998. The reduction in net markdowns is due to two primary factors: (i) reduction in the overall level of markdowns and (ii) vendor contributions negotiated as part of our initial stock realignment. The vendor contributions totalled $0.9 million, or 0.2% of net sales, in fiscal 1999. Freight costs as a component of cost of goods sold increased 2.2% over the prior year, as a percentage of net sales. The increase was primarily attributable to higher freight costs resulting from vendors shipping directly to the former Holdings Group stores rather than through a central distribution facility. We plan to reduce freight costs by the opening of two new central distribution facilities in June 2000. We expect that the reduction in freight costs, offset in part by the additional warehousing costs, related to the new distribution facilities will result in savings of approximately 0.5% of sales. Buying costs were $5.9 million, or 1.0% of net sales, for fiscal 1999, compared to $7.2 million, or 3.0% of net sales, for fiscal 1998. Warehousing costs, consisting primarily of costs to receive and store merchandise, were $8.8 million, or 1.5% of net sales, for fiscal 1999, compared to $4.8 million, or 2.0% of net sales, for fiscal 1998.

     Store SG&A for fiscal 1999 were $178.6 million, or 31.0% of net sales, compared to $70.9 million, or 29.2% of net sales, for fiscal 1998. The increase is primarily attributable to the additional expenses of 73 former Holdings Group stores acquired pursuant to the Merger. The increase as a percentage of net sales is primarily attributable to the higher payroll and occupancy costs relative to net sales, of the Holdings Group stores.

     Non-store SG&A increased $8.2 million in fiscal 1999 over fiscal 1998. This was due primarily to certain overhead expenses of the Holdings Group that continued through February 2000 and other increases in staff required by the Merger. We believe we can obtain reductions of non-store SG&A expense as a percentage of sales by leveraging our overhead costs over an increasing sales base and further eliminating duplicative costs incurred in connection with the Merger.

     Amortization of goodwill (the excess of cost over fair value of the assets and liabilities acquired pursuant to the Merger) for fiscal 1999 was $2.0 million, or 0.3% of net sales. Goodwill resulting from the Merger is being amortized over 40 years.

     We also incurred charges in fiscal 1999 of $10.1 million, or 1.8% of net sales, for business integration expenses relating to the Merger to integrate the operations of Waccamaw and the Holdings Group. These costs include $3.8 million incurred to reformat existing Waccamaw and Holdings Group stores, $1.9 million to close existing Waccamaw stores, $2.1 million in marketing expenses promoting the "grand re-opening" of the newly combined company, $1.3 million in employee related expenses and conversion of certain computer systems and $1.0 million of incremental costs incurred to operate a dual replenishment system during a transitional period that is expected to be completed during fiscal 2000.

     Operating income for fiscal 1999, prior to clearance markdowns, business integration expenses and amortization of goodwill, was $15.7 million, or 2.7% of net sales, as compared to operating income of $1.0 million, or 0.4% of net sales, for fiscal 1998 due to the factors noted above. Operating loss after clearance markdowns, business integration expenses and amortization of goodwill for fiscal 1999 was $10.4 million.

     Interest expense was $9.8 million, or 1.7% of net sales, for fiscal 1999 compared to $1.9 million, or 0.8% of net sales, for fiscal 1998. This increase is due to borrowings under the Revolving Credit Facility and Term Loan (each as defined below) in connection with and following the Merger.

     Other non-operating expenses for fiscal 1999 were $0.8 million, as compared to $0.2 million for fiscal 1998. These expenses consist primarily of gain or loss on disposal of fixed assets.

     Income tax expense for fiscal 1999 was $0.1 million, as compared to an income tax benefit of $2.0 million for fiscal 1998. For further discussion of our tax position, see Notes to Consolidated Financial Statements elsewhere herein.

     Net loss for fiscal 1999 was $21.1 million versus net income of $0.9 million for fiscal 1998, due to the factors noted above.

  Fiscal Year Ended February 27, 1999 Compared With Fiscal Year Ended February 28, 1998

     Net sales for fiscal 1998 were $242.7 million, an increase of $14.4 million, or 6.3%, compared to net sales of $228.3 million for fiscal 1997. Comparable store sales increased 5.3%.

     Gross profit for fiscal 1998 was $87.6 million, or 36.1% of net sales, compared to $80.8 million, or 35.4% of net sales for fiscal 1997. Product cost of goods sold for fiscal 1998, as a percentage of net sales, was 0.7% higher than in fiscal 1997. This was offset by a reduction of 0.9% in net markdowns and a 0.3% reduction in buying and warehousing expenses, both expressed as a percentage of net sales. Buying costs were $7.2 million, or 3.0% of net sales, for fiscal 1998, compared to $7.3 million, or 3.2% of net sales, for fiscal 1997. Warehousing costs were $4.8 million, or 2.0% of net sales, for fiscal 1998, compared to $4.8 million, or 2.1% of net sales, for fiscal 1997.

     Store and non-store SG&A expenses for fiscal 1998 were $86.6 million, or 35.7% of net sales, versus $84.8 million, or 37.1% of sales, for fiscal 1997. The reduction in expenses as a percentage of net sales was the result of leveraging overhead and other fixed costs over an increased sales base. Included in SG&A in fiscal 1998 and 1997 are charges of $0.5 million and $1.8 million, respectively, to reserve for estimated lease termination and other costs incurred in connection with the closing of one of our stores. Cash payments of $2.0 million and $0.3 million were made in fiscal 1998 and fiscal 1997, respectively, related to this reserve.

     Operating income for fiscal 1998 was $1.0 million, or 0.4% of net sales, compared to an operating loss of $4.0 million, or 1.7% of net sales, for fiscal 1997.

     Interest expense for fiscal 1998 was $1.9 million, or 0.8% of sales, versus $1.6 million, or 0.7% of net sales, for fiscal 1997. Other non-operating expenses for fiscal 1998 were $0.2 million, or 0.1% of net sales, compared to other non-operating income of $0.1 million, or 0.1% of net sales, for fiscal 1997.

     Income tax benefit for fiscal 1998 was $2.0 million, or (0.9%) of net sales, compared to $1.0 million, or (0.5%) of net sales, for 1997. Net income for fiscal 1998 was $0.9 million, or 0.4% of net sales, versus a net loss of $4.5 million, or (1.8%) of net sales, for fiscal 1997.

  Liquidity and Financial Condition

     Total assets at February 26, 2000, were $414.1 million compared to $115.9 million at February 27, 1999, an increase of $298.2 million. This increase is due to the additional assets of 73 former Holdings Group stores, and goodwill of $110.7 million (net of $2.0 million in amortization), representing the excess of cost over fair value of the assets and liabilities acquired in the Merger.

     Total liabilities at February 26, 2000, were $216.2 million compared to $54.5 million at February 27, 1999, an increase of $161.7 million. This increase is due to the additional liabilities of 73 former Holdings Group stores and increase in long-term debt to finance the Merger.

     Stockholders' equity was $197.9 million at February 26, 2000, compared to $61.4 million at February 27, 1999. This increase reflects the issuance of Common Stock related to the Merger, offset in part by a net loss for fiscal 1999.

     In connection with the Merger, we recorded a $4.9 million liability for severance costs related to the termination of 160 Holdings Group employees as part of the consolidation of certain centralized operations. Since the Merger, we have charged payments of $4.9 million to this reserve. See Note 1 of the Notes to Consolidated Financial Statements elsewhere herein.

     Net cash used in operating activities was $25.7 million in fiscal 1999. Changes in working capital assets and liabilities, primarily increased inventory and payments made to reduce accounts payable and accrued expenses, used $18.1 million of operating cash flow in fiscal 1999. Net loss, adjusted for non-cash items such as depreciation and amortization and loss on disposal of fixed assets, was $7.6 million for fiscal 1999. Included in the net loss were Merger-related items, such as clearance markdowns of $14.0 million and business integration expenses of $10.1 million. Excluding Merger-related items, net cash used in operations would have been $1.6 million. Net cash used in operating activities was $10.2 million for the thirteen weeks ended May 27, 2000 compared with $3.7 million for the same period last year. The $10.2 million use of cash consisted of a net loss of $8.5 million, an increase of $15.8 million in inventory, an increase of $4.0 million in receivables, and an increase of $2.5 million in other assets, partially offset by depreciation and amortization of $3.9 million, an increase in accounts payable and accrued expenses of $15.6 million, and an increase of 1.1 million in other liabilities.

     Net cash used in investing activities was $44.6 million in fiscal 1999, $25.5 million of which (net of cash acquired of $3.0 million) was used for the acquisition of the Holdings Group and $19.1 million of which was used for capital expenditures. The $19.1 million in capital expenditures consisted of the following: $12.2 million for the post-Merger reformatting of stores in connection with the new standardized merchandise layout, $2.8 million for the implementation of SAP computer software, $1.0 million for new store development and $3.1 million for other store and distribution projects. Cash flows used in investing activities for the thirteen weeks ended May 27, 2000 were $5.0 million compared to $1.6 million for the same period last year and consisted of purchases of property and equipment. The $5.0 million consisted of $1.6 million for new stores and new distribution centers, $2.0 million for store reformatting and remodeling, and $1.4 million for computer systems.

     Net cash provided by financing activities was $69.8 million in fiscal 1999. This consisted of $25 million from the issuance of Common Stock pursuant to the Merger and borrowings of $130.3 million under the Revolving Credit Facility and the Term Note (each as defined below). This was offset by repayments of indebtedness incurred prior to the Merger, in the amounts of $62.8 million and $20.2 million for the Holdings Group and Waccamaw, respectively, and payments of $2.5 million under capital leases. Cash flows from financing activities for the thirteen weeks ended May 27, 2000 were $16.3 million compared to $5.0 million for the thirteen weeks ended May 29, 1999. Financing activities for the thirteen weeks ended May 27, 2000 consisted of $17.0 million net borrowings under the Revolving Credit Facility (as defined below), which were partially offset by payments of $0.7 million under capital leases.

  Capital Resources

     Our capital requirements, primarily investments in new stores, central distribution centers, new store inventory purchases and seasonal working capital, are funded through a combination of internally generated cash from operations, credit extended by our suppliers, leasing arrangements and borrowings under our Revolving Credit Facility and Term Loan.

     In connection with the Merger, we entered into a revolving credit facility (the "Revolving Credit Facility") with commercial banks that provides secured borrowings of up to $200 million. Available borrowings under the Revolving Credit Facility, as amended on May 12, 2000 (as discussed below), are based on a percentage of eligible merchandise inventory at cost, as defined, limited to 75% of eligible inventory during the period from December 16 to September 14, and 79% of eligible inventory during the period of September 15 to December 15 of each year. Outstanding letters of credit, which reduce available borrowings, were $3.6 million, $6.1 million, and $9.6 million at February 26, 2000, May 27, 2000 and August 9, 2000 respectively. We had additional available borrowings under the Revolving Credit Facility of $16.3 million, $7.9 million, and $8.7 million at February 26, 2000, May 27, 2000 and August 9, 2000, respectively. The Revolving Credit Facility expires in June 2002 and is generally collateralized by all of our assets.

     Also in connection with the Merger, we entered into a term loan (the "Term Loan"), subordinated to the Revolving Credit Facility. The Term Loan was also amended (as discussed below) on May 12, 2000. The Term Loan, as amended, provides secured borrowings of $15 million (exclusive of PIK Interest, as defined below) at a rate of 12.5% per annum, payable monthly in arrears. Additional paid-in-kind interest ("PIK Interest") accrues at a rate of 3% per annum on the unpaid principal balance and is added to the then unpaid principal balance of the Term Loan. The aggregate balance of PIK Interest so added to the Term Loan accrues interest at a rate of 12.5% per annum. Repayments of the Term Loan are permitted beginning July 1, 2000, subject to certain conditions. All outstanding indebtedness under the Term Loan, including accrued PIK Interest, is due in full in June 2002. Borrowings under the Term Loan are collateralized on a subordinated basis by all of our assets.

     On May 12, 2000, we amended the Revolving Credit Facility and the Term Loan. Pursuant to the amendment, the interest rates on advances under the Revolving Credit Facility and on the Term Loan were increased by 0.25% and 0.50%, respectively, and the EBITDA (earnings before interest, taxes, depreciation and amortization) covenant (as defined in the Revolving Credit Facility) was amended, reducing the required EBITDA, as defined.


     The Revolving Credit Facility and the Term Loan, both as amended, require us to comply with certain financial performance covenants, including minimum levels of EBITDA as defined, place restrictions on, among other things, our ability to incur additional indebtedness and prohibit the payment of cash dividends or similar distributions in respect of any class of capital stock during the terms of those facilities. We are currently in compliance with all financial performance covenants.

     On August 3, 2000, we entered into a $5 million unsecured commercial credit agreement with Carolina First Bank (the "Carolina First Agreement"). The Carolina First Agreement will be used exclusively for letters of credit, which we generally issue in connection with our import purchases.

     Based on current estimates of cash flow, we believe funds from operations and funds available under our various credit agreements, as discussed above, will be sufficient to fund operations and new store growth during fiscal 2000.

     We may also, from time to time, seek alternative sources of capital to reduce indebtedness, provide additional working capital and augment new store growth. No assurances can be given that such alternative sources will be available on commercially acceptable terms.

  Inflation

     Our results of operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation because of the nature of the estimates required, we believe that the effect of inflation, if any, on the results of operations and financial condition has been minor. There can be no assurance, however, that our results of operations and financial condition will not be affected by inflation in the future.

  Seasonality

     Our business is subject to substantial seasonal variations. Historically, we have realized a significant portion of our net sales and net income in the third and fourth quarters of the year. Quarterly results may fluctuate significantly as a result of a variety of factors, including the timing of new store openings. We believe this is the general pattern associated with our segment of the retail industry, and we expect this pattern to continue in the future. Consequently, comparisons between quarters are not necessarily meaningful and the results for any quarter are not necessarily indicative of future results.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk from changes in interest rates that may adversely affect our financial position, results of operations and cash flows. In seeking to minimize risks from interest rate fluctuations, we manage exposures through our regular operating and financing activities. We do not use financial instruments for trading or other speculative purposes and are not party to any leveraged financial instruments.

     We are exposed to interest rate risk primarily through borrowings under the Revolving Credit Facility. The Revolving Credit Facility, as amended, expires in June 2002 and generally bears interest at the Prime Rate (as defined) plus 0.25%. Under the Revolving Credit Facility, as amended, we have other borrowing options available that allow us to fix portions of the outstanding indebtedness at the then LIBOR rate plus 2.50% for periods of between 30 days and 2 years. At February 26, 2000, we had $30.0 million in a 30-day LIBOR advance at 8.155%, $30.0 million in a 30-day LIBOR advance at 8.13% and $40.0 million in a 60-day LIBOR advance at 8.154%. The balance of the indebtedness under the Revolving Credit Facility at February 26, 2000, $15.3 million, was at a variable rate of 8.75%. An increase of 1% in the interest rate would have caused an increase in interest payments of approximately $0.8 million for the fiscal year ended February 26, 2000.

     At May 27, 2000, we had $85.0 million in a 60-day LIBOR advance at 8.745% and $35.0 million in a 60-day LIBOR advance at 8.44%. The balance of the indebtedness under the Revolving Credit Facility at May 27, 2000, $12.4 million, was at a variable interest rate of 9.50%. That rate subsequently increased to 9.75% on June 1, 2000. An increase of 1% in the interest rate would have caused an increase in interest payments of approximately $0.4 million for the thirteen weeks ended May 27, 2000.

ITEM 3.  PROPERTIES

     We lease all of our existing stores, distribution centers, warehouses and management facilities. Our average lease term is 10 to 20 years with one to four, five-year renewal terms. Currently, HomePlace stores range in size from 20,000 to 243,000 square feet. We expect that our new stores will be approximately 45,000 square feet.

     At February 26, 2000, we were party to leases that require minimum lease payments of approximately $60 million annually. During the current fiscal year, we have entered into additional leases (including those for the facilities and equipment for the two new distribution centers) that require additional minimum lease payments of approximately $4.8 million annually.

     As of August 11, 2000, we operated 118 stores located in 27 states, all of which are free-standing stores or are located in malls or strip center units. The following table shows the number of stores located in each state:

STATE                       NO. OF STORES            STATE                       NO. OF STORES
-----                       -------------            -----                       -------------
Alabama...................        4                  Nebraska..................        1
Arizona...................        4                  Nevada....................        3
Colorado..................        3                  New Jersey................        3
Florida...................       16                  New York..................        3
Georgia...................        8                  North Carolina............        6
Illinois..................        4                  Ohio......................       13
Indiana...................        4                  Oklahoma..................        2
Iowa......................        1                  Oregon....................        1
Kansas....................        1                  Pennsylvania..............        6
Maryland..................        6                  South Carolina............        6
Michigan..................        1                  Tennessee.................        4
Minnesota.................        6                  Texas.....................        4
Mississippi...............        1                  Virginia..................        6
Missouri..................        1

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the beneficial ownership of our Common Stock (including shares underlying warrants or stock options currently exercisable or that will become exercisable within 60 days of the date hereof) as of August 10, 2000, for (i) each person who is known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each named executive officer in the Summary Compensation Table below; and (iv) all directors and executive officers as a group.

                                                           NUMBER OF SHARES OF    PERCENTAGE OF SHARES
NAME AND ADDRESS OF PRINCIPAL STOCKHOLDERS:                   COMMON STOCK           OF COMMON STOCK
-------------------------------------------                -------------------   -----------------------
The Kuwait Investment Authority (the "KIA"), as agent for
  The Government of Kuwait(1)............................      13,350,000(2)              52.0%
  Ministries Complex, Block 3
  Safat, Kuwait 13141
Bank of America, N.A.(3).................................       2,327,148                  9.3%
  100 North Tryon Street
  Charlotte, NC 28255

---------------

(1) In conjunction with the Merger, the KIA, as agent for The Government of Kuwait, received 10,000,000 shares of the Common Stock in exchange for its 20,000,000 shares of Waccamaw stock. The balance of the shares of Common Stock was acquired pursuant to a subscription agreement dated as of May 27, 1999 among HomePlace and the KIA, as agent for The Government of Kuwait.
(2) Includes 600,000 shares underlying warrants to purchase Common Stock granted in connection with the Merger. Such warrants are currently and will remain exercisable until January 15, 2001.
(3) Reflects record ownership on HomePlace's stock records as reported by HomePlace's stock transfer agent.

                                                           NUMBER OF SHARES OF   PERCENTAGE OF SHARES OF
DIRECTORS AND EXECUTIVE OFFICERS                             COMMON STOCK(1)          COMMON STOCK
--------------------------------                           -------------------   -----------------------
G. William Miller........................................         287,457(2)               1.1%
Gregory K. Johnson.......................................         174,484                    *
Sheikh Salem Abdullah Al-Ahmed Al-Sabah..................           5,000                    *
Abdullah Al-Gabandi......................................          51,686(3)                 *
Farouk A. Bastaki........................................          16,700                    *
Moira A. Cary............................................           5,000                    *
Joseph R. Ettore.........................................           5,000(4)                 *
William M. Goodyear......................................          92,444                    *
Arthur L. Kelly..........................................         336,500(5)               1.3%
David L. Resnick.........................................          22,489                    *
Kathryn M. Sawa..........................................           5,000                    *
John Shea................................................          74,956                    *
Kathryn D. Wriston.......................................          16,500                    *
P. Christian Beseler III.................................          31,000                    *
Marc C. Campbell.........................................          34,000                    *
Robert E. Jewell.........................................          34,000                    *
Jeffrey J. Klosterman....................................          31,000                    *
All current directors and executive officers as a group
  (20 persons)...........................................       1,277,216                 5.1%

---------------

 *  Less than one percent.
(1) Includes shares underlying options to purchase Common Stock initially granted in connection with the Merger (the "New HomePlace Options") under the Stock Incentive Plan (as defined and described below), exercisable (except as indicated in (4) below) as follows: Mr. Johnson, 50,000; each other named executive officer of HomePlace 10,000; each other director of HomePlace, 5,000; and all directors and executive officers as a group, 177,000. Also includes options to purchase Common Stock under the Stock Incentive Plan originally granted by Waccamaw prior to the Merger and converted in connection with the Merger to options to purchase Common Stock (each option to purchase a share of Waccamaw common stock deemed to constitute, following the Merger, an option to purchase one-half share of Common Stock)(the "Converted Waccamaw Options") exercisable as follows: Mr. Johnson, 100,000; Mr. Beseler, 21,000; Mr. Campbell, 24,000; Mr. Jewell, 24,000; Mr. Klosterman, 21,000; and all directors and executive officers as a group, 217,000.
(2) G. William Miller is the sole trustee and a beneficiary of the G. William Miller & Co. Profit Sharing Plan, which is a qualified retirement benefit plan with 12 other participants. The number of shares reported includes 97,500 held by such plan. G. William Miller & Co., Inc., of which Mr. Miller is Chairman and principal owner, is the record owner of 184,957 of the shares reported.
(3) Abdullah Al-Gabandi shares voting power with respect to 46,686 of these shares with one other individual.
(4) These options to purchase Common Stock will vest on October 1, 2000.
(5) Arthur L. Kelly owns 136,500 shares in his own name. KEL Enterprises L.P., a private equity investment partnership of which Mr. Kelly is the Managing Partner, is the record owner of 58,500 shares. Trust #36955, of which Mr. Kelly and Northern Trust Company are co-trustees, is the record owner of 136,500 shares. Mr. Kelly possesses sole voting and investment power over all of the 331,500 shares held of record by him individually or by these entities.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of HomePlace and their ages and positions with HomePlace as of August 10, 2000 are as follows:

NAME                                     AGE   POSITION
----                                     ---   --------
G. William Miller......................  75    Chairman of the Board and Director
Gregory K. Johnson.....................  51    President and Chief Executive Officer
                                               and Director
Sheikh Salem Abdullah Al-Ahmed
  Al-Sabah.............................  51    Director
Abdullah Al-Gabandi....................  54    Director
Farouk A. Bastaki......................  40    Director
Moira A. Cary..........................  40    Director
Joseph R. Ettore.......................  61    Director
William M. Goodyear....................  52    Director
Arthur L. Kelly........................  62    Director
David L. Resnick.......................  41    Director
Kathryn M. Sawa........................  39    Director
John J. Shea...........................  62    Director
Kathryn D. Wriston.....................  61    Director
P. Christian Beseler III...............  54    Senior Vice President of Marketing and
                                                 Sales Promotion
Marc C. Campbell.......................  50    Senior Vice President of Real Estate
                                               and Construction
David A. Frost.........................  38    Senior Vice President of Finance and
                                                 Treasurer
Robert E. Jewell.......................  53    Senior Vice President of Human
                                               Resources
Jeffrey J. Klosterman..................  47    Senior Vice President of Stores
John M. Starkey........................  38    Senior Vice President of Management
                                                 Information Systems
Roberts J. Kohrs.......................  51    Vice President of Merchandise Planning
                                               and Allocation

     The Board of Directors of HomePlace is divided into two classes, with six directors designated as Class I directors and seven directors designated as Class II directors. Class II directors are entitled to elect and appoint the Chief Executive Officer of HomePlace. The Class I directors are Moira A. Cary, Joseph R. Ettore, William M. Goodyear, David L. Resnick, Kathryn M. Sawa and John J. Shea. They will serve as directors until the 2001 annual meeting of stockholders. The Class II directors are G. William Miller, Gregory K. Johnson, Sheikh Salem Abdullah Al-Ahmed Al-Sabah, Abdullah Al-Gabandi, Farouk A. Bastaki, Arthur L. Kelly and Kathryn D. Wriston. They will serve as directors until the 2001 annual meeting of stockholders. From and after the 2001 annual meeting of stockholders, the Board of Directors shall cease to be divided into classes, and the stockholders will elect directors at each annual meeting of stockholders to hold office until the next succeeding annual meeting. No more than seven of the members of the Board of Directors may be officers, employees or affiliates of HomePlace or the Government of Kuwait.

     Set forth below is a biographical description of each director and executive officer of HomePlace based on information supplied by each of them. With the exception of Mr. Ettore, each person was appointed a director or executive officer of HomePlace as a result of the Merger.

     G. William Miller. Mr. Miller has served as Chairman of the Board of HomePlace since the Merger. From 1995 until the Merger, Mr. Miller was the Chairman of the Board of Waccamaw. Since 1982, Mr. Miller has been the Chairman of G. William Miller & Co., Inc., a merchant banking business. He is a director of Repligen Corporation, GS Industries, Inc., Dresdner RCM Global Strategic Income Fund and Simon Property Group, Inc. He previously served as Chairman and Chief Executive Officer of Federated

Stores, Inc. from 1990 to 1992 and as President, Chief Executive Officer and Chairman of Textron from 1968 to 1978. In 1978, he was appointed Chairman of the Federal Reserve and served as Secretary of the Treasury from 1979 until 1981.

     Gregory K. Johnson. Mr. Johnson has served as President and Chief Executive Officer of HomePlace since the Merger. From 1995 until the Merger, Mr. Johnson was Chief Executive Officer and President of Waccamaw, as well as a member of its Board of Directors. Mr. Johnson has over 30 years of retail and home store experience, including as Senior Vice President of Home Furnishings, General Merchandising Manager at Federated Department Stores and Senior Vice President/General Merchandising Manager for Home at May Department Stores.

     Sheikh Salem Abdullah Al-Ahmed Al-Sabah. Sheikh Al-Sabah has served as a Director of HomePlace since the Merger. From 1995 until the Merger, Sheikh Al-Sabah was a member of the Board of Directors of Waccamaw. He has served as chief investment officer for the KIA for more than the past five years.

     Abdullah Al-Gabandi. Mr. Al-Gabandi has served as a Director of HomePlace since the Merger. From 1995 until the Merger, Mr. Al-Gabandi was a Director of Waccamaw. He has served as the Chairman of the Board of Pearl of Kuwait Real Estate Company since 1997. From 1993 to 1997, he owned and operated a private consulting firm, International Business Consultants. He is also a member of the Board of Directors of GS Industries, Inc.

     Farouk A. Bastaki. Mr. Bastaki has served as a Director of HomePlace since the Merger. Prior to the Merger, Mr. Bastaki had served as a Director of Waccamaw since 1996. He has served as investment manager for the KIA for more than the past five years.

     Moira A. Cary. Ms. Cary has served as a Director of HomePlace since the Merger. Ms. Cary was an investment banker with Bank of America from 1982 through 1999.

     Joseph R. Ettore. Mr. Ettore has served as a Director of HomePlace since October 1999. He has over 36 years of discount retail experience and has served as Chairman and Chief Executive Officer of Ames Department Stores since 1999 and as a director since 1994. Prior to joining Ames, Mr. Ettore served as President and Chief Executive Officer of Jamesway Corporation. From 1989 to 1992, he served as President, Chief Operating Officer and director, and then as Chairman and Chief Executive Officer of Stuarts Department Store. He is a two-term Chairman of the International Mass Retail Association, which is a leading industry trade group. He is also a director of Modells Sporting Goods.

     William M. Goodyear. Mr. Goodyear has served as a Director of HomePlace since the Merger. He became the Chairman and Chief Executive Officer of Navigant Consulting, Inc. in May 2000. He is the immediate past Chairman and former Chief Executive Officer of Bank of America, Illinois and the former President of Bank of America's Global Private Bank. He was Vice Chairman and a director of Continental Bank until 1994. Mr. Goodyear joined Continental Bank in 1972 and subsequently handled assignments in various areas of the bank, including corporate finance, large corporate lending, trading and distribution. He is also a director of Equity Office Properties Trust.

     Arthur L. Kelly. Mr. Kelly has served as a Director of HomePlace since the Merger. Mr. Kelly served as a Director of Waccamaw from 1995 until the Merger. Mr. Kelly is founder and has served as managing partner of KEL Enterprises, L.P., an investment partnership in Chicago, since 1982. He was previously President and Chief Operating Officer of LaSalle Steel Company. He is a director of ARCH Development Corporation, Bayerische Motoren Werke (BMW) A.G., DataCard Corporation, Deere & Company, mpct Solutions Corporation, Northern Trust Corporation, Snap-On Incorporated, Thyssen-Krupp Industries, A.G. and HSBC Trinkaus & Burkhardt KGaA.

     David L. Resnick. Mr. Resnick has served as a Director of HomePlace since the Merger. From 1990 to 1996, Mr. Resnick served as Vice President of Lazard Freres & Co., LLC. From 1996 to March 2000, he was a Principal/Managing Director of Peter J. Solomon Company Ltd., an investment banking firm. He is currently a Managing Director of Rothschild Inc., also an investment banking firm.

     Kathryn M. Sawa. Ms. Sawa has served as a Director of HomePlace since the Merger. Since 1996, she has been a private investor. Ms. Sawa served as a Sales Executive for Boise Cascade, a wood and paper products company, from 1982 to 1996.

     John J. Shea. Mr. Shea has served as a Director of HomePlace since the Merger. Since 1997, he has been a private investor. He served as President and Chief Executive Officer of Spiegel, Inc., a direct marketing company, from 1985 to 1997. He is a director of Pulte, Inc. and Fotoball, Inc.

     Kathryn D. Wriston. Ms. Wriston has served as a Director of HomePlace since the Merger. Ms. Wriston served as a Director of Waccamaw from 1995 until the Merger. Since 1995, Ms. Wriston has served as a director of various organizations including Northwestern Mutual Life Insurance Company, Santa Fe Snyder Corporation, The Stanley Works Inc., The John A. Hartford Foundation, Practising Law Institute, and Catholic Health Care System. Ms. Wriston served as a director of Federated Department Stores from 1975 to 1988.

     P. Christian Beseler III. Mr. Beseler has served as Senior Vice President of Marketing and Sales Promotion for HomePlace since the Merger. Mr. Beseler joined Waccamaw in 1996 as Senior Vice President of Marketing and Sales Promotion. Mr. Beseler served as Senior Vice President of Advertising and Marketing for OfficeMax from 1994 to 1996. In addition, he has served as Vice President of Advertising for Hooks-SuperRx Drug Stores and Director of Advertising for Kroger Food Stores.

     Marc C. Campbell. Mr. Campbell has served as Senior Vice President of Real Estate and Construction for HomePlace since the Merger. From 1995 until the Merger, he served in the same capacity for Waccamaw. His previous experience includes positions as Staff Attorney for K-Mart Corporation, Vice President of Real Estate for Whitlock Auto and Vice President of Real Estate for F&M Super Drug Stores.

     David A. Frost. Mr. Frost has served as Senior Vice President of Finance for HomePlace since the Merger. Mr. Frost joined Waccamaw in 1984. During his time with Waccamaw, he served as Vice President of Finance and Corporate Controller from 1996 until 1999 and as Senior Vice President in 1999 until the Merger. Prior to 1996, he served in various capacities with Waccamaw. Mr. Frost is a Certified Public Accountant and serves as the Corporate Treasurer.

     Robert E. Jewell. Mr. Jewell has served as Senior Vice President of Human Resources for HomePlace since the Merger. He is also responsible for distribution and asset protection. Mr. Jewell previously served in the same capacity for Waccamaw from 1995 until the Merger. His previous experience includes the positions of Senior Vice President of Human Resources for the Retail Apparel Group, Senior Vice President of Services for McCrory Corporation, and several years of Human Resources and Operations experience at Federated Department Stores.

     Jeffrey J. Klosterman. Mr. Klosterman has served as Senior Vice President of Stores for HomePlace since the Merger. He served in the same capacity for Waccamaw from 1996 until the Merger. He served as Senior Vice President of Stores for Lechmere, a division of Montgomery Ward, in 1994 and 1995 and as a Regional Director for Montgomery Ward from 1987 until 1994.

     John M. Starkey. Mr. Starkey has served as Senior Vice President of Management Information Systems for HomePlace since the Merger. Mr. Starkey joined Waccamaw in 1991. He was Vice President of Management Information Systems from 1996 until 1999 and Senior Vice President in 1999 until the Merger. From 1991 to 1996 he served in various roles for Waccamaw. His retail experience prior to joining Waccamaw includes Data Processing Manager for Pilgrim Glass in Huntington, West Virginia and Fullers Jewelry in Dallas, Texas.

     Robert J. Kohrs. Mr. Kohrs has served as Vice President of Planning and Allocation for HomePlace since the Merger. Mr. Kohrs served from 1995 until the Merger as the Vice President of Planning and Replenishment for the Holdings Group. From 1993 to 1995, he was Director of Replenishment at Fabri-Centers of America. From 1986 to 1993, Mr. Kohrs was Director of Replenishment at Harris Wholesale, a pharmaceutical wholesaler. Prior to 1986, he was Vice President, Merchandise for Hardgoods at Cook United, a discount store chain, having been promoted from Assistant Store Manager in 1973.

ITEM 6.  EXECUTIVE COMPENSATION

     The following table sets forth compensation paid by or on behalf of HomePlace to the Chief Executive Officer, to our four other highest paid executive officers and to a former president and chief executive officer of the Holdings Group for services rendered during HomePlace's fiscal year ended February 26, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                               ANNUAL COMPENSATION                ------------------------
                                   --------------------------------------------   RESTRICTED   SECURITIES
       NAME AND          FISCAL                                  OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
  PRINCIPAL POSITION      YEAR     SALARY ($)   BONUS ($)(2)   COMPENSATION ($)     AWARDS     OPTIONS (4)   COMPENSATION ($)
  ------------------     ------    ----------   ------------   ----------------   ----------   -----------   ----------------
Gregory K. Johnson.....   1999(1)   $436,577      $246,178         (3)                  --       250,000        $    4,800(5)
  President and CEO
Robert E. Jewell.......   1999(1)    207,192        91,767         (3)                  --        50,000             4,800(5)
  Sr. VP of Human
    Resources
Jeffrey J.
  Klosterman...........   1999(1)    198,519        87,217         (3)                  --        50,000             4,800(5)
  Sr. VP of Stores
P. Christian Beseler
  III..................   1999(1)    193,110        84,942         (3)                  --        50,000             4,800(5)
  Sr. VP of Marketing
    and Sales Promotion
Marc C. Campbell.......   1999(1)    186,596        82,200         (3)                  --        50,000             4,800(5)
  Sr. VP of Real Estate
    and Construction
Lawrence I. Pollock....   1999(6)     31,154       225,000         $25,097(7)       22,597(8)          0         1,847,470(9)
  Former President and
    CEO of Holdings
    Group

---------------

(1) For the fiscal year ended February 26, 2000.
(2) Reflects bonus earned in fiscal 1999 under our Incentive Bonus Plans (as defined and described below) and paid after year-end. Does not include $78,750, $28,700, $27,300, $26,600 and $25,550 in deferred 1999 bonus payable to Messrs. Johnson, Jewell, Klosterman, Beseler and Campbell, respectively, at the end of fiscal 2000, provided such executive officer continues to be actively employed by HomePlace at that time. Messrs. Johnson, Jewell, Klosterman, Beseler and Campbell are also scheduled to receive $33,600, $17,280, $16,320, $15,840 and $16,080, respectively, in deferred 1998 bonus under our Incentive Bonus Plans, at the end of fiscal 2000, subject to their continued employment.
(3) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.
(4) For additional information concerning the grant of stock options, see
    "-- Stock Option Plans -- Option Grants for the Fiscal Year Ended February 26, 2000" below.
(5) Reflects matching employer contributions under our 401(k) plan.
(6) For the period from June 7, 1999 to June 15, 1999, pursuant to the Plan of Reorganization. Mr. Pollock's employment terminated on June 15, 1999.
(7) Reflects accrued vacation pay.
(8) Reflects the issuance of Common Stock in settlement of allowed unsecured claims pursuant to the Plan of Reorganization.
(9) Reflects $1.25 million in a confirmation fee, $495,000 in severance pay and $102,470 in cash settlement of allowed unsecured claims, each pursuant to the Plan of Reorganization.

INCENTIVE BONUS PLANS FOR FISCAL 1999

     The incentive bonus plans referenced above consist of the Senior Management Bonus Program and the Senior Management 1999 Merger Integration Supplemental Bonus Program (together, the "Incentive Bonus Plans"). See footnote (2) to the Summary Compensation Table above for information concerning bonuses paid or to be paid to the named executive officers under such plans.

  Senior Management Bonus Program

     The Senior Management Bonus Program (the "Bonus Program") for fiscal year 1999 awarded a maximum annual bonus of 30% of base salary (37.5% for the Chief Executive Officer) to members of senior management based on increases in comparable store sales and operating income. In addition, retention bonuses were awarded equal to 50% of the annual bonus, payable on a deferred basis as indicated in footnote (2) to the Summary Compensation Table above. The Bonus Program was established by Waccamaw and ratified by the HomePlace Compensation Committee on June 16, 1999.

  Senior Management 1999 Merger Integration Supplemental Bonus Plan

     The Senior Management 1999 Merger Integration Supplemental Bonus Plan (the "Supplemental Bonus Program") for fiscal year 1999 awarded senior management an additional bonus payment for successful integration of the Merger, based on gross margin and transition expense criteria. The maximum payout allowed under the Supplemental Bonus Program was 20% of base salary (25% for the Chief Executive Officer).

EMPLOYMENT AGREEMENTS

     Prior to the Merger, Waccamaw entered into employment agreements with Messrs. Johnson, Jewell, Klosterman, Beseler and Campbell (each an "Employment Agreement" and collectively the "Employment Agreements"), providing for an annual base salary and certain other benefits. Capitalized terms used below but not defined have the meanings set forth in the respective Employment Agreements. Upon the consummation of the Merger, the Employment Agreements were assumed by HomePlace.

  Johnson Employment Agreement

     Mr. Johnson entered into an employment agreement with Waccamaw on October 23, 1995, that was subsequently amended on March 13, 1997. In connection with the Merger, Mr. Johnson entered into an Amended and Restated Employment Agreement with Waccamaw dated as of May 14, 1999. Waccamaw's obligations under this Amended and Restated Employment Agreement were assumed by HomePlace upon completion of the Merger.

     Pursuant to his Employment Agreement, Mr. Johnson currently receives a base salary of $450,000 per year, an automobile or automobile allowance, country club initiation fees and membership dues, four weeks of paid vacation, tax planning and preparation services and reimbursement of expenses incurred on behalf of HomePlace. During his period of employment, Mr. Johnson is eligible to receive an incentive bonus (the "Incentive Bonus") pursuant to our senior management incentive plans as in effect from time to time. In addition, Mr. Johnson, his qualified dependents and his beneficiaries (where applicable) are entitled to participate in our 401(k) savings plan, pension plan, life insurance plan, disability plan, death benefit plan, medical, dental and health and welfare plans, as in effect from time to time. Mr. Johnson was granted options to purchase 250,000 shares of Common Stock of HomePlace at an exercise price of $12.00 per share pursuant to our Stock Incentive Plan (as defined below). These options are exercisable 20% per year commencing June 16, 2000, and each of the succeeding four anniversaries thereof, and expire on June 16, 2009.

     In the event of his death, Mr. Johnson's legal representative will be entitled to an amount equal to his base salary for the month in which his death occurs and will also receive a pro rata portion of his Incentive Bonus for that portion of the fiscal year prior to the date of death. In the event of Disability, he is entitled to an amount equal to his base salary at the rate being paid at the time of the commencement of the Disability, for the period of such Disability, but not in excess of six months.

     In the event Mr. Johnson's employment is terminated within one year following a Change of Control (i) by HomePlace for any reason other than for Cause, death, Disability or normal retirement of Mr. Johnson or (ii) by Mr. Johnson for Good Reason, Mr. Johnson is entitled to receive: (a) a lump sum equal to two times his annual base salary at the highest rate in effect during the 12 months immediately preceding the Change of Control and (b) his Incentive Bonus through the end of the fiscal year in which termination occurs.

A "Change of Control" in Mr. Johnson's Employment Agreement is defined as (a) any stock sale, exchange, merger, reorganization, stock issuance, stock redemption, or other transaction, occurrence or series of transactions or occurrences resulting in a change in the ownership of HomePlace such that more than 50% of the voting rights of HomePlace stock is held, after such change, directly, indirectly or beneficially by a person or entity (a "New Control Person") other than The Government of Kuwait unless the New Control Person has advised Mr. Johnson of its good faith intent to register the Common Stock of HomePlace in an initial public offering under the Securities Act within six months of such change; or (b) any sale of all or substantially all of the assets of HomePlace to a New Control Person.

     Finally, Mr. Johnson's Employment Agreement contains a noncompetition provision whereby he is prohibited for a period of two years from the termination of his employment from, among other things, competing with HomePlace or employing or soliciting the employment of any individual who has been an employee of HomePlace or its subsidiaries at any time during the 12 months preceding the termination of his employment for any reason. For purposes of this agreement, Mr. Johnson would be considered to be competing with HomePlace if he directly or indirectly, other than at the direction of HomePlace and on behalf of HomePlace: (i) organizes or owns any interest in an entity that engages in a competing business in an area within 20 miles from any HomePlace store, provided that Mr. Johnson is allowed to own up to 5% of the outstanding shares of any company whose stock is registered on a national securities exchange; (ii) engages in a competing business in an area within 20 miles from any HomePlace store; or (iii) assists any person (as a director, officer, employee, agent, consultant, manager, lender or otherwise) engaging in a competing business in an area within 20 miles of any HomePlace store.

     Mr. Johnson's Employment Agreement expires on May 31, 2004.

  Other Employment Agreements

     Pursuant to separate Employment Agreements, each of Messrs. Jewell, Klosterman, Beseler and Campbell (each, an "Executive") is entitled to a base salary, use of an automobile and participation in our Incentive Bonus Plans and Stock Incentive Plan. The base salaries under their Employment Agreements are subject to periodic review and revision as necessary and are currently $205,000, $195,000, $190,000 and $183,000, respectively. Pursuant to the Employment Agreements, each Executive is also entitled to moving expenses, vacation time and other fringe benefits. Further, if an Executive is terminated without cause, he will receive one year's pay at his then current salary. If terminated due to performance issues, he will receive prior written notice. Finally, each Executive is entitled to an amount equal to his then current annual salary if he loses his job in the event of a Change of Control of HomePlace during the first three years of his employment or if his job is terminated within the first 12 months of a Change of Control.

STOCK OPTION PLANS

  Stock Incentive Plan

     Our Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan") gives the Compensation and Stock Option Committee of the Board of Directors (the "Committee") discretion to award options (either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")) to employees of HomePlace and its subsidiaries. The number of shares of Common Stock issuable under the plan (including the Converted Waccamaw Options described below) may not exceed 2,000,000. Option prices for ISOs granted to employees may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. Option prices for ISOs granted to 10% stockholders may not be less than 110% of the fair market value per share of the Common Stock on the date of the grant. Option prices for NQSOs shall be determined by the Committee in its discretion. Terms of each option are to be determined by the Committee or the Board, provided that the exercise of an option may not be more than 10 years from the date of grant or, in the case of an ISO granted to a 10% stockholder, more than five years from the date of grant. Non-employee directors received a one-time grant of NQSOs to purchase 5,000 shares of Common Stock immediately following the consummation of the Merger. Thereafter, each new non-employee director is entitled to such one-time grant upon his or her initial election as a director. Commencing in 2000, NQSO's to purchase 1,000 shares of Common Stock will be granted on June 30 of each year to each non-employee director who is then serving on the Board and has been a non-employee director for a minimum of six months, at an exercise price per share equal to the fair market value per share of Common Stock as of the date of such award.

     Until (i) the Common Stock is registered under the Securities Exchange Act of 1934, as amended, and authorized for trading by a national securities exchange or national securities association and (ii) the shares underlying options issued under the Stock Incentive Plan can be issued and sold upon option exercise and resold by the initial holder, all without registration under the Securities Act, or are registered for such issuance, sale and resale, HomePlace will have the right, upon notice to a holder within 60 days of exercise of an option, to redeem all shares issued upon such exercise at a price equal to the excess of the fair market value of the Common Stock over the option exercise price at the time of exercise. The redemption price may, at HomePlace's election, be paid, with interest, over a two-year period from the redemption date.

  Option Grants for the Fiscal Year Ended February 26, 2000

     The following table sets forth certain information regarding stock options that were granted to executive officers of HomePlace under the Stock Incentive Plan during the fiscal year ended February 26, 2000.

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                          NUMBER OF       % OF TOTAL                                       ANNUAL RATES OF STOCK
                         SECURITIES         OPTIONS       EXERCISE                         PRICE APPRECIATION FOR
                         UNDERLYING       GRANTED TO      OR BASE                             OPTION TERM (8)
                           OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION     ----------------------------------
         NAME            GRANTED (#)    FISCAL YEAR (7)    ($/SH)        DATE         0%($)       5%($)        10%($)
         ----            -----------    ---------------   --------   -------------   --------   ----------   ----------
Gregory K. Johnson.....    250,000(1)        19.57%        $12.00    June 16, 2009         --   $1,886,684   $4,781,227
                           125,000(2)(3)      9.78          11.20    Jan. 1, 2006    $100,000      664,585    1,401,281

Robert E. Jewell.......     50,000(1)         3.91          12.00    June 16, 2009         --      377,337      956,246
                            30,000(2)(3)      2.35          11.20    Jan. 1, 2006      24,000      159,500      336,307

Jeffrey J.
  Klosterman...........     50,000(1)         3.91          12.00    June 16, 2009         --      377,337      956,246
                            15,000(2)(4)      1.17          11.20    March 1, 2006     12,000       81,815      173,756
                            15,000(5)         1.17          11.20    April 1, 2007     12,000       95,389      211,013

P. Christian Beseler
  III..................     50,000(1)         3.91          12.00    June 16, 2009         --      377,337      956,246
                            15,000(2)(6)      1.17          11.20    July 1, 2006      12,000       85,944      184,961
                            15,000(5)         1.17          11.20    April 1, 2007     12,000       95,389      211,013

Marc C. Campbell.......     50,000(1)         3.91          12.00    June 16, 2009         --      377,337      956,246
                            30,000(2)(3)      2.35          11.20    Jan. 1, 2006      24,000      159,500      336,307

---------------

(1) Represents New HomePlace Options granted by HomePlace after the Merger on June 16, 1999. These options vest at a rate of 20% per year beginning June 16, 2000.
(2) Upon consummation of the Merger, on June 16, 1999, each option to purchase shares of the Waccamaw common stock that was outstanding immediately prior to the Merger, whether vested or unvested, was deemed to constitute an option (the "Converted Waccamaw Options") to acquire one-half of a share of HomePlace Common Stock with an option exercise price per share equal to the exercise price of the Waccamaw stock option multiplied by two, or $11.20 per share. The Converted Waccamaw Options, along with the New HomePlace Options, are issued under, and are subject to, the Stock Incentive Plan described above.
(3) These options vest at a rate of 20% per year beginning January 1, 1997.
(4) These options vest at a rate of 20% per year beginning March 1, 1997.
(5) These options vest at a rate of 20% per year beginning April 1, 1998.
(6) These options vest at a rate of 20% per year beginning July 1, 1997.
(7) A total of 1,277,500 stock options were granted in the year ended February 26, 2000, including 385,000 Converted Waccamaw Options.
(8) Based on a fair market value for the Common Stock of $12.00 per share

  Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information concerning outstanding options to purchase Common Stock held by executive officers of HomePlace at February 26, 2000.

                                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS                  OPTIONS AT
                                                            AT FY END (#)               FY END ($)
                                                        ----------------------     --------------------
                                                             EXERCISABLE/              EXERCISABLE/
NAME                                                      UNEXERCISABLE (1)         UNEXERCISABLE (7)
----                                                    ----------------------     --------------------
Gregory K. Johnson....................................     100,000/275,000(2)        $80,000/$20,000
Robert E. Jewell......................................      24,000/ 56,000(3)         19,200/4,800
Jeffrey J. Klosterman.................................      15,000/ 65,000(4)         12,000/12,000
P. Christian Beseler III..............................      15,000/ 65,000(5)         12,000/12,000
Marc C. Campbell......................................      24,000/ 56,000(6)         19,200/4,800

---------------

(1) The exercise price for the Converted Waccamaw Options is $11.20 per share. The exercise price for the New HomePlace Options is $12.00 per share.
(2) Mr. Johnson's exercisable options at year end consist of 100,000 Converted Waccamaw Options. His unexercisable options consist of 25,000 Converted Waccamaw Options and 250,000 New HomePlace Options.
(3) Mr. Jewell's exercisable options at year end consist of 24,000 Converted Waccamaw Options. His unexercisable options consist of 6,000 Converted Waccamaw Options and 50,000 New HomePlace Options.
(4) Mr. Klosterman's exercisable options at year end consist of 15,000 Converted Waccamaw Options. His unexercisable options consist of 15,000 Converted Waccamaw Options and 50,000 New HomePlace Options.
(5) Mr. Beseler's exercisable options at year end consist of 15,000 Converted Waccamaw Options. His unexercisable options consist of 15,000 Converted Waccamaw Options and 50,000 New HomePlace Options.
(6) Mr. Campbell's exercisable options at year end consist of 24,000 Converted Waccamaw Options. His unexercisable options consist of 6,000 Converted Waccamaw Options and 50,000 New HomePlace Options.
(7) Based on a fair market value for the Common Stock of $12.00 per share.

     No options held by the named executive officers were exercised during the fiscal year ended February 26, 2000.

PENSION PLANS

     The following table shows the projected annual benefits payable under HomePlace's Salaried Employees' Pension Plan and Trust (the "Pension Plan") described below, upon retirement at the normal age of 65 based on different levels of average annual compensation.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                                   -----------------------------------------------
REMUNERATION                                          5        10        15        20        25
------------                                       -------   -------   -------   -------   -------
$125,000.........................................  $ 9,010   $18,020   $27,030   $36,040   $45,050
 150,000.........................................   11,010    22,020    33,030    44,040    55,050
 175,000.........................................   11,490    22,980    34,470    45,960    57,450
 200,000.........................................   11,490    22,980    34,470    45,960    57,450
 250,000.........................................   11,490    22,980    34,470    45,960    57,450
 300,000.........................................   11,490    22,980    34,470    45,960    57,450
 400,000.........................................   11,490    22,980    34,470    45,960    57,450
 450,000.........................................   11,490    22,980    34,470    45,960    57,450
 500,000.........................................   11,490    22,980    34,470    45,960    57,450

     The Pension Plan defines compensation as the total amount paid to an employee by HomePlace or its subsidiaries that is required to be reported on such employee's Form W-2, plus any elective or salary reduction contributions to a cash or deferred arrangement (e.g., a 401(k) plan) or cafeteria plan, but excluding reimbursements or other expense allowances, cash and non-cash fringe benefits, moving allowances and expenses and any retirement-oriented non-qualified deferred compensation and welfare benefits. Thus, for each named executive officer, the salary, bonus and other annual compensation as reported in the Summary Compensation Table above are considered compensation under the Pension Plan.

     For purposes of determining benefits under the Pension Plan, compensation is averaged over the five consecutive years of employment that produce the highest average, subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended.

     The Pension Plan was frozen effective December 31, 1999, and no compensation or credited years of service earned after that date will be considered for purposes of determining benefits under the Pension Plan.

     The estimated credited years of service for Messrs. Johnson, Jewell, Klosterman, Beseler and Campbell are 4, 4, 4, 4 and 5 years, respectively.

     Benefits under the Pension Plan are computed on the basis of a straight life annuity. Benefits under the Pension Plan are not subject to deduction for Social Security or any other offset amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of HomePlace consists of five directors and serves at the pleasure of the Board of Directors. Currently, the Compensation Committee is composed of the following individuals: Abdullah Al-Gabandi (Chairman), Joseph R. Ettore, G. William Miller, Kathryn M. Sawa and Kathryn D. Wriston.

     None of the members of the Compensation Committee are employees of HomePlace, although as Chairman of the Board, Mr. Miller is designated as an officer of HomePlace.

     For services as investment and financial advisor in connection with the Merger, HomePlace paid G. William Miller & Co., Inc. a fee of $1.5 million. G. William Miller is the Chairman and principal owner of G. William Miller & Co., Inc. and has served as Chairman of the Board of HomePlace since the Merger. Mr. Miller previously served as Chairman of the Board of Waccamaw prior to the Merger.

COMPENSATION OF DIRECTORS

     Non-employee directors receive compensation for serving on the Board of Directors of HomePlace as indicated below. The Chairman of the Board receives an annual fee of $100,000 for his services, while other non-employee directors receive $24,000. Non-employee directors also receive a fee for attending board and committee meetings ("Meeting Fees"). For each board meeting that a director attends that is not conducted by telephone, he or she receives a Meeting Fee of $1,250. For attending committee meetings that are not conducted by telephone, the chairman of the committee receives $2,500 per meeting while the other committee members receive $1,250 per meeting. Non-employee directors receive $500 per telephonic board or committee meeting in which they participate. The Chairman of the Board receives no Meeting Fees.

     Pursuant to the Stock Incentive Plan, each non-employee director receives a grant of options to purchase 5,000 shares of Common Stock upon his or her initial election to the Board of Directors. In addition, each non-employee director who has been a director for at least six months receives an additional grant of options to purchase 1,000 shares of Common Stock on June 30 of each year commencing June 30, 2000. Such options vest after one year and expire 10 years from the date of grant. All options granted to date to non-employee directors under the Stock Incentive Plan have an exercise price of $12.00 per share.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For services as an adviser to the Holdings Group on issues related to the Chapter 11 Filing and the subsequent Merger, Peter J. Solomon Company, of which David L. Resnick was a Principal/Managing Director, received $3.5 million. Mr. Resnick has served as a director of HomePlace since the Merger. For additional information concerning certain relationships and related transactions, see "Compensation Committee Interlocks and Insider Participation" above.

ITEM 8.  LEGAL PROCEEDINGS

     We are a party to various legal proceedings that are considered to be ordinary, routine litigation incidental to our business and not material to our consolidated financial position, results of operations or cash flows.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no established public trading market for the Common Stock. As of August 10, 2000, 25,000,000 shares of Common Stock are outstanding and there are 1,189 record holders of the Common Stock. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 1145 of the Bankruptcy Code. Consequently, such shares are unrestricted in the hands of all holders other than The Government of Kuwait, and generally may be freely traded without regard to registration for resale under the Securities Act. The 12,750,000 shares held by The Government of Kuwait, the majority stockholder of HomePlace, and the aggregate 883,216 shares held by the directors and executive officers as a group may be resold pursuant to Rule 144 under the Securities Act, subject to its volume and other limitations. Also as of August 10, 2000, a total of 1,222,000 shares of Common Stock are subject to outstanding options under the Stock Incentive Plan. See "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" for further information. In addition, as of August 10, 2000, warrants to purchase an additional 1,850,000 shares of the Common Stock are outstanding. See "Description of Registrant's Securities to be Registered -- Warrants."


     HomePlace has never paid dividends on its Common Stock and does not expect to do so in the foreseeable future. The Revolving Credit Facility and Term Loan prohibit the payment of cash dividends or similar distributions in respect of any class of capital stock during the terms of such facilities.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     Except as set forth below, there were no sales of unregistered securities by HomePlace during the past three years.

     On June 15, 1999, HomePlace sold 4,054,054 shares of Common Stock to The Government of Kuwait through its agent, the KIA, for gross proceeds of $25,000,000. The sale was a private offering and was exempt under Section 4(2) of the Securities Act, and Rule 506 of Regulation D under the Securities Act. Proceeds of the transaction were paid to creditors and certain equity holders of the Holdings Group pursuant to the Merger.

     On June 15, 1999, pursuant to the Plan of Reorganization, the KIA, as agent for The Government of Kuwait received 10,000,000 shares of the Common Stock and warrants to purchase 600,000 additional shares of Common Stock at an exercise price of $12.00 per share in consideration of the Merger and the surrender of its equity interest in Waccamaw in connection therewith. These warrants expire on January 15, 2001. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

     Also on June 15, 1999, pursuant to the Plan of Reorganization, Trumbull Services, LCC, the Reorganization Trustee, received 10,695,946 shares of Common Stock for disbursement to satisfy approximately 1,340 claims of unsecured creditors against the Holdings Group and 250,000 shares of Common Stock and warrants to purchase an additional 1,250,000 shares of Common Stock at an exercise price of $14.00 per share for disbursement to 380 holders of preferred stock of Holdings in consideration of outstanding claims and interests. These warrants expire on June 15, 2004. These issuances were also exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     HomePlace's authorized capital stock consists of 40,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.10 par value per share. HomePlace currently has outstanding 25,000,000 shares of Common Stock.

     Common Stock. The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders of HomePlace. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless otherwise expressly provided by applicable law or by HomePlace's Amended and Restated Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors.

     The holders of Common Stock have no preemptive rights and have no rights to convert the Common Stock into any other securities. Subject to the rights of holders of preferred stock of HomePlace, if any, in the event of a liquidation, dissolution, or winding up of HomePlace, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.


     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. HomePlace's Revolving Credit Facility and Term Loan contain negative covenants that, among other things, prohibit the payment of cash dividends or similar distributions in respect of any class of capital stock during the terms of those facilities.


     The Board of Directors of HomePlace is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock. The Board of Directors may issue such preferred stock in one or more series and may fix the relative rights and preferences for each such series, including annual dividend rates, redemption prices, sinking fund provisions, liquidation preferences, conversion rights and voting rights.

     Pursuant to HomePlace's Bylaws, the following actions may be taken by the Board of Directors when a quorum is present only by the affirmative vote of not less than nine directors present at the meeting: (i) amendment of HomePlace's Amended and Restated Certificate of Incorporation or the Bylaws, (ii) issuance of any class or series of HomePlace's preferred stock, (iii) issuance of additional shares of Common Stock (with certain limitations), (iv) any recapitalization, stock split, stock dividend, or other reclassification of shares of Common Stock, (v) adoption of or amendments to plans relating to the issuance of equity securities to officers, employees or outside directors of, or consultants to, HomePlace, (vi) approval of any merger of HomePlace (other than a merger involving only HomePlace and subsidiaries of HomePlace existing on the day of the Merger) or sale of substantially all of the assets of HomePlace, (vii) approval of the acquisition or disposition of a business if the gross revenues of the business to be acquired or disposed of, as the case may be, for the most recently ended fiscal year of the business exceed 25% of the gross revenues of HomePlace for the most recently ended fiscal year,
(viii) approval of HomePlace entering into any loan documents evidencing any indebtedness of HomePlace for borrowed money in excess of $25,000,000, (ix) approval of HomePlace entering into a new line of business that is not reasonably related or incident to the business currently conducted by HomePlace,
(x) approval of material transactions between HomePlace and any stockholder of HomePlace that owns at least 10% of the outstanding Common Stock and (xi) redemptions of, or dividends declared on, any shares, except for redemptions in connection with the termination of employment of an employee and the pro rata cash redemption of, or declaration of cash dividends on, shares of Common Stock.

     HomePlace's Bylaws may be altered, amended or repealed by the Board of Directors or by the holders of at least 60% of the shares of Common Stock, and new bylaws may be adopted by the Board of Directors or by the holders of at least 60% of the shares of Common Stock. HomePlace's Amended and Restated Certificate of Incorporation may be amended, altered or repealed upon an affirmative vote of the holders of at least 60% of the Common Stock.

     HomePlace's certificate contains provisions that enable the Board of Directors to issue preferred stock without further stockholder action, which could provide a means for the board to delay or frustrate the removal of incumbent directors or a change in control of HomePlace, even if such removal or change would be beneficial, in the short term, to our stockholders. These provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

     Warrants. Pursuant to and subject to the limitations set forth in the Plan of Reorganization, HomePlace issued the transferable Preferred Warrants to purchase an aggregate of 1,250,000 shares of Common Stock to the holders of preferred stock of Holdings and issued the Waccamaw Warrants to purchase an aggregate of 600,000 shares of Common Stock to the KIA. The Preferred Warrants entitle the holder to purchase Common Stock at an exercise price of $14.00 per share. The Preferred Warrants are exercisable from June 15, 1999, until June 15, 2004. The Waccamaw Warrants entitle the holder to purchase Common Stock at an exercise price of $12.00 per share. The Waccamaw Warrants are exercisable from June 15, 1999, until January 15, 2001. The number of shares underlying the warrants and the exercise prices therefor are subject to adjustment upon the occurrence of certain transactions, such as a stock dividend, stock split, reclassification or combination of the Common Stock, an issuance of rights or warrants to all stockholders at an exercise price below the exercise price of the Preferred Warrants or Waccamaw Warrants, certain distributions to stockholders of indebtedness, assets, or securities of HomePlace, or a merger, consolidation, sale of assets or recapitalization of HomePlace, to prevent dilution of warrant holders.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, for criminal actions and proceedings, has no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Whether an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     HomePlace's Amended and Restated Certificate of Incorporation and Bylaws provide that no director of HomePlace will be personally liable to HomePlace or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the foregoing do not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to HomePlace or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. However, HomePlace will indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.

     HomePlace maintains directors' and officers' liability insurance policies. HomePlace has also entered into Indemnification Agreements with each of its directors whereby HomePlace contractually binds itself to provide the indemnification protection set out in its Bylaws to the directors. HomePlace's Bylaws provide for indemnification of the officers and directors of HomePlace to the fullest extent permitted by applicable law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See pages F-1 through F-46 of this document.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

     See the "Index to Financial Statements" that appears on page F-1 hereof.

     (b) Exhibits

     The following exhibits required to be filed in connection with this Form 10 Registration Statement are listed below and are included herewith.

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
 *2.1    First Amended Joint Plan of Reorganization of the Holdings
           Group under Chapter 11 of the Bankruptcy Code dated April
           28, 1999, as confirmed by the United Stated Bankruptcy
           Court for the District of Delaware by order dated June 3,
           1999.
 *2.2    Agreement and Plan of Merger between Waccamaw Corporation
           and HomePlace of America, Inc. dated March 16, 1999.
 *3.1    Amended and Restated Certificate of Incorporation of
           HomePlace of America, Inc. dated June 9, 1999.
 *3.2    Certificate of Merger of Waccamaw Corporation with and into
           HomePlace of America, Inc. dated June 9, 1999.
 *3.3    Bylaws of HomePlace of America, Inc. dated June 15, 1999.
 *4.1    Warrant Agreement between HomePlace of America, Inc. and
           First Union National Bank dated June 15, 1999.
 *4.2    Form of Series A Warrant Certificate due June 15, 2004.
 *4.3    Form of Series B Warrant Certificate due January 15, 2001.

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
*10.1    Loan and Security Agreement among HomePlace of America,
           Inc., HomePlace Stores, Inc., HomePlace Stores Two, Inc.,
           and HomePlace Management, Inc., BankBoston Retail Finance
           Inc., as agent, and the lenders named therein dated June
           15, 1999 ("Loan and Security Agreement").
*10.2    First Amendment to the Loan and Security Agreement, dated
           May 12, 2000.
*10.3    Amended and Restated Employment Agreement, dated as of May
           14, 1999, between Gregory K. Johnson and Waccamaw
           Corporation.
*10.4    Employment Agreement, dated as of March 28, 1996, between P.
           Christian Beseler III and Waccamaw Corporation ("Beseler
           Employment Agreement").
*10.4a   Amendment to Beseler Employment Agreement, dated as of
           February 6, 1998.
*10.5    Employment Agreement, dated as of February 22, 1996, between
           Jeffrey J. Klosterman and Waccamaw Corporation
           ("Klosterman Employment Agreement").
*10.5a   Amendment to Klosterman Employment Agreement, dated as of
           February 6, 1998.
*10.6    Employment Agreement, dated as of September 5, 1995, between
           Robert E. Jewell and Waccamaw Corporation ("Jewell
           Employment Agreement").
*10.6a   Amendment to Jewell Employment Agreement, dated as of
           February 6, 1998.
*10.7    Employment Agreement, dated as of January 23, 1995, between
           Marc C. Campbell and Waccamaw Corporation ("Campbell
           Employment Agreement").
*10.7a   Amendment to Campbell Employment Agreement, dated as of
           February 6, 1998.
*10.8    HomePlace of America, Inc. Amended and Restated Stock
           Incentive Plan.
*10.9    Form of Indemnification Agreement between HomePlace of
           America, Inc. and each of its directors.
*10.10   Continuing Commercial Credit Agreement by and between
           Carolina First Bank, HomePlace and HomePlace's
           subsidiaries dated July 7, 2000.
*18      Letter, dated July 24, 2000, from Arthur Andersen LLP to
           HomePlace regarding a change in accounting principle.
*21      Subsidiaries of HomePlace of America, Inc.
*27.1    Financial Data Schedule for the year ended February 27, 1999
           (for SEC use only).
*27.2    Financial Data Schedule for the year ended February 26, 2000
           (for SEC use only).
*27.3    Financial Data Schedule for the three months ended May 27,
           2000 (for SEC use only).
*99.1    Risk Factors.


---------------

* Previously Filed.

                         INDEX TO FINANCIAL STATEMENTS

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of February 26, 2000 and
  February 27, 1999.........................................   F-3
Consolidated Statements of Operations for the years ended
  February 26, 2000, February 27, 1999, and February 28,
  1998......................................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended February 26, 2000, February 27, 1999, and
  February 28, 1998.........................................   F-5
Consolidated Statements of Cash Flows for the years ended
  February 26, 2000, February 27, 1999, and February 28,
  1998......................................................   F-6
Notes to Consolidated Financial Statements for the years
  ended February 26, 2000, February 27, 1999, and February
  28, 1998..................................................   F-7
Unaudited Pro Forma Combined Financial Data.................  F-22
Consolidated Balance Sheets as of May 27, 2000 and February
  26, 2000 (Unaudited, except as noted).....................  F-23
Consolidated Statements of Operations for the Thirteen Weeks
  Ended May 27, 2000 and May 29, 1999 (Unaudited)...........  F-24
Consolidated Statements of Cash Flows for the Thirteen Weeks
  Ended May 27, 2000 and May 29, 1999 (Unaudited)...........  F-25
Notes to Consolidated Financial Statements (Unaudited)......  F-26

            HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................  F-28
Consolidated Balance Sheets as of February 27, 1999 and
  February 28, 1998.........................................  F-29
Consolidated Statements of Operations for the years ended
  February 27, 1999, February 28, 1998, and March 1, 1997...  F-30
Consolidated Statements of Stockholders' Interest for the
  years ended February 24, 1996, March 1, 1997, February 28,
  1998, and February 27, 1999...............................  F-31
Consolidated Statements of Cash Flows for the years ended
  February 27, 1999, February 28, 1998, and March 1, 1997...  F-32
Notes to Consolidated Financial Statements..................  F-33
Unaudited Consolidated Balance Sheets as of May 29, 1999 and
  May 30, 1998..............................................  F-44
Unaudited Consolidated Statements of Operations for the
  Three Months Ended May 29, 1999 and May 30, 1998..........  F-45
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended May 29, 1999 and May 30, 1998..........  F-46

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HomePlace of America, Inc.

     We have audited the accompanying consolidated balance sheets of HomePlace of America, Inc. (a Delaware corporation) and subsidiaries as of February 26, 2000, and February 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 26, 2000, February 27, 1999, and February 28, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomePlace of America, Inc. and subsidiaries as of February 26, 2000, and February 27, 1999, and the consolidated results of their operations and their cash flows for the years ended February 26, 2000, February 27, 1999, and February 26, 1998, in conformity with accounting principles generally accepted in the United States.

                                                  Arthur Andersen LLP

Charlotte, North Carolina,
April 21, 2000

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 AS OF FEBRUARY 26, 2000 AND FEBRUARY 27, 1999
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   2,787      $   3,193
  Accounts receivable.......................................       2,122          2,917
  Merchandise inventories...................................     200,151         70,245
  Other current assets......................................      12,152          3,965
                                                               ---------      ---------
          Total current assets..............................     217,212         80,320
PROPERTY AND EQUIPMENT, net.................................      80,217         31,142
GOODWILL, net...............................................     110,673              0
DEFERRED INCOME TAXES.......................................       3,419          4,055
OTHER ASSETS, net...........................................       2,615            377
                                                               ---------      ---------
          Total assets......................................   $ 414,136      $ 115,894
                                                               =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  56,260      $  23,010
  Accrued expenses..........................................      18,097          6,783
  Accrued interest..........................................       1,028            139
  Current portion of capital lease obligation...............       2,883              0
                                                               ---------      ---------
          Total current liabilities.........................      78,268         29,932
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION.................     130,696         20,168
OTHER NONCURRENT LIABILITIES AND DEFERRED CREDITS...........       7,264          4,416
                                                               ---------      ---------
          Total liabilities.................................     216,228         54,516
                                                               ---------      ---------
COMMITMENTS AND CONTINGENCIES (NOTE 14)
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.10 par value; 5,000,000 shares
     authorized; none issued and outstanding................           0              0
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 25,000,000 shares issued and outstanding...          25              0
  Common stock, $0.053375 stated value; 100,000,000 shares
     authorized; 20,000,000 shares issued and outstanding...           0          1,068
  Additional paid-in capital................................     370,359        211,660
  Retained deficit..........................................    (172,476)      (151,350)
                                                               ---------      ---------
          Total stockholders' equity........................     197,908         61,378
                                                               ---------      ---------
          Total liabilities and stockholders' equity........   $ 414,136      $ 115,894
                                                               =========      =========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          FISCAL
                                                          ---------------------------------------
                                                             1999          1998          1997
                                                          -----------   -----------   -----------
NET SALES...............................................  $   576,941   $   242,701   $   228,307
COST OF SALES, including buying and warehousing costs...      372,751       155,098       147,513
                                                          -----------   -----------   -----------
          Gross profit..................................      204,190        87,603        80,794
STORE OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES....      204,536        86,638        84,838
BUSINESS INTEGRATION EXPENSES...........................       10,116             0             0
                                                          -----------   -----------   -----------
          Income (loss) from operations.................      (10,462)          965        (4,044)
INTEREST EXPENSE........................................       (9,772)       (1,926)       (1,650)
OTHER NONOPERATING (EXPENSES) INCOME, net...............         (831)         (232)          112
                                                          -----------   -----------   -----------
          Loss before income taxes......................      (21,065)       (1,193)       (5,582)
(PROVISION) BENEFIT FOR INCOME TAXES....................          (61)        2,043         1,049
                                                          -----------   -----------   -----------
          Net income (loss).............................  $   (21,126)  $       850   $    (4,533)
                                                          ===========   ===========   ===========
NET INCOME (LOSS) PER SHARE -- Basic and Diluted........  $     (1.03)  $       .09   $      (.45)
                                                          ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING.....................   20,549,451    10,000,000    10,000,000
                                                          ===========   ===========   ===========

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                COMMON STOCK         ADDITIONAL
                                           -----------------------    PAID-IN     RETAINED
                                             SHARES      PAR VALUE    CAPITAL      DEFICIT     TOTAL
                                           -----------   ---------   ----------   ---------   --------
BALANCE, February 22, 1997...............   20,000,000    $1,068      $211,660    $(147,667)  $ 65,061
          Net loss.......................            0         0             0       (4,533)    (4,533)
                                           -----------    ------      --------    ---------   --------
BALANCE, February 28, 1998...............   20,000,000     1,068       211,660     (152,200)    60,528
          Net income.....................            0         0             0          850        850
                                           -----------    ------      --------    ---------   --------
BALANCE, February 27, 1999...............   20,000,000     1,068       211,660     (151,350)    61,378
  Effect of Waccamaw stock conversion....  (10,000,000)   (1,058)        1,058            0          0
  Issuance of common stock to former
     Waccamaw stockholder................    4,054,054         4        24,996            0     25,000
  Issuance of common stock to creditors
     and preferred stockholders of
     HomePlace Holdings..................   10,945,946        11       131,389            0    131,400
  Stock warrants issued..................            0         0         1,256            0      1,256
          Net loss.......................            0         0             0      (21,126)   (21,126)
                                           -----------    ------      --------    ---------   --------
BALANCE, February 26, 2000...............   25,000,000    $   25      $370,359    $(172,476)  $197,908
                                           ===========    ======      ========    =========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                         FISCAL
                                                              -----------------------------
                                                                1999       1998      1997
                                                              --------   --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(21,126)  $    850   $(4,533)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities --
     Depreciation and amortization..........................    12,706      5,776     5,490
     Deferred income taxes..................................         0     (2,082)   (1,101)
     Loss (gain) on disposal of fixed assets................       848        192       (91)
     Changes in operating assets and liabilities, net of
       effects of acquisition:
       Receivables..........................................     1,797     (1,677)     (444)
       Inventory............................................   (10,796)      (466)   (2,182)
       Prepaid expenses and other current assets............    (3,697)       267       676
       Other assets.........................................    (2,224)         0         0
       Accounts payable and accrued expenses................    (8,903)     2,417     2,424
       Other liabilities....................................     5,739       (245)    4,216
                                                              --------   --------   -------
          Net cash provided by (used in) operating
            activities......................................   (25,656)     5,032     4,455
                                                              --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (19,101)   (10,081)   (3,750)
  Proceeds from sale of equipment...........................        81         15         5
  Acquisition of HomePlace Holdings, net of cash acquired of
     $3,038.................................................   (25,530)         0         0
                                                              --------   --------   -------
          Net cash used in investing activities.............   (44,550)   (10,066)   (3,745)
                                                              --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    25,000          0         0
  Net borrowings under revolving credit facilities..........   121,681      4,775     2,742
  Proceeds from long-term subordinated note.................    15,000          0         0
  Repayment of Waccamaw credit facility.....................   (26,507)         0         0
  Repayment of HomePlace Holdings credit facilities.........   (47,434)         0         0
  Repayment of HomePlace Holdings note payable..............   (15,375)         0         0
  Payments under capitalized leases.........................    (2,565)         0         0
                                                              --------   --------   -------
          Net cash provided by financing activities.........    69,800      4,775     2,742
                                                              --------   --------   -------
  (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..........      (406)      (259)    3,452
CASH AND CASH EQUIVALENTS, beginning of year................     3,193      3,452         0
                                                              --------   --------   -------
CASH AND CASH EQUIVALENTS, end of year......................  $  2,787   $  3,193   $ 3,452
                                                              ========   ========   =======
CASH PAID DURING THE YEAR FOR:
  Interest..................................................  $  8,883   $  1,932   $ 1,616
  Income taxes..............................................        61         39        52
                                                              ========   ========   =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equity securities issued in connection with the Merger....  $132,645   $      0   $     0
  Assets acquired in Merger.................................   170,143          0         0
  Liabilities assumed in Merger.............................   121,588          0         0
                                                              ========   ========   =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998
              (DOLLAR AMOUNTS IN THOUSANDS, EXCLUDING SHARE DATA)

1. NATURE OF BUSINESS AND THE MERGER

NATURE OF BUSINESS AND OWNERSHIP

     HomePlace of America, Inc. ("HomePlace"), together with its wholly owned subsidiaries HomePlace Stores, Inc. (a Delaware Corporation), HomePlace Stores Two, Inc. (a Delaware Corporation) and HomePlace Management, Inc. (an Ohio Corporation) (collectively referred to as the "Company"), operate a chain of 115 retail stores in 27 states, selling primarily home decor and houseware products. HomePlace was incorporated in Delaware on March 10, 1999 and was formed to be the surviving entity resulting from the merger (the "Merger") of Waccamaw Corporation ("Waccamaw") and HomePlace Holdings, Inc. ("Holdings"). The Company's principal offices are located in Myrtle Beach, South Carolina.

MERGER

     On June 15, 1999, Waccamaw and Holdings completed the Merger pursuant to the Plan of Reorganization of Holdings and its subsidiaries (the "Holdings Group"). The Holdings Group had been operating under the provisions of Chapter 11 of the United States Bankruptcy Code after having filed voluntary petitions for relief on January 5, 1998. The following summarizes several of the key components of the Plan of Reorganization and the Merger:

     - Waccamaw and Holdings were merged with and into HomePlace, a newly formed corporation established for purposes of effecting the Merger.

     - All outstanding shares of Waccamaw common stock were converted into 10,000,000 shares of common stock of HomePlace (the "Common Stock").

     - 4,054,054 additional shares of Common Stock were issued to the former Waccamaw stockholder at a subscription price of $6.17 per share (of which 1,304,504 shares were subsequently sold by such stockholder in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended).

     - All existing common equity interests in Holdings were canceled. Holdings' common stockholders did not receive any cash, securities or similar consideration in exchange for the cancellation of their shares.

     - 10,615,946 shares of Common Stock and $25 million in cash were paid in respect of approximately 1,340 unsecured claims (representing approximately $187 million in claims of unsecured creditors against the Holdings Group) in full satisfaction of allowed unsecured claims against the Holdings Group. Holdings Group secured creditors were generally paid in full in cash or received the full collateral value of their security.

     - 250,000 shares of Common Stock and warrants (the "Preferred Warrants") to purchase an additional 1,250,000 shares of Common Stock were issued to approximately 380 holders of preferred stock of Holdings in full satisfaction of their interests in against the Holdings Group. The Preferred Warrants entitle the holders to purchase Common Stock at an exercise price of $14.00 per share and are exercisable from June 15, 1999 until June 15, 2004.

     - Warrants ("Waccamaw Warrants") to purchase an additional 600,000 shares of Common Stock were issued to the former Waccamaw stockholder. The Waccamaw Warrants entitle the holder to purchase Common Stock at an exercise price of $12.00 per share and are exercisable from June 15, 1999 until January 15, 2001.

     - The then existing Waccamaw management team assumed the management of HomePlace.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     The Merger has been treated as an acquisition of Holdings by Waccamaw and has been accounted for under the purchase method of accounting. Accordingly, the accompanying consolidated financial statements reflect the historical financial position and results of operations of Waccamaw, combined with the effects of the acquisition of Holdings occurring on June 15, 1999. The total purchase price of the acquisition, including $3,568 of transaction costs, was approximately $161,224 and has been allocated to the assets and liabilities acquired based on estimates of their fair values as follows:

Purchase Price:
  Common Stock and Warrants.................................  $132,656
  Cash......................................................    25,000
  Transaction Costs.........................................     3,568
                                                              --------
                                                              $161,224
Assets Acquired:
  Inventory.................................................  $119,204
  Fixed Assets..............................................    41,710
  Other.....................................................     9,229
                                                              --------
                                                              $170,143
Liabilities Assumed:
  Accounts Payable and Accrued Expenses.....................  $ 49,959
  Long-term debt............................................    62,808
  Non-current Liabilities...................................     8,821
                                                              --------
                                                              $121,588
                                                              --------
Net Assets Acquired:                                            48,555
                                                              --------
Excess of Purchase Price Over Net Assets Acquired...........  $112,669
                                                              ========

     The excess of cost over net fair value is being amortized over 40 years.

     Business integration expenses reflected on the accompanying statement of operations for fiscal 1999 represent costs associated with the integration of the businesses of Waccamaw and the Holdings Group. Such costs include $3,829 incurred to reformat existing Waccamaw and Holdings Group stores, $1,862 to close existing Waccamaw stores, $2,080 in marketing costs promoting the "grand re-opening" of the newly combined company, $1,347 in employee related expenses and conversion of certain computer systems, and $998 of incremental costs incurred to operate a dual replenishment system during a transitional period that is expected to be completed during fiscal 2000.

     In connection with the Merger, the Company recorded a $4,896 liability in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" for severance costs related to the termination of 160 HomePlace Holdings' employees as part of the consolidation of certain centralized operations. Since the Merger, the Company has charged payments of $4,896 to this reserve. As of February 26, 2000, no additional liability has been recorded for exit costs incurred in conjunction with the Merger.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     The activity associated with business integration expenses and liabilities recorded in connection with, or resulting from, the Merger for the year ended February 26, 2000 is as follows:

                                                                  PROVISION
                                                     LIABILITY       FOR
                                                     RECORDED     BUSINESS       CASH     ENDING
                                                      DUE TO     INTEGRATION   PAYMENTS   ACCRUAL
                                                      MERGER      EXPENSES       MADE     BALANCE
                                                     ---------   -----------   --------   -------
Severance and relocation expenses for Holdings
  Group personnel..................................   $4,896                   $ 4,896        --
Waccamaw store closings, net of proceeds...........       --       $ 1,862       1,356    $  506
Reformatting stores and consolidation of
  merchandise offerings............................       --         3,829       3,139       690
Marketing expense to promote "grand re-opening"....       --         2,080       2,080        --
Incremental distribution expenses to operate dual
  systems..........................................       --           998         998        --
Other expenses for employee relocation and
  retention........................................       --         1,070         550       520
Conversion of certain computer systems.............       --           277         277        --
                                                      ------       -------     -------    ------
                                                      $4,896       $10,116     $13,296    $1,716
                                                      ======       =======     =======    ======

     The following unaudited pro forma information has been prepared as if the Merger had occurred as of the beginning of fiscal 1998:

                                                                1999       1998
                                                              --------   --------
Total revenues..............................................  $686,668   $672,658
                                                              ========   ========
Net loss....................................................   (40,732)   (61,927)
                                                              ========   ========
EPS -- Basic and Diluted....................................     (1.63)     (2.48)
                                                              ========   ========

     The foregoing unaudited pro forma information is provided for illustrative purposes only and does not purport to be indicative of results that actually would have been achieved had the Merger been consummated at the beginning of fiscal 1998, nor is it intended to be indicative of future results.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements reflect the historical financial position and results of operations of Waccamaw. As discussed in Note 1, the Merger has been accounted for as an acquisition of Holdings by Waccamaw under the purchase method of accounting and, therefore, the accompanying statement of operations for the year ended February 26, 2000, includes the results of the acquired operations since the date of the acquisition.

FISCAL YEAR

     The Company's year-end for financial reporting purposes is the Saturday closest to the last day in the month of February. Prior to the Merger, Waccamaw's fiscal year-end was the Saturday closest to January 31. The fiscal years ended February 26, 2000, February 27, 1999, and February 28, 1998, each contained 364 days and are referred to hereafter as fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist primarily of overnight investments, commercial paper and other short-term, highly liquid instruments with original maturities at the time of purchase of three months or less. The carrying amount in the accompanying balance sheets for cash and cash equivalents approximates their fair value.

MERCHANDISE INVENTORIES

     Merchandise inventories consist of finished goods merchandise purchased from domestic and foreign vendors and are stated at the lower of cost or market. Cost is determined using the retail inventory method of accounting and includes certain buying and warehousing costs. Capitalized purchasing and warehousing costs included in inventory at February 26, 2000 and February 27, 1999 were $8,231 and $4,852, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are determined by the straight-line method over the estimated useful lives of the respective assets or term of lease, if less. Fully depreciated property and equipment is removed from the asset and related accumulated depreciation accounts.

     Maintenance and repairs are charged directly to expense as incurred. Major renewals or replacements are capitalized after making the necessary adjustments to the asset and accumulated depreciation accounts of the items renewed or replaced.

NONOPERATING EXPENSES

     Nonoperating expenses (income) for fiscal 1999, 1998, and 1997 consisted of the following:

                                                              1999   1998   1997
                                                              ----   ----   -----
Loss (gain) on disposal of fixed assets.....................  $848   $207   $ (90)
Interest income from an inactive subsidiary.................   (17)   (14)    (22)
Other.......................................................    --     39      --
                                                              ----   ----   -----
                                                              $831   $232   $(112)
                                                              ====   ====   =====

DEFERRED FINANCING COSTS


     Costs incurred in obtaining short-term and long-term financing are deferred and amortized on a straight-line basis over the term of the related financing arrangement. Amortization of deferred financing costs amounted to $769, $54 and $235 in fiscal 1999, 1998 and 1997, respectively, and is included as a component of interest expense on the accompanying statements of operations.


GOODWILL

     The excess of acquisition costs over the fair value of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization at February 26, 2000, and February 27, 1999, totaled $1,995 and $0, respectively. The recoverability of the carrying value of goodwill, along with the Company's other long-lived assets, is assessed by management whenever events or circumstances indicate an impairment may have occurred. Recoverability is assessed based on expected future cash flows resulting from use of the related asset.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

DEFERRED RENT AND TENANT ALLOWANCES

     The Company accounts for scheduled rent increases contained in its leases on a straight-line basis over the noncancelable lease term. Deferred tenant allowances, principally beneficial leasehold costs, are amortized on a straight-line basis over the remaining life of the leasehold. Deferred rent and tenant allowances totaled $7,084 and $4,419 at February 26, 2000, and February 27, 1999, respectively, and are included in other noncurrent liabilities and deferred credits on the accompanying consolidated balance sheets.

REVENUE RECOGNITION

     The Company recognizes revenue at the time of sale of merchandise to its customers.

STORE OPENING AND CLOSING COSTS

     New store opening costs are charged to expense as incurred. In the event a store is closed before its lease has expired, the total lease obligation, less anticipated sublease rental income, is provided for in the year of closing. During fiscal 1998 and 1997, the Company recorded charges of $446 and $1,753, respectively, for estimated lease termination and other costs incurred in connection with the closing of one of the Company's stores, of which $1,950 and $265 were paid in fiscal 1998 and fiscal 1997, respectively.

ADVERTISING COSTS

     Expenses associated with store advertising are charged to earnings as incurred.

INCOME TAXES

     The Company files a consolidated federal income tax return. Separate state income tax returns are filed with each state in which the Company conducts business.

     The Company accounts for its income taxes using the asset and liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company has elected not to adopt the fair value based method of accounting for its stock-based compensation plans, but will continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issue to Employees" ("APB No. 25"). The Company has complied with the disclosure requirements of SFAS No. 123.

EARNINGS PER COMMON SHARE

     Earnings per common share ("EPS") is calculated in accordance with SFAS 128, "Earnings Per Share." Basic EPS is calculated using income available to common stockholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

would have been outstanding if the dilutive potential shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. All per share amounts and weighted average shares presented herein have been restated to reflect the effects of the stock conversion resulting from the Merger.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, other current liabilities and the Company's line of credit are reflected in the consolidated financial statements at carrying value which approximates fair value due to the short-term nature of these instruments. The carrying values of the Company's long-term borrowings and capital lease obligations approximate fair value based on current rates available to the Company for similar instruments.

USE OF ESTIMATES

     The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. The statement specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. Companies must formally document, designate and assess the effectiveness of transactions utilizing hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Management does not believe the adoption of SFAS No. 133 will have a material impact on the Company's financial position or results of operations.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
Due from vendors............................................     $1,422         $2,757
Other.......................................................        700            160
                                                                 ------         ------
                                                                 $2,122         $2,917
                                                                 ======         ======

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

4. OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
Prepaid rent................................................    $ 5,865         $1,796
Other.......................................................      6,287          2,169
                                                                -------         ------
                                                                $12,152         $3,965
                                                                =======         ======

5. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net, consists of the following:

                                                      FEBRUARY 26,   FEBRUARY 27,
                                                          2000           1999       DEPR. LIVES
                                                      ------------   ------------   -----------
Machinery and equipment.............................    $ 13,473       $ 24,468      3-7 years
Furniture and fixtures..............................      79,304         32,342       10 years
Property under capital leases.......................       8,776              0     3-10 years
Leasehold improvements..............................      13,211          9,358       10 years
Construction-in-progress............................      10,369          6,212
                                                        --------       --------
                                                         125,133         72,380
  Less -- Accumulated depreciation..................     (44,916)       (41,238)
                                                        --------       --------
                                                        $ 80,217       $ 31,142
                                                        ========       ========

     Depreciation expense was $10,711, $5,776 and $5,490 during fiscal 1999, 1998 and 1997, respectively. At February 26, 2000, and February 27, 1999, assets under capital lease amounted to $8,776 and $0, net of accumulated depreciation of $929 and $0, respectively.

6. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
Salaries and employee benefits..............................    $ 6,105         $3,514
Leases payable..............................................      3,728          1,736
Sales and property taxes payable............................      3,122          1,142
Merchandise credits.........................................      2,194            211
Other.......................................................      2,948            180
                                                                -------         ------
                                                                $18,097         $6,783
                                                                =======         ======

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
Senior secured revolving credit facility, interest rates as
  follows:
  At prime (8.75% at February 26, 2000).....................    $ 15,342       $20,168
  At 30-day LIBOR (8.155%)..................................      30,000             0
  At 60-day LIBOR (8.154%)..................................      40,000             0
  At 30-day LIBOR (8.130%)..................................      30,000             0
                                                                --------       -------
                                                                 115,342        20,168
                                                                --------       -------
Subordinated term note --
  Principal (at 12% interest, paid monthly).................      15,000             0
  Paid-in-kind interest (at 3% interest, at maturity).......         267             0
                                                                --------       -------
                                                                  15,267             0
                                                                --------       -------
Long-term portion of capital lease obligation...............          87             0
                                                                --------       -------
                                                                $130,696       $20,168
                                                                ========       =======

     In connection with the Merger, the Company entered into a revolving credit facility with commercial banks which provides secured borrowings of up to $200 million. Available borrowings under the credit facility are based on a percentage of eligible merchandise inventory at cost, as defined, and are limited to 75% of eligible inventory during the period from December 16 to September 14, and 79% of eligible inventory during the period from September 15 to December 15 of each year. The revolving credit facility expires in June 2002 and generally bears interest at the Prime Rate. Under the facility, the Company has other borrowing options available which allow the Company to fix the interest rate on portions of its outstanding indebtedness at the then LIBOR plus 2.25% for periods of between 30 days and 2 years. At February 26, 2000, the Company had $30.0 million in a 30-day LIBOR advance at 8.155%, $30.0 million in a 30-day LIBOR advance at 8.13% and $40.0 million in a 60-day LIBOR advance at 8.154%. An annual fee of .375% is payable quarterly on the unused portion of the revolving credit facility. Outstanding letters of credit, which reduce available borrowings, were $3,610 at February 26, 2000. The Company had additional available borrowings under the credit facility of $16,277 as of February 26, 2000. The revolving credit facility expires in June 2002 and is collateralized by all of the Company's assets.

     Also in connection with the Merger, the Company entered into a term-loan agreement, subordinated to the revolving credit facility, which provides secured borrowings of $15 million at a rate of 12% per annum, payable monthly in arrears. Additional paid-in-kind interest accrues on the unpaid principal balance at 3% per annum (PIK interest) and is added to the then unpaid principal balance of the term note on a monthly basis. The aggregate balance of PIK interest so added to the term note accrues interest at a rate of 12% per annum. Repayments of term loan borrowings are permitted beginning July 1, 2000, subject to certain conditions. All outstanding indebtedness, including accrued PIK interest, under the term loan agreement is due in full in June 2002. Borrowings under the term loan agreement are collateralized, on a subordinated basis, by all of the Company's assets.


     The revolving credit facility and subordinated term note require the Company to comply with certain financial performance covenants, including meeting minimum earnings before interest, taxes, depreciation and amortization (as defined) levels, and place restrictions on, among other things, the Company's ability to incur additional indebtedness and prohibit the payment of cash dividends or similar distributions in respect of any class of capital stock during the terms of such facilities. As of February 26, 2000, the Company was in

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

compliance with all financial performance covenants. Based on current estimates of cash flow, management believes available borrowings under the revolving credit facility will be sufficient to fund operations and new store growth during fiscal 2000.

     Financing costs of $2,950 incurred to obtain the revolving credit facility and subordinated term have been deferred and are being amortized over the three-year term of the agreements.

     Prior to entering into the new revolving credit facility and subordinated term loan agreements in June 1999, the Company had a $35 million revolving credit facility, with interest payable at the lender's prime rate and an annual fee of .375% on the unused portion of the facility.

8. LEASES

     The Company conducts all of its operations from leased facilities. The leases are generally operating leases with initial terms of up to 20 years, and most contain renewal options and rent escalation clauses. Rental payments include minimum rentals plus real estate taxes, common area costs and other contingent rental costs based on sales. Scheduled rent increases for store leases are recognized on a straight-line basis over the respective term of the lease. A deferred rent liability related to these scheduled rent increases of $6,000 is included on the accompanying consolidated balance sheet as of February 26, 2000.

     The Company also has noncancelable leases with terms up to three years related to store fixtures and computer equipment, the majority of which are operating in nature. In connection with the Merger, the Company assumed certain fixture and equipment leases which have been accounted for as capital leases due to bargain-purchase options available at the end of the lease term. Obligations under capital leases have been capitalized using the Company's incremental cost of borrowing at the time of the Merger.

     Future minimum lease payments required under noncancelable leases with initial or remaining terms of more than one year are as follows:

                                                              CAPITAL   OPERATING
FISCAL YEAR                                                   LEASES     LEASES
-----------                                                   -------   ---------
2000........................................................  $ 3,030   $ 60,436
2001........................................................       89     61,161
2002........................................................        0     59,989
2003........................................................        0     58,162
2004........................................................        0     57,171
Thereafter..................................................        0    439,594
                                                              -------   --------
Total minimum lease payments, including interest............    3,119   $736,513
                                                                        ========
  Less -- Interest..........................................     (149)
                                                              -------
Present value of net minimum lease payments, less
  interest..................................................    2,970
  Less -- Current portion of capital lease obligations......   (2,883)
                                                              -------
Long-term portion of capital lease obligations..............  $    87
                                                              =======

     Rent expense for all operating leases was $42,843, $17,848 and $17,410 for 1999, 1998 and 1997, respectively.

9. RETIREMENT PLANS

     The Company has two defined benefit pension plans covering most employees. Salaried employees' benefits are based on the employees' years of service and compensation. Hourly employees' benefits are based solely on years of service.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     During fiscal 1999, the Company amended its defined benefit plans such that plan participants ceased to accrue additional pension benefits as of December 31, 1999. The portion of the projected benefit obligation based on future compensation levels beyond December 31, 1999, exceeded the accumulated benefit obligation. As a result, the Company recognized a net curtailment gain of $215. The Company is currently in the process of obtaining appropriate regulatory approval for termination of the defined benefit pension plans.

     The following table, derived from the Company's most recent actuarial valuation, sets forth the pension plans' funded status at December 31:

                                                               1999     1998
                                                              ------   ------
Change in benefit obligation --
  Benefit obligation at beginning of year:..................  $1,766   $1,319
     Service cost...........................................     326      250
     Interest cost..........................................     138      113
     Actuarial (gain) loss..................................    (133)     202
     Curtailment............................................    (284)       0
     Benefits paid..........................................     (84)    (118)
                                                              ------   ------
Benefit obligation at end of year...........................  $1,729   $1,766
                                                              ======   ======

                                                               1999     1998
                                                              ------   ------
Change in plan assets --
  Fair value of plan assets at beginning of year:...........  $1,476   $  951
     Actual return on plan assets...........................      91       91
     Employer contributions.................................      72      552
     Benefits paid..........................................     (84)    (118)
                                                              ------   ------
Fair value of plan assets at end of year....................  $1,555   $1,476
                                                              ======   ======

                                                              1999    1998
                                                              -----   -----
Consisting of --
  Funded status at end of year..............................  $(174)  $(290)
  Unrecognized net actuarial loss...........................    132     265
  Unrecognized prior service cost...........................      0      66
                                                              -----   -----
          (Accrued) prepaid benefit cost....................  $ (42)  $  41
                                                              =====   =====

     The Plans' assets consist primarily of units of certain collective trust funds administered by the trustee and cash equivalents. A 7.75%, 6.75% and 7.50% weighted average discount rate was used for both plans for the Plans' year ending December 31, 1999, 1998 and 1997. A 3.00% rate of increase in future payroll costs was used for the salaried plan in determining the actuarial present value of the projected benefit obligations for the year ending December 31, 1999, 1998 and 1997. The expected long-term rate of return on assets was 8.00% for the Plans' year ending December 31, 1999, 1998 and 1997.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     The net periodic pension cost of the Company's defined benefit plans for the plan years ending December 31 consisted of the following components:

                                                              1999    1998   1997
                                                              -----   ----   ----
Service cost................................................  $ 326   $250   $195
Interest cost...............................................    137    113     96
Expected return on plan assets..............................   (121)   (87)   (71)
Net amortization and deferral...............................     28     13     13
Curtailment gain, net.......................................   (215)     0      0
                                                              -----   ----   ----
          Net periodic pension cost.........................  $ 155   $289   $233
                                                              =====   ====   ====

     The Company also sponsors a defined contribution savings plan covering the majority of its full-time employees. Contributions by the employees are partially matched by the Company. The participants' contributions are 100% vested at all times and the Company's contributions vest over a three-year period. The Company's expense under this plan was $561, $397 and $219 in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

10. INCOME TAXES:

     Components of the (provision) benefit for income taxes are as follows:

                                                              1999    1998     1997
                                                              ----   ------   ------
Current provision...........................................  $(61)  $  (39)  $  (52)
Deferred benefit............................................     0    2,082    1,101
                                                              ----   ------   ------
          Total (provision) benefit for income taxes........  $(61)  $2,043   $1,049
                                                              ====   ======   ======

     A reconciliation of the differences between the statutory U.S. federal income tax rate and the Company's effective tax rate is as follows:

                                                             1999      1998      1997
                                                            -------   -------   -------
Income tax benefit at statutory rate......................  $(7,373)  $  (418)  $(1,954)
State income taxes........................................       61        44        52
Change in valuation allowance.............................    7,373    (1,669)      853
                                                            -------   -------   -------
                                                            $    61   $(2,043)  $(1,049)
                                                            =======   =======   =======

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     Deferred tax assets and liabilities consist of the following:

                                                              FEBRUARY 26,   FEBRUARY 27,
                                                                  2000           1999
                                                              ------------   ------------
Deferred tax assets --
  Net operating loss carryforwards..........................    $ 78,495       $11,265
  Deferred rent and tenant allowances.......................       2,692         1,698
  Reserves not currently deductible.........................       4,102           779
  Book depreciation in excess of tax........................         644             0
                                                                --------       -------
                                                                  85,933        13,742
  Less -- Valuation allowance...............................     (81,316)       (5,568)
                                                                --------       -------
          Total net deferred tax assets.....................       4,617         8,174
                                                                --------       -------
Deferred tax liabilities --
  Tax depreciation in excess of book........................           0         3,340
  Prepaid expenses..........................................          86           303
                                                                --------       -------
          Total deferred tax liabilities....................          86         3,643
                                                                --------       -------
          Net deferred tax asset............................    $  4,531       $ 4,531
                                                                ========       =======

     At February 26, 2000, the Company had approximately $197,000 of federal and state net operating loss carryforwards ("NOLs") and $193,000 of state NOL's available to reduce future taxable income, the majority of which were acquired in connection with the Merger discussed in Note 1. Utilization of the Company's NOLs is subject to annual limitations under the Internal Revenue Code and is entirely dependent on the Company's ability to generate sufficient taxable income prior to the expiration of the NOLs. The Company's NOLs expire in various amounts during the period 2009 to 2019, with the majority of the NOLs expiring between years 2012 and 2019.

     Recognition of a deferred tax asset related to the expected utilization of tax loss carryforwards is conditioned on the existence of sufficient positive evidence indicating it is more likely than not that the asset will be realized. Based on the Company's projections of future operations, the Company believes it will generate sufficient taxable income to utilize all of its NOLs. Under generally accepted accounting principles, however, projected financial performance alone is not sufficient to warrant the recognition of a tax asset to the extent the Company has not demonstrated an ability to achieve profitability in recent years. Rather, the presumption exists that absent historical evidence of the Company's ability to generate taxable income, a valuation reserve against deferred tax assets should be established. Accordingly, The Company has provided a full valuation allowance against NOL and other deferred tax assets acquired as a result of the Merger, which has had the effect of increasing goodwill recognized as a result of the Merger by approximately $68,000. Further, the Company has not provided any tax benefit for the loss experienced in the current year.

     The valuation allowance established by the Company is subject to periodic review and adjustment based on changes in facts and circumstances. Adjustments to the valuation allowance related to deferred tax assets exclusive of those acquired as part of the Merger are recorded as adjustments to the Company's income tax expense in the year of change. Any reductions in the allowance related to NOL and other deferred tax assets acquired as part of the Merger will be treated as a direct reduction of goodwill in the year in which the reduction is deemed warranted.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

11. CAPITAL STOCK, WARRANTS AND OPTIONS

CAPITAL STOCK AND WARRANTS

     Prior to the Merger, Waccamaw's capital stock consisted of 20,000,000 outstanding shares of common stock (no par value) with a stated value of $0.053375 per share. On June 15, 1999, pursuant to the Merger, all 20,000,000 outstanding shares of Waccamaw common stock were converted into 10,000,000 shares of HomePlace common stock with a par value of $0.001 per share. An additional 4,054,054 shares of HomePlace common stock were issued to the former Waccamaw stockholder for total proceeds of $25,000.

     Pursuant to the Plan of Reorganization of the Holdings Group and the Merger, 10,945,946 shares of HomePlace common stock were issued to certain creditors and preferred stockholders of Holdings.

     Under the term of the Plan of Reorganization, warrants to purchase 600,000 shares of HomePlace common stock were issued to the former Waccamaw stockholder and warrants to purchase 1,250,000 shares of HomePlace common stock were issued to holders of certain equity interests in the Holdings Group. The warrants issued to the former Waccamaw stockholder are exercisable over a period of 19 months at an exercise price of $12.00 per share. The warrants issued to former holders of preferred equity interests in Holdings and its subsidiaries are exercisable over a period of five years at an exercise price of $14.00 per share.

     As of February 26, 2000, HomePlace was authorized to issue 40,000,000 shares of common stock and 5,000,000 shares of preferred stock with a par value of $0.10 per share. As of February 26, 2000, 25,000,000 shares of common stock and no shares of preferred stock are issued and outstanding.

OPTIONS

     In May 1995, the Board of Directors approved the HomePlace of America, Inc. amended and restated Stock Incentive Plan (Stock Incentive Plan) (formerly the Waccamaw Stock Incentive Plan), which covers the award of incentive stock options and nonqualified stock options to employees and nonemployee directors. The objectives of the Stock Incentive Plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. The Stock Incentive Plan also provides incentives to nonemployee directors to remain on the Board of Directors and share in the future profitability of the Company. Each option to purchase shares of the common stock of Waccamaw Corporation which was outstanding immediately prior to the Merger, whether vested or unvested, was adjusted such that each Waccamaw stock option was deemed to constitute an option to acquire one-half of a share of common stock of HomePlace of America, Inc. at the exercise price of the Waccamaw stock option multiplied by two. Options outstanding under the Company's Stock Incentive Plan have been granted at prices which are either equal to or above the market value of the stock on the date of grant, generally vest over a period of five years (one year for non-employee directors), and expire ten years after the grant date.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     The status of the Company's stock option plan, restated to reflect the conversion of Waccamaw stock options, is summarized below as of February 26, 2000:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
OUTSTANDING AT FEBRUARY 22, 1997............................    300,000     $11.20
  Granted...................................................     42,500      11.20
  Exercised.................................................          0       0.00
  Canceled..................................................          0       0.00
                                                              ---------     ------
OUTSTANDING AT FEBRUARY 28, 1998............................    342,500      11.20
  Granted...................................................      5,000      11.20
  Exercised.................................................          0       0.00
  Canceled..................................................          0       0.00
                                                              ---------     ------
OUTSTANDING AT FEBRUARY 27, 1999............................    347,500      11.20
  Granted...................................................    930,000      11.97
  Exercised.................................................          0       0.00
  Canceled..................................................    106,500      11.76
                                                              ---------     ------
OUTSTANDING (HELD BY 30 OPTIONEES) AT FEBRUARY 26, 2000.....  1,171,000      11.76
                                                              =========     ======
OPTIONS EXERCISABLE AT --
  February 26, 2000.........................................    241,000      11.20
  February 27, 1999.........................................    175,000      11.20
  February 28, 1998.........................................    105,000      11.20
                                                              =========     ======

     The outstanding options expire at various dates through June 2009. As of February 26, 2000, the Company is authorized to grant options for up to 2,000,000 common shares under the Plan.

     The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost is recognized for stock options granted at or above fair market value. Had compensation expense for the Company's stock option awards been determined based upon fair values at the grant dates in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to awards granted prior to fiscal year 1996. Additional stock option awards are anticipated in future years.

                                                                1999     1998    1997
                                                              --------   ----   -------
Net earnings (loss):
  As reported...............................................  $(21,126)  $850   $(4,533)
  Pro forma.................................................   (21,378)   679    (4,697)
Earnings (loss) per share:
  As reported...............................................     (1.03)   .09      (.45)
  Pro forma.................................................     (1.04)   .07      (.47)
                                                              ========   ====   =======

     The weighted average fair value of options granted during 1999, 1998 and 1997 as estimated on the date of grant using the Black-Scholes option-pricing model was $3.82, $4.21 and $4.21. The fair value of 1999, 1998 and 1997 options granted is estimated on the date of grant using the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate range of 5.4% to 6.9% depending on grant date and an expected life of seven years.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

          FEBRUARY 26, 2000, FEBRUARY 27, 1999, AND FEBRUARY 28, 1998

     Summary information about the Company's stock options outstanding at February 26, 2000:

                                                      WEIGHTED
                                                       AVERAGE     WEIGHTED                 WEIGHTED
RANGE OF                                             CONTRACTUAL   AVERAGE                  AVERAGE
EXERCISE                            OUTSTANDING AT   PERIODS IN    EXERCISE   EXERCISABLE   EXERCISE
 PRICE                                 2/26/00          YEARS       PRICE     AT 2/26/00     PRICE
--------                            --------------   -----------   --------   -----------   --------
$11.20-$12.00.....................    1,171,000         8.38        $11.76      241,000      $11.20
                                      =========         ====        ======      =======      ======

12. CALCULATIONS OF EARNINGS PER SHARE

     The basic and diluted earnings per share calculations are presented in the following table:

                                                     1999          1998          1997
                                                  -----------   -----------   -----------
Basic and diluted earnings (loss) per share --
  Net income (loss):............................  $   (21,126)  $       850   $    (4,533)
  Weighted average number of common shares
     outstanding during the period..............   20,549,451    10,000,000    10,000,000
                                                  -----------   -----------   -----------
  Basic and diluted earnings per share..........  $     (1.03)  $       .09   $      (.45)
                                                  ===========   ===========   ===========

     Options and warrants to purchase shares of common stock were outstanding during 1999, 1998 and 1997, but were not included in the computation of diluted EPS because the effect was anti-dilutive.

13. RELATED-PARTY TRANSACTIONS

     As discussed in Note 1, in connection with the Merger, 4,054,054 shares of HomePlace's common stock were issued to the former Waccamaw stockholder at an aggregate price of $25,000. Warrants valued at $156 to purchase 600,000 shares of HomePlace's common stock were also issued to the former Waccamaw stockholder as part of the Merger.

     For services as investment and financial advisers in connection with the Merger, the Company paid G. William Miller & Co., Inc. a fee of $1,500. G. William Miller is the Chairman and principal owner of G. William Miller & Co., Inc. and has served as Chairman of the Board of the Company since the Merger. G. William Miller previously served as Chairman of the Board of Waccamaw prior to the Merger.

     For services in connection with the Merger, Peter J. Solomon Company, of which David L. Resnick was a Principal/Managing Director, received $3,500. David
L. Resnick has served as a director of the Company since the Merger.

14. COMMITMENTS AND CONTINGENCIES

INSURANCE

     The Company maintains insurance coverage for workers' compensation and medical and dental claims, subject to certain deductibles and/or stop-loss coverages. The Company accrues liabilities under these programs based on the loss and loss adjustment expenses as estimated, in part, by an outside administrator.

LITIGATION AND CLAIMS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited Pro Forma Consolidated Statement of Operations and explanatory notes are presented to show the impact of the results of operations if the Merger had been consummated on February 28, 1998. They reflect the consolidation of the results of operations of HomePlace Holdings, Inc. and of HomePlace of America, Inc., and certain expense adjustments. The financial data below is provided for informational purposes only and is not intended to be indicative of future performance.

                           HOMEPLACE OF AMERICA, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 26, 2000
                                  (UNAUDITED)
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        FISCAL YEAR ENDED FEBRUARY 26, 2000
                                            -----------------------------------------------------------
                                              HOMEPLACE      HOMEPLACE OF
                                            HOLDINGS, INC.   AMERICA, INC.    ADJUSTMENTS      TOTAL
                                            --------------   -------------    -----------   -----------
Net Sales.................................     $109,727       $  576,941                    $   686,668
Cost of sales, including buying and
  warehousing costs.......................       64,488          372,751(1)                     437,239
                                               --------       ----------                    -----------
  Gross profit............................       45,239          204,190                        249,429
Store operating, general and
  administrative expenses.................       48,583          204,536          822(2)        253,941
Business integration expenses.............            0           10,116                         10,116
                                               --------       ----------                    -----------
  Loss from operations....................       (3,344)         (10,462)                       (14,628)
Interest expense..........................       (2,765)          (9,772)         110(3)        (12,427)
Other non-operating expenses, net.........            0             (831)                          (831)
                                               --------       ----------                    -----------
  Loss before reorganization items........       (6,109)         (21,065)                       (27,886)
Reorganization items......................      (12,785)               0                        (12,785)
                                               --------       ----------                    -----------
  Loss before taxes.......................      (18,894)         (21,065)                       (40,671)
Provision for income taxes................            0              (61)                           (61)
                                               --------       ----------                    -----------
          Net Loss........................     $(18,894)      $  (21,126)                   $   (40,732)
                                               ========       ==========                    ===========
Net loss per share -- Basic and
  Diluted(4)..............................                                                  $     (1.22)
                                                                                            ===========
Weighted average shares outstanding(4)....                                                   25,000,000
                                                                                            ===========

---------------

(1) Includes $14,043 of clearance markdowns to liquidate inventory and align the merchandise assortments of the new combined HomePlace.
(2) Store operating, general and administrative expenses have been adjusted to reflect annualized amortization of goodwill.
(3) Interest expense has been adjusted downward reflecting the reduction in interest rate on the $15 million term note of HomePlace of America, Inc. that replaced the HomePlace Holdings, Inc. term note.
(4) Reflects stock conversion pursuant to the Merger.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    AS OF MAY 27, 2000 AND FEBRUARY 28, 2000
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                MAY 27,      FEBRUARY 26,
                                                                  2000           2000
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   3,898      $   2,787
  Accounts receivable.......................................       6,106          2,122
  Merchandise inventories...................................     215,993        200,151
  Other current assets......................................      14,633         12,152
                                                               ---------      ---------
          Total current assets..............................     240,630        217,212
PROPERTY AND EQUIPMENT, Net.................................      82,085         80,217
GOODWILL, Net...............................................     109,969        110,673
DEFERRED INCOME TAXES.......................................       3,419          3,419
OTHER ASSETS, Net...........................................       2,608          2,615
                                                               ---------      ---------
          Total assets......................................   $ 438,711      $ 414,136
                                                               =========      =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  74,912      $  56,260
  Accrued expenses..........................................      14,959         18,097
  Accrued interest..........................................       1,124          1,028
  Current portion of capital lease obligation...............       2,274          2,883
                                                               ---------      ---------
          Total current liabilities.........................      93,269         78,268
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION.................     147,795        130,696
OTHER NONCURRENT LIABILITIES AND DEFERRED CREDITS...........       8,222          7,264
                                                               ---------      ---------
          Total liabilities.................................     249,286        216,228
                                                               ---------      ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.10 par value; 5,000,000 shares
     authorized; none issued and outstanding................           0              0
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 25,000,000 shares issued and outstanding...          25             25
  Additional paid-in capital................................     370,359        370,359
  Retained deficit..........................................    (180,959)      (172,476)
                                                               ---------      ---------
          Total stockholders' equity........................     189,425        197,908
                                                               ---------      ---------
          Total liabilities and stockholders' equity........   $ 438,711      $ 414,136
                                                               =========      =========

The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THIRTEEN WEEKS ENDED MAY 27, 2000 AND MAY 29, 1999
                                  (UNAUDITED)
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                THIRTEEN WEEKS ENDED
                                                                MAY 27,       MAY 29,
                                                                 2000          1999
                                                              -----------   -----------
NET SALES...................................................  $   155,477   $    59,351
COST OF SALES, including buying and warehousing costs.......       96,904        37,071
                                                              -----------   -----------
  Gross profit..............................................       58,573        22,280
STORE OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES........       61,770        23,187
BUSINESS INTEGRATION EXPENSES...............................        1,450            --
                                                              -----------   -----------
     Loss from operations...................................       (4,647)         (907)
INTEREST EXPENSE............................................       (3,836)         (504)
                                                              -----------   -----------
     Loss before income taxes...............................       (8,483)       (1,411)
PROVISION FOR INCOME TAXES..................................            0           (12)
                                                              -----------   -----------
          Net loss..........................................  $    (8,483)  $    (1,423)
                                                              ===========   ===========
NET LOSS PER SHARE -- Basic and Diluted.....................  $     (0.34)  $     (0.14)
                                                              ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................   25,000,000    10,000,000
                                                              ===========   ===========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THIRTEEN WEEKS ENDED MAY 27, 2000 AND MAY 29, 1999
                                  (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 THIRTEEN WEEKS ENDED
                                                              ---------------------------
                                                              MAY 27, 2000   MAY 29, 1999
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (8,483)      $(1,423)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................       3,862         1,427
     (Gain) loss on disposal of fixed assets................          (5)            2
     Changes in operating assets and liabilities:
       Receivables..........................................      (3,984)          229
       Inventory............................................     (15,842)       (1,904)
       Other current assets.................................      (2,481)       (1,521)
       Other assets.........................................           6            14
       Accounts payable and accrued expenses................      15,611          (490)
       Other liabilities....................................       1,097           (25)
                                                                --------       -------
          Net cash used in operating activities.............     (10,219)       (3,691)
                                                                --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................      (5,026)       (1,646)
  Proceeds from sale of equipment, net......................           5             0
                                                                --------       -------
          Net cash used in investing activities.............      (5,021)       (1,646)
                                                                --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving credit facility............      17,012         4,969
  Payments under capitalized leases.........................        (661)            0
                                                                --------       -------
          Net cash provided by financing activities.........      16,351         4,969
                                                                --------       -------
  (INCREASE) DECREASE IN CASH AND CASH EQUIVALENTS..........       1,111          (368)
CASH AND CASH EQUIVALENTS, beginning of year................       2,787         3,193
                                                                --------       -------
CASH AND CASH EQUIVALENTS, end of period....................    $  3,898       $ 2,825
                                                                ========       =======
CASH PAID DURING THE PERIOD FOR:
     Interest...............................................    $  3,740       $   467
     Income taxes...........................................           0            12
                                                                --------       -------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                  HOMEPLACE OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MAY 27, 2000 AND MAY 29, 1999
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     On June 15, 1999, Waccamaw Corporation and its subsidiaries ("Waccamaw") completed a merger (the "Merger") pursuant to the Plan of Reorganization of HomePlace Holdings, Inc. and its subsidiaries (the "Holdings Group"). HomePlace of America, Inc. ("HomePlace" or the "Company") was formed to be, and is, the surviving entity of the Merger. The Merger has been treated as an acquisition of the Holdings Group by Waccamaw and has been accounted for under the purchase method of accounting. Accordingly, the accompanying consolidated financial statements represent the results of operations of HomePlace and its subsidiaries for the first quarter of 2000 compared to the results of operations of Waccamaw for the first quarter of 1999. As a result, the results of operations for the first quarter of 2000 are not comparable to the results of operations for the first quarter of 1999.

     The accompanying consolidated financial statements have been prepared by the Company and, except for the consolidated balance sheet as of February 26, 2000, have not been audited. In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company and the results of its operations and cash flows. Because of the seasonality of the retailing business, operating results for the Company on a quarterly basis may not be indicative of operating results for the full year.

     These financials statements should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended February 26, 2000, included in the Company's amended Form 10 filed with the Securities and Exchange Commission on August 14, 2000. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

2. CHANGE IN ACCOUNTING METHOD

     Effective February 27, 2000, the Company changed its method of valuing inventory from the conventional retail method to the weighted average cost method. In fiscal 2000, the Company completed the implementation of new computer software (SAP) that enables it to better track costs and movements of individual items on a perpetual basis. This accounting change had no material impact on the results of operations or financial position of the Company for current interim period or for prior fiscal periods.

3. REVOLVING CREDIT FACILITY, TERM NOTE, AND COMMERCIAL CREDIT AGREEMENT

     In connection with the Merger, the Company entered into a revolving credit facility (the "Revolving Credit Facility") with commercial banks that provides secured borrowings of up to $200 million. The Revolving Credit Facility was amended, as discussed below, on May 12, 2000. Available borrowings under the Revolving Credit Facility, as amended, are based on a percentage of eligible merchandise inventory at cost, as defined, and are limited to 75% of eligible inventory during the period from December 16 to September 14, 79% of eligible inventory during the period of September 15 to December 15 of each year. Outstanding letters of credit, which reduce available borrowings, were $6.1 million at May 27, 2000. The Company had additional available borrowings under the Revolving Credit Facility of $7.9 million at May 27, 2000. The Revolving Credit Facility expires in June 2002 and is generally collateralized by all of the Company's assets.

     Also in connection with the Merger, the Company entered into a term loan (the "Term Loan"), subordinated to the Revolving Credit Facility. The Term Loan was amended, as discussed below, on May 12, 2000. The Term Loan, as amended, provides secured borrowings of $15 million (exclusive of PIK interest as defined hereinafter) at a rate of 12.5% per annum, payable monthly in arrears. Additional paid-in-kind interest ("PIK Interest") accrues at a rate of 3% per annum on the unpaid principal balance and is added to the then unpaid principal balance of the Term Loan. The aggregate balance of PIK Interest so added to the Term Loan accrues interest at a rate of 12.5% per annum. Repayments of the Term Loan are permitted beginning July 1, 2000, subject to certain conditions. All outstanding indebtedness under the Term Loan, including accrued PIK Interest, is due in full in June 2002. Borrowings under the Term Loan are collateralized on a subordinated basis by all of the Company's assets.

     On May 12, 2000, the Company amended the Revolving Credit Facility and the Term Loan. Per the amendment, the interest rates on advances under the Revolving Credit Facility and on the Term Loan were increased by 0.25% and 0.50%, respectively, and the EBITDA covenant (as defined in the Revolving Credit Facility) was amended, reducing the required EBITDA.

     On August 3, 2000, the Company entered into an $5 million unsecured commercial credit agreement with Carolina First Bank (the "Carolina First Agreement"). The Carolina First Agreement will be used exclusively for letters of credit, which the Company generally issues in connection with its import purchases. The Carolina First Agreement contains certain financial performance covenants, including adjusted net worth and working capital (both as defined therein).


     The Revolving Credit Facility and the Term Loan, both as amended, require the Company to comply with certain financial performance covenants, including minimum levels of EBITDA as defined, and place restrictions on, among other things, the Company's ability to incur additional indebtedness and prohibit the payment of cash dividends or similar distributions in respect of any class of capital stock during the terms of such facilities. As of May 27, 2000, the Company was in compliance with all financial performance covenants.


4. MERGER RELATED LIABILITIES AND EXPENSES

     Business integration expenses reflected on the accompanying statement of operations for thirteen weeks ended May 27, 2000 represent costs associated with the integration of the businesses of Waccamaw and the Holdings Group. Such costs include $1.0 million incurred to reformat existing Waccamaw and Holdings Group stores, $0.2 million in marketing costs promoting the "grand re-opening" of the stores, $0.1 million in employee-related expenses, and $0.2 of incremental costs incurred to operate a dual replenishment system.

     The activity associated with business integration expenses and liabilities resulting from the Merger for the thirteen weeks ended May 27, 2000, is as follows (in thousands):

                                                  ACCRUAL      PROVISION FOR
                                                     AT          BUSINESS        CASH     ENDING
                                                FEBRUARY 26,    INTEGRATION    PAYMENTS   ACCRUAL
                                                    2000         EXPENSES        MADE     BALANCE
                                                ------------   -------------   --------   -------
Waccamaw store closings, net of proceeds......     $  506             --        $  224     $282
Reformatting stores and consolidation of
  merchandise offerings.......................        690            967         1,425      232
Marketing expense to promote "grand
  re-opening".................................         --            181           181       --
Incremental distribution expenses to operate
  dual systems................................         --            190           190       --
Other expenses for employee relocation and
  retention...................................        520            112           632       --
                                                   ------         ------        ------     ----
                                                   $1,716         $1,450        $2,652     $514
                                                   ======         ======        ======     ====

5. LEASES

     During the first quarter of 2000, the Company entered into various leases related to the opening of its new stores and distribution centers. These leases are operating leases and are similar to the Company's other facilities' leases with respect to initial terms, renewal options, rent escalation clauses, payment of executory costs, etc. The Company expects to lease substantially all of the machinery and equipment for its distribution centers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of HomePlace Holdings, Inc. and Subsidiaries, Debtors and
Debtors-in-Possession:

     We have audited the accompanying consolidated balance sheets of HomePlace Holdings, Inc. (a Nevada corporation) and Subsidiaries, Debtors and Debtors-in-Possession, as of February 27, 1999 and February 28, 1998, and the related consolidated statements of operations, stockholders' interest and cash flows for each of the three years in the period ended February 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of HomePlace Holdings, Inc. and Subsidiaries, Debtors and Debtors-in-Possession, as of February 27, 1999 and February 28, 1998, and the results of their operations and their cash flows for each of three years in the period ended February 27, 1999, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the consolidated financial statements, on January 5, 1998, the Company filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. In addition, the Company has experienced losses before reorganization items in each of the last three years ending February 27, 1999, and as of February 27, 1999 had a stockholder's deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, (i) acceptance of the Plan of Reorganization by the Company's creditors, with confirmation by the Bankruptcy Court, (ii) compliance with all covenants under the debtor-in-possession credit facility and senior subordinated notes, (iii) the success of future operations and (iv) resolution of the uncertainties of the reorganization case, as discussed further in Note 3. Management's plans in regard to these matters are also discussed in Note 1 to the consolidated financial statements.

     The eventual outcome of the matters discussed in the previous paragraph is not presently determinable. The consolidated financial statements do not include any adjustments relating to the resolution of these uncertainties or the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                          Arthur Andersen LLP

Cleveland, Ohio,
April 29, 1999.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                 AS OF FEBRUARY 27, 1999 AND FEBRUARY 28, 1998
                             (THOUSANDS OF DOLLARS)

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $   2,259.5    $   4,886.8
  Accounts receivable.......................................      5,477.2        4,540.9
  Receivable from liquidator................................           --       14,625.3
  Merchandise inventories...................................    125,457.3      138,717.3
  Prepaid expenses and other current assets.................      9,846.4       11,206.3
                                                              -----------    -----------
          Total current assets..............................    143,040.4      173,976.6
PROPERTY AND EQUIPMENT, NET.................................     38,392.3       50,156.5
OTHER ASSETS................................................         83.0           96.9
                                                              -----------    -----------
          Total assets......................................  $ 181,515.7    $ 224,230.0
                                                              ===========    ===========
                         LIABILITIES AND STOCKHOLDERS' INTEREST
CURRENT LIABILITIES:
  Current portion of capital lease obligations..............  $   3,856.9    $   8,439.6
  Accounts payable..........................................     24,642.2       12,859.5
  Accrued expenses..........................................     14,858.4       14,545.2
                                                              -----------    -----------
          Total current liabilities.........................     43,357.5       35,844.3
LONG-TERM DEBT..............................................     62,311.2       76,242.6
DEFERRED RENT...............................................     13,549.6       13,159.3
OTHER LIABILITIES...........................................        481.4        1,172.4
LIABILITIES SUBJECT TO COMPROMISE...........................    181,454.5      151,607.4
CAPITAL LEASE OBLIGATIONS...................................        481.1        5,988.4
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INTEREST:
  Preferred stock...........................................          0.6            0.6
  Common stock..............................................          0.3            0.3
  Additional paid-in capital................................     87,453.9       87,453.8
  Accumulated deficit.......................................   (207,574.4)    (147,239.1)
                                                              -----------    -----------
          Total stockholders' interest......................   (120,119.6)     (59,784.4)
                                                              -----------    -----------
          Total liabilities and stockholders' interest......  $ 181,515.7    $ 224,230.0
                                                              ===========    ===========

      The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE YEARS ENDED FEBRUARY 27, 1999, FEBRUARY 28, 1998, AND MARCH 1, 1997
                             (THOUSANDS OF DOLLARS)

                                                             FEBRUARY 27,   FEBRUARY 28,    MARCH 1,
                                                                 1999           1998          1997
                                                             ------------   ------------   ----------
Net sales..................................................   $429,957.4     $443,869.5    $269,903.1
Cost of goods sold.........................................    258,933.4      273,692.3     165,350.4
                                                              ----------     ----------    ----------
  Gross profit.............................................    171,024.0      170,177.2     104,552.7
                                                              ----------     ----------    ----------
Operating, store and administrative expenses:
  Store operating and selling..............................    150,321.2      171,004.1     100,830.4
  Store pre-opening........................................           --       12,423.4      10,193.6
  Administrative...........................................     18,794.0       21,719.1      15,856.0
                                                              ----------     ----------    ----------
                                                               169,115.2      205,146.6     126,880.0
                                                              ----------     ----------    ----------
Income (loss) from operations..............................      1,908.8      (34,969.4)    (22,327.3)
Interest expense, net......................................     (8,721.0)     (16,225.7)       (596.3)
                                                              ----------     ----------    ----------
     Net loss before reorganization items..................     (6,812.2)     (51,195.1)    (22,923.6)
Reorganization items (Note 3)..............................     53,523.1       46,587.9            --
                                                              ----------     ----------    ----------
          Net loss.........................................   $(60,335.3)    $(97,783.0)   $(22,923.6)
                                                              ==========     ==========    ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INTEREST
  FOR THE YEARS ENDED FEBRUARY 24, 1996, MARCH 1, 1997, FEBRUARY 28, 1998, AND
                               FEBRUARY 27, 1999
                       (THOUSANDS OF DOLLARS AND SHARES)

                               CLASS 1           CLASS 1           CLASS 1
                              SERIES A          SERIES B          SERIES C           CLASS B           CLASS C
                           PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK      COMMON STOCK
                           ---------------   ---------------   ---------------   ---------------   ---------------
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                           ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Balance of February 24,
  1996...................  320.0     $ .3    106.7     $ .1    188.7     $ .2    154.2     $ .1    154.2     $ .1
  Exercise of stock
    options..............     --       --       --       --       --       --       --       --       --       --
  Net loss...............     --       --       --       --       --       --       --       --       --       --
                           -----     ----    -----     ----    -----     ----    -----     ----    -----     ----
Balance of March 1,
  1997...................  320.0       .3    106.7       .1    188.7       .2    154.2       .1    154.2       .1
  Exercise of stock
    options..............     --       --       --       --       --       --       --       --       --       --
  Net loss...............     --       --       --       --       --       --       --       --       --       --
                           -----     ----    -----     ----    -----     ----    -----     ----    -----     ----
Balance of February 28,
  1998...................  320.0       .3    106.7       .1    188.7       .2    154.2       .1    154.2       .1
  Exercise of stock
    options..............     --       --       --       --       --       --       --       --       --       --
  Net loss...............     --       --       --       --       --       --       --       --       --       --
                           -----     ----    -----     ----    -----     ----    -----     ----    -----     ----
Balance at February 27,
  1999...................  320.0     $ .3    106.7     $ .1    188.7     $ .2    154.2     $ .1    154.2     $ .1
                           =====     ====    =====     ====    =====     ====    =====     ====    =====     ====


                               CLASS D
                            COMMON STOCK     ADDITIONAL
                           ---------------    PAID-IN     ACCUMULATED
                           SHARES   AMOUNT    CAPITAL       DEFICIT        TOTAL
                           ------   ------   ----------   -----------   -----------
Balance of February 24,
  1996...................   11.6     $ .1    $87,450.0    $ (26,532.5)  $  60,918.4
  Exercise of stock
    options..............     .1       --           --             --            --
  Net loss...............     --       --           --      (22,923.6)    (22,923.6)
                            ----     ----    ---------    -----------   -----------
Balance of March 1,
  1997...................   11.7       .1     87,450.0      (49,456.1)     37,994.8
  Exercise of stock
    options..............    1.1       --          3.8             --           3.8
  Net loss...............     --       --           --      (97,783.0)    (97,783.0)
                            ----     ----    ---------    -----------   -----------
Balance of February 28,
  1998...................   12.8       .1     87,453.8     (147,239.1)    (59,784.4)
  Exercise of stock
    options..............    1.8       --           .1             --            .1
  Net loss...............     --       --           --      (60,335.3)    (60,335.3)
                            ----     ----    ---------    -----------   -----------
Balance at February 27,
  1999...................   14.6     $ .1    $87,453.9    $(207,574.4)  $(120,119.6)
                            ====     ====    =========    ===========   ===========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED FEBRUARY 27, 1999, FEBRUARY 28, 1998, AND MARCH 1, 1997
                             (THOUSANDS OF DOLLARS)

                                                              FEBRUARY 27,   FEBRUARY 28,    MARCH 1,
                                                                  1999           1998          1997
                                                              ------------   ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (60,335.3)   $ (97,783.0)   $(22,923.6)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities before reorganization
    items:
    Depreciation and amortization...........................      8,603.8       13,103.0         882.2
    Reorganization items....................................     53,523.1       46,587.9            --
    Changes in assets and liabilities:
      Accounts receivable...................................       (936.3)      (2,292.5)     (3,406.0)
      Receivable from liquidator............................     14,625.3      (14,625.3)           --
      Merchandise inventories...............................      6,705.2       (6,182.2)    (88,518.5)
      Prepaid expenses and other current assets.............      1,032.5       (6,973.6)     (6,358.8)
      Accounts payable......................................     13,092.7       59,699.7      32,642.0
      Accrued expenses......................................     (5,738.7)       6,893.0       2,865.4
      Deferred rent.........................................      2,905.4        6,969.4       5,247.5
      Other.................................................     (1,423.2)         820.9        (189.5)
                                                              -----------    -----------    ----------
        Net cash provided by (used in) operating activities
          before reorganization items.......................     32,054.5        6,217.3     (79,759.3)
                                                              -----------    -----------    ----------
  Reorganization items:
    Bankruptcy-related professional fees paid...............     (5,958.1)      (1,115.7)           --
    Other reorganization expenses paid, net.................     (3,328.3)            --            --
                                                              -----------    -----------    ----------
        Net cash provided by (used in) operating
          activities........................................     22,768.1        5,101.6     (79,759.3)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (3,258.4)     (29,945.4)     (3,117.5)
  Purchase of assets held for sale..........................           --             --     (21,935.5)
  Proceeds from sale of assets held for sale................           --        7,816.6      13,809.6
  Purchase of investments...................................           --             --     (97,473.0)
  Proceeds from maturity of investments.....................           --             --      10,953.6
  Proceeds from sale of investments.........................           --             --      86,519.4
                                                              -----------    -----------    ----------
        Net cash used in investing activities...............     (3,258.4)     (22,128.8)    (11,243.4)
                                                              -----------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of short-term borrowings.......................           --             --      (6,525.0)
  Proceeds from long-term debt..............................    150,482.9      189,278.1      99,005.4
  Repayments of long-term debt..............................   (164,414.2)    (161,423.6)    (50,617.3)
  Repayments of capital lease obligations...................     (8,205.8)      (8,052.0)           --
        Net proceeds from private placement subscription of
          Class 1 Series C Preferred Stock..................           --             --      41,557.1
                                                              -----------    -----------    ----------
        Net cash (used in) provided by financing
          activities........................................    (22,137.0)      19,802.5      83,420.2
                                                              -----------    -----------    ----------
NET (DECREASE) INCREASE IN CASH.............................     (2,627.3)       2,775.3      (7,582.5)
                                                              -----------    -----------    ----------
CASH AT BEGINNING OF PERIOD.................................      4,886.8        2,111.5       9,694.0
                                                              -----------    -----------    ----------
CASH AT END OF PERIOD.......................................  $   2,259.5    $   4,886.8    $  2,111.5
                                                              ===========    ===========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................  $   7,949.2    $  16,817.6    $    923.5
    Income taxes............................................           --             --            --

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF FEBRUARY 27, 1999 AND FEBRUARY 28, 1998

1. CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION

     HomePlace Holdings, Inc., a Nevada Corporation, and its subsidiaries, HomePlace Stores, Inc., a Delaware Corporation, HomePlace Stores Two, Inc., a Delaware Corporation, and HomePlace Management, Inc., an Ohio Corporation, (collectively "HomePlace" or the "Company") operate a national chain of home-fashion superstores offering high quality home textiles and housewares.

     The Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on January 5, 1998 (the "Filing") and is presently operating as debtors and debtors-in-possession subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Accordingly, the Company's consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

     As stated in SOP 90-7, entering Chapter 11 does not change the application of generally accepted accounting principles. However, the financial statements distinguish transactions and events that are directly associated with the Filing from the ongoing operations of the business. These transactions and events are discussed in more detail in Note 3.

     The United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors ("Committee") for the Chapter 11 case. The role of the Committee includes, among other things: (a) consultation with the Company concerning the administration of the Chapter 11 case, (b) investigation of the acts, conduct, assets, liabilities, financial condition and operations of the Company and the desirability of the continuation of its business and other relevant matters and (c) participation in the formulation of a plan of reorganization. In discharging these responsibilities, the Committee has standing to raise issues with the Bankruptcy Court relating to the business of the Company and the conduct and course of the Chapter 11 case. The Company is required to pay certain expenses of the Committee, including professional fees, to the extent allowed by the Bankruptcy Court.

     Since the Filing, the Company closed twenty-three unprofitable stores; ten of which began liquidating in February 1998, an additional ten which began liquidating in June 1998 and the remaining three which began liquidating in January 1999. The respective real estate leases at each of the twenty-three closed stores were rejected. In addition, the Company successfully terminated nine real estate leases on store locations which were not opened as of the Filing and rejected four others. The Company also rejected certain fixture leases. The majority of these rejected lease obligations remain unsettled as of February 27, 1999 and are classified as liabilities subject to compromise on the accompanying consolidated balance sheets.

     On April 1, 1999, the Company filed its plan of reorganization (the "Plan") and the related disclosure statement with the Bankruptcy Court and, subject to confirmation of the Plan, currently anticipates emergence from Chapter 11 in June 1999. On April 28, 1999, the Bankruptcy Court approved the Company's disclosure statement for solicitation of acceptance from its creditors and shareholders. The Company currently retains the exclusive right to file a plan of reorganization and related disclosure statement until April 30, 1999, and to solicit acceptance thereof until June 30, 1999.

     The Company's Plan is premised upon a merger of HomePlace and the Waccamaw Corporation ("Waccamaw") pursuant to a merger agreement executed on March 16, 1999 (the "Agreement"). Waccamaw is a leading home decor retailer based in Myrtle Beach, South Carolina which operates 45 stores located predominantly in the Southeast United States. On the terms and subject to the conditions set forth in the Agreement, HomePlace Holdings, Inc., through its successor-in-interest in HomePlace of America, Inc. (a newly formed Delaware corporation), and Waccamaw will merge, with HomePlace of America, Inc. being the surviving corporation. On the effective date of the merger, common stock of HomePlace of America, Inc.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

will be distributed to Waccamaw shareholders and the Company, pursuant to the terms of the Agreement. Subsequently, the Company's shares will be distributed to HomePlace creditors and preferred shareholders pursuant to the Plan. The merger is expected to be accounted for as a purchase by Waccamaw.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, (a) confirmation of the Plan, (b) compliance with all covenants under the debtor-in-possession credit facility and senior subordinated notes, (c) the success of future operations and (d) resolution of the uncertainties of the reorganization case, as discussed further in Note 3. A confirmed plan of reorganization could materially change the amounts reported in the accompanying consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments relating to the resolution of these uncertainties or the recoverability of the value of recorded asset amounts or the amounts and classification of liabilities that might be necessary as a consequence of a confirmed plan of reorganization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of HomePlace Holdings, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FISCAL YEAR

     The Company reports its operating results on a 52 or 53 week fiscal year, which typically ends on the last Saturday in February. Fiscal years are identified according to the calendar year preceding the year in which they end. All references to 1998 refer to the 52 week year ended February 27, 1999. All references to 1997 refer to the 52 week year ended February 28, 1998. All references to 1996 refer to the 53 week year ended March 1, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     The recorded values of the Company's financial instruments, which include accounts receivable, accounts payable (post-petition) and long term debt, approximate fair value based upon their short maturities, current market rates and conditions. The fair value of the Company's liabilities subject to compromise is not presently determinable as a result of the Chapter 11 proceedings.

ACCOUNTS RECEIVABLE

     Accounts receivable consist of amounts due from vendors, credit card companies and other miscellaneous receivables.

     In addition, the Company has an agreement with a financial institution which provides, on a non-recourse basis, private label credit card services to its customers. The financial institution owns the credit card receivable and provides a full range of credit card services for the Company.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECEIVABLE FROM LIQUIDATOR

     This receivable for 1997 relates to the court authorized sale of inventory from the ten stores which liquidated in February 1998. The amount was collected in full subsequent to year end.

INVENTORIES

     Merchandise inventories are stated at the lower of cost or market using the weighted average costing method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The major classes of assets and ranges of estimated useful lives are as follows:

Leasehold improvements......................................  15 years
Furniture and fixtures......................................  7-10 years
Capital lease assets........................................  7 years
Machinery and equipment.....................................  3-5 years

     Depreciation expense amounted to $8.4, $13.1 and $0.9 million in 1998, 1997 and 1996, respectively.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long Lived Assets", the Company is required to periodically evaluate the recoverability of the net carrying value of its property and equipment. As discussed in Note 3, the Company has and will be continuing to review its store locations and has closed twenty-three in the two most recent fiscal years. Effectively, any adjustments which might have been required under SFAS No. 121 have been included in closed store provision.

ADVERTISING

     The Company expenses advertising as incurred. Advertising expense (net of cooperative advertising and other credits), including pre-opening advertising, for 1998, 1997, and 1996 was $1.0, $6.1, and $8.5 million, respectively.

PRE-OPENING COSTS

     Pre-opening costs, including advertising, related to new store openings are expensed as incurred.

3. REORGANIZATION CASE

     HomePlace was founded in April 1994 to operate a chain of home fashion "superstores" located throughout the United States. Each HomePlace store features a complete selection of predominantly better quality brand name home fashion textiles and housewares, typically found in better department and specialty stores, and sold at everyday low prices.

     Since the first store opened in September 1994 in suburban Dallas, Texas, the Company grew to 98 stores at November 1997. This rapid growth was funded by equity investment, bank debt, real estate and fixture lease financing and vendor financing. The costs of this expansion, along with the costs associated with building an infrastructure to support this expansion, were substantial and higher than expected. In addition, many store locations were less profitable than anticipated due primarily to lower than planned sales productivity. The

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

influence of these factors, and the inability to obtain an additional equity infusion in 1997 as planned, created a liquidity crisis for the Company, resulting in the Filing.

     The effect of the Filing, including the impact from the vendors' initial resistance to ship merchandise, on the Company's operations was significant. The Company evaluated the direct impact the Filing had on inventory realization, various credits due from vendors and store assets and has provided for the direct effect of the reorganization as follows:

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ($ MILLIONS)   ($ MILLIONS)
                                                              ------------   ------------
Closed store provision......................................     $45.5          $27.0
Provision for inventory impairment..........................      (1.0)           8.1
Write-off of other assets...................................        --            6.0
Write-off of financing fees.................................        --            2.8
Professional fees...........................................       6.6            2.1
Retention, severance and other..............................       2.4             .6
                                                                 -----          -----
                                                                 $53.5          $46.6
                                                                 =====          =====

     The closed store provision consists of estimated net lease liabilities, losses on inventory and fixture disposition and other expenses directly related to store closings. In 1997, $27.0 million was recorded related to the ten stores turned over to liquidators in February 1998 and closed by May 1998 and the four unopened store locations (out of the thirteen store locations) with rejected real estate leases. In 1998, the Company recorded $45.5 million related to the ten stores turned over to liquidators in June 1998 and closed by August 1998, three additional stores turned over to liquidators in January 1999 and closed by March 1999 and the finalization of the estimated lease liabilities for the stores closed in the prior year. The cumulative $72.5 million of closed store provisions include $16.2 million related to realized losses on closed store inventory and the write off of fixed assets and deferred rent, $52.8 million of liabilities subject to compromise for rejected real estate and fixture leases (discussed in Note 8) and $3.5 million related to future occupancy related and other miscellaneous expenses, of which $1.7 million has been paid to date. Any provision required for further store closings, if any, will be recorded at the time the decision to close is made.

     In 1997, the Company recorded a one-time charge for estimated losses on inventory in continuing store locations purchased from major vendors who chose not to do business with the Company after the Filing. The product purchased from these vendors are marketed as entire ensemble assortments. As certain items in a group were depleted, it became more difficult for the Company to sell the remaining items. The Company found vendors who shipped replacement merchandise consisting of different styles, but existing merchandise had to be liquidated over time. Another one-time charge was recorded for the estimated exposure from vendors refusing to accept defective or damaged merchandise for a period of time after the Filing. In 1998, actual results were better than estimated, resulting in the reversal of a portion of these charges. As of February 27, 1999, the net remaining investment in such inventory was approximately $2.0 million.

     The write-off of other assets during 1997 significantly relates to the write-off of receivables for vendor merchandise and advertising credits that the Company was unable to realize due to the Filing. The remaining portion of the asset write-off related to expensing certain information system consulting costs. Due to the nature of these costs and the Company's Chapter 11 status, management did not believe these costs should remain capitalized.

     The write-off of deferred financing fees and expenses during 1997 was due to legal, professional, and bank fees paid for previous bank facilities which were expensed in conjunction with the establishment of the new debtor-in-possession credit facility.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     To retain valued employees and maintain employee morale through the reorganization period, the Company instituted a retention and severance program that the Bankruptcy Court approved on March 2, 1998. To receive the maximum retention payment, each covered employee must remain with the Company through the reorganization period, up to the consummation of the Plan. Employees who voluntarily resign or are terminated for cause are not eligible for severance benefits under the program. Amounts charged to date represent severance payments to employees terminated without cause and retention payments earned by employees through interim milestone dates. The Company estimates it will make additional payments to current employees of approximately $4.9 million upon successful consummation of the Plan and subsequent merger with Waccamaw.

     Professional fees represent various bankruptcy consulting, legal and professional fees paid related to the restructuring.

4. LIABILITIES SUBJECT TO COMPROMISE

     Substantially all liabilities as of the date of the Filing are subject to settlement under the Plan, to be voted upon by the Company's creditors and stockholders and confirmed by the Bankruptcy Court. The Bankruptcy Court established September 21, 1998 as the bar date, from which the Company and its creditors will investigate and resolve claim differences. Since that date, the Company has resolved or objected to numerous claims. Furthermore, under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Obligations for rejected real estate and fixture leases, as well as settlements for certain fixture leases, are recorded as liabilities subject to compromise, as shown below.

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ($ MILLIONS)   ($ MILLIONS)
                                                              ------------   ------------
Accounts payable and accrued expenses.......................     $122.3         $129.9
Liability for rejected real estate and fixture
  leases -- closed stores...................................       52.8           21.7
Liability for settled fixture leases -- open stores.........        3.8             --
Liability for settled fixture leases -- closed stores.......        2.6             --
                                                                 ------         ------
Liabilities subject to compromise...........................     $181.5         $151.6
                                                                 ======         ======

     Pre-petition accounts payable and accrued expenses have been recorded at historical values and have not been materially adjusted as the result of reconciliation with creditors to date. However, certain amounts related to rejection and settlement of leases have been reclassified accordingly. Liabilities for rejected leases have been estimated based upon Section 502 of the Bankruptcy Code, as discussed further in Note 8. Liabilities resulting from the settlement of certain fixture leases have been recorded at the amounts negotiated with various lessors. The ultimate amount and settlement terms of liabilities subject to compromise are subject to the Plan. Accordingly, no adjustments have been made to the above amounts in anticipation of the final payments to be determined by the Bankruptcy Court.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ($ MILLIONS)   ($ MILLIONS)
                                                              ------------   ------------
Leasehold improvements......................................     $  3.0         $  3.9
Furniture and fixtures......................................       32.0           33.8
Capital lease assets........................................       19.0           21.1
Machinery and equipment.....................................        2.8            3.5
Less: Accumulated depreciation..............................      (18.4)         (12.1)
                                                                 ------         ------
          Property and equipment, net.......................     $ 38.4         $ 50.2
                                                                 ======         ======

6. LONG-TERM DEBT:

                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ($ MILLIONS)   ($ MILLIONS)
                                                              ------------   ------------
Credit facility.............................................     $47.1          $61.2
Senior subordinated notes...................................      15.0           15.0
Notes payable for interest..................................        .2             --
                                                                 -----          -----
          Total long term debt..............................     $62.3          $76.2
                                                                 =====          =====

     The Company has a $130 million debtor-in-possession secured credit facility with a syndication of banks and commercial lenders which matures on the earlier of January 5, 2000 or the effective date of a plan of reorganization. This credit facility allows for the combination of borrowings and letters of credit up to $130 million, subject to a borrowing base limitation. The Company has the option to borrow at the Prime Rate or LIBOR plus 2.25% and is required to pay a line fee of .25% per annum on the unused borrowing capacity. The Company had $30.3 million in availability and $2.9 million of letters of credit outstanding under the facility at year-end.

     The $15 million senior subordinated notes bear interest at 17.5% per annum, which is payable at 15.5% in cash and 2% payable in kind. Each quarter, interest payable in kind is evidenced by a non-interest bearing note payable. Interest incurred until the issuance of a note is classified as interest payable and included in current liabilities. Both the senior subordinated notes and the notes payable for interest mature on the earlier of January 5, 2000 or the effective date of a plan of reorganization. There are also certain prepayment options available to the Company, subject to the approval of the Bankruptcy Court and senior debt lenders.

     Borrowings under the credit facility and senior subordinated notes are secured by substantially all of the Company's assets. The facility also contains covenants which, among other items, restrict additional borrowings and requires maintenance of certain financial ratios. The Company is in compliance with both credit facility and senior subordinated note covenants at year end.

     The Company believes that its cash flow from operations, along with its borrowing capacity, will be adequate to fund the ongoing operations and restructuring of the business during Fiscal 1999. However, the Company's ability to continue as a going concern is dependent upon the confirmation of the Plan by the Bankruptcy Court, the ability to maintain compliance with covenants under the credit facility and senior subordinated notes, the success of future operations and the resolution of the uncertainties of the reorganization case discussed further in Note 3.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                              FEBRUARY 27,    FEBRUARY 28,
                                                                  1999            1998
                                                              ($ THOUSANDS)   ($ THOUSANDS)
                                                              -------------   -------------
Deferred tax assets:
  Net operating loss carryforward...........................    $44,454.3       $30,409.3
  Inventory reserves........................................      5,419.3         9,042.0
  Store rental obligations..................................      6,302.5         7,145.0
  Miscellaneous accruals....................................        519.8           909.6
  Closed store reserves.....................................     21,820.4         8,863.0
  Self insurance reserves...................................        226.4           716.6
  Accrued legal & professional..............................           --           602.6
  Start-up expenditures.....................................         87.6           226.4
  Accrued corporate taxes...................................        132.0           208.4
  Depreciation and amortization.............................      4,403.7              --
  Other.....................................................         61.5            43.9
                                                                ---------       ---------
                                                                 83,427.5        58,167.0
  Valuation allowance for deferred tax assets...............    (82,823.6)      (57,946.0)
Net deferred tax assets.....................................        603.9           221.0
                                                                ---------       ---------
Deferred tax liabilities:
  Depreciation and amortization.............................           --           193.1
  Other.....................................................        603.9            27.9
                                                                ---------       ---------
          Total deferred tax liabilities....................        603.9           221.0
                                                                ---------       ---------
Net deferred taxes..........................................    $      --       $      --
                                                                =========       =========

     The Company establishes deferred tax assets and liabilities in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. A valuation allowance has been recorded to fully reserve against the net deferred tax assets because of the uncertainty of future taxable income to utilize or benefit these assets.

     Due to the Company's loss position and the uncertainty about realization of tax benefits in the future, the Company has no tax benefit included in the accompanying statements of operations. As such, the Company's effective tax rate is 0%. The Company's statutory federal income tax rate is 34%, and 6% is used as the state income tax rate. The difference between the effective and statutory federal income tax rate is primarily due to the increase in net operating loss carryforward. At February 27, 1999, the Company has approximately $111.1 million of net operating loss carryforwards for income tax purposes which expire beginning in 2011. The Company's ability to realize this net operating loss carryforward may be impacted by the Plan, as well as the merger with Waccamaw.

8. RELATED PARTY TRANSACTIONS

     During 1998, 1997 and 1996 certain directors, stockholders and officers, and the firms with which they are affiliated, provided legal and insurance services to the Company in the normal course of business amounting to $1.3, $2.6 and $1.6 million, respectively. The Company also purchased merchandise from certain of these

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

related parties in 1998, 1997, and 1996 totaling $12.6, $13.5 and $9.7 million, respectively. The Company had amounts payable to related parties of $4.0 million at February 27, 1999 and $2.9 million at February 28, 1998. The amount payable at February 27, 1999 consists of $3.2 million of pre-petition payables classified as liabilities subject to compromise and $0.8 million of post-petition payables classified as accounts payable in the accompanying consolidated balance sheets.

     The Company believes the terms of each of the related party arrangements are at least as favorable as those that could be transacted with unrelated parties.

9. LEASES

     The Company leases retail stores, as well as office facilities, under agreements expiring at various dates through 2019. Most lease agreements contain renewal options and rent escalation clauses. The Company also has fixture and equipment leases which have three year terms.

     Scheduled rent increases for store leases are recognized on a straight-line basis over the respective terms of the lease, which is generally 15-20 years. The accompanying consolidated balance sheets include a deferred rent liability of $13.5 and $13.2 million as of February 27, 1999 and February 28, 1998, respectively, relating to the scheduled store rent increases.

     Certain leases also provide for contingent rents based upon a percentage of store sales. The Company is obligated under a majority of the leases to pay for taxes, insurance, and common area maintenance charges.

     As of February 27, 1999, future minimum lease payments, excluding the twenty-three stores closed since the Filing and the four unopened store locations with rejected real estate leases, are as follows:

                                                               OPERATING       CAPITAL
                                                                 LEASES         LEASES
                                                              ($ MILLIONS)   ($ MILLIONS)
                                                              ------------   ------------
1999........................................................      48.7           4.1
2000........................................................      47.8            .4
2001........................................................      45.8            .1
2002........................................................      44.7            --
2003........................................................      44.7            --
Thereafter..................................................     423.0            --
                                                                 -----           ---
          Total minimum lease payments, including
            interest........................................     654.7           4.6
Less interest...............................................        --            .3
                                                                 -----           ---
          Total minimum lease payments, excluding
            interest........................................     654.7           4.3
                                                                 =====           ===

     Rent expense for all operating leases was $57.9, $61.0, and $39.5 million for 1998, 1997, and 1996 respectively.

     The present value of remaining capital lease payments, including estimated acquisition payments, was $4.6 million and $14.4 million as of February 27, 1999 and February 28, 1998, respectively, using imputed interest rates ranging from 9-13%.

     Under Chapter 11, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court approval. Under Section 502 of the Bankruptcy Code, a lessor's claim for damages resulting from the rejection of a real property lease is limited to the rent provided under such lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, not to exceed three years, following the earlier of the date of the Filing or the date on which the property is returned to the landlord.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Since the Filing, the Company has rejected the real estate leases for the twenty-three unprofitable stores that were closed between February 1998 and January 1999. Furthermore, the Company had executed real estate leases in 1997 for thirteen stores planned for opening in 1998 and 1999. These stores were never opened due to the Filing. The Company has successfully terminated leases for nine of these stores and rejected the remaining four.

     In 1997, the Company recorded a $21.7 million reserve for pre-petition claims related to the rejected real estate and fixture leases and executory contracts for the ten stores which began liquidating in February 1998 and four store locations previously expected to open in 1998 and 1999. As discussed in
Note 3, the Company recorded an additional reserve in 1998 of $8.0 million for these stores based upon finalized estimates of gross lessor claims. Additionally, the Company recorded a reserve of $25.7 million related to the rejected real estate and fixture leases and executory contracts for the ten stores that began liquidating in June 1998 and the three stores that began liquidating in January 1999. The total reserve of $55.4 million is classified as liabilities subject to compromise at February 27, 1999. The Company has been negotiating with all real estate and fixture lessors to reduce rent costs for open stores. As of April 29, 1999, the Company has successfully negotiated 1 temporary real estate lease agreement, subject to completion of a permanent agreement, and 25 permanent real estate lease agreements for open stores. These agreements have resulted in a reduction of future operating lease payments and are reflected in the above table. Rent reduction settlements and amendments of certain fixture leases have resulted in a reduction of future capital lease payments, which are also reflected above. Additionally, approximately $3.8 million of capital lease obligations have been reclassified to liabilities subject to compromise at February 27, 1999 as the result of these fixture lease settlements.

10. COMMITMENTS AND CONTINGENCIES

     The Company, exclusive of matters relating to the Filing (Note 3), is party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on its financial position, results of operations or liquidity. All civil litigation commenced against the Company prior to the Filing has been stayed by operation of law. There were no material legal proceedings pending against the Company prior to the Filing.

11. STOCKHOLDERS' EQUITY

     The shares of each class of Preferred Stock are convertible at the holder's option into Class A Common Stock at a rate of one share Class A Common Stock for each share of Preferred Stock. Upon the completion of the sale of any equity security pursuant to a public offering registered under the Securities Act of 1933, all shares of Series A and Series B Preferred Stock are converted automatically into fully paid and nonassessable shares of Class A Common Stock and any dividends in arrears are payable in full.

     The Series A Preferred Stock accumulates dividends at a rate of 7% per annum and at February 27, 1999 the amount in arrears was $6.9 million. The Series A Preferred Stock has a base liquidation preference of $62.50 per share and a participation feature which provides for an additional distribution upon the liquidation, dissolution and winding up of the Company. The participation feature was set at $29 per share through June 1, 1998, at which time it became fixed at $41 per share.

     The Series B Preferred Stock accumulates dividends at a rate of 7% per annum and at February 27, 1999 the amount in arrears was $5.5 million. The Series B Preferred Stock has a base liquidation preference of $187.50 per share.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Series C Preferred Stock accumulates dividends at a rate of 7% per annum and at February 27, 1999 the amount in arrears was $10.4 million. The Series C Preferred Stock has a base liquidation preference of $265. The Series C Preferred Stock will automatically convert into fully paid and nonassessable shares of Class A Common Stock and any dividends in arrears are payable in full upon the first to occur of the following: (i) completion by the Company of a public offering underwritten by a major bracket investment bank raising gross proceeds of $30 million or more, and at an offering price per share greater than or equal to 130% of the then applicable conversion price; or (ii) upon the written consent of the holders of at least a majority of the Series C Preferred Stock then outstanding. All series of Preferred Stock have parity in respect of the distribution of assets.

12. STOCK OPTION PLAN

     Under the Company's stock option plan, incentive and/or nonqualified stock options may be granted to employees, directors and consultants of the Company. Incentive stock options are not available to non-employee directors or consultants. Options issued under the plan generally become exercisable as to the shares covered by the options in 25% increments, commencing on each anniversary of the grant date. Options expire ten years from the date of grant, and the Board of Directors has discretion to set the terms and conditions of the options. At February 27, 1999, 75,000 shares of Class D Common Stock remain reserved for issuance under the stock option plan.

     Option activity for each of the last three years was as follows:

                                                                                 WEIGHTED
                                                                  SHARES         AVERAGE
                                                              (IN THOUSANDS)   OPTION PRICE
                                                              --------------   ------------
Outstanding at February 24, 1996............................       18.9           $ 5.40
  Granted...................................................       18.2            13.38
  Canceled..................................................       (3.7)            1.22
  Exercised.................................................       (0.1)            0.04
                                                                  -----           ------
Outstanding at March 1, 1997................................       33.3             9.58
  Granted...................................................        1.9            13.38
  Canceled..................................................       (1.8)            9.29
  Exercised.................................................       (1.1)            3.19
                                                                  -----           ------
Outstanding at February 28, 1998............................       32.3            10.04
  Canceled..................................................      (12.2)           12.59
  Exercised.................................................       (1.8)             .04
                                                                  -----           ------
Outstanding at February 27, 1999............................       18.3           $ 9.20
                                                                  =====           ======

     Exercisable options outstanding were 12,069, 10,206, and 5,866 at year end 1998, 1997, and 1996, respectively, with weighted average option prices of $7.99, $7.82, and $3.52.

     In 1996, the Company adopted the disclosure requirements of SFAS No. 123. However, the Company continues to account for these plans under APB No. 25, under which no compensation expense has been recognized. Had compensation cost for these plans been determined in accordance with SFAS No. 123, the impact on the Company's net losses for 1998, 1997 and 1996 would have been insignificant.

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. PREFERRED STOCK

     Preferred stock consists of the following:

                                                             FEBRUARY 27,    FEBRUARY 28,
                                                                 1999            1998
                                                             ($ THOUSANDS)   ($ THOUSANDS)
                                                             -------------   -------------
Class 1 Serial, 920,000 shares authorized:
  Series A 7%, cumulative, convertible, participating
     $0.001 par value, 320,000 shares issued and
     outstanding...........................................       0.3             0.3
  Series B 7%, cumulative, convertible, $0.001 par value,
     106,667 shares issued and outstanding.................       0.1             0.1
  Series C 7%, cumulative, convertible, $0.001 par value,
     188,680 shares issued and outstanding.................       0.2             0.2
Class 2 Serial, 100,000 shares authorized:
  $.001 par value, no shares issued or outstanding.........        --              --
                                                                  ---             ---
          Total preferred stock............................       0.6             0.6
                                                                  ===             ===

14. COMMON STOCK

     Common stock consists of the following:

                                                             FEBRUARY 27,    FEBRUARY 28,
                                                                 1999            1998
                                                             ($ THOUSANDS)   ($ THOUSANDS)
                                                             -------------   -------------
Class A, $0.001 par value, 920,000 shares authorized; no
  shares issued or outstanding.............................        --              --
Class B, $0.001 par value, 154,200 shares authorized,
  issued and outstanding...................................       0.1             0.1
Class C, $0.001 par value, 154,200 shares authorized,
  issued and outstanding...................................       0.1             0.1
Class D, $0.001 par value, 143,600 shares authorized,
  12,837.5 issued and outstanding..........................       0.1             0.1
                                                                  ---             ---
          Total common stock...............................       0.3             0.3
                                                                  ===             ===

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                      AS OF MAY 29, 1999 AND MAY 30, 1998
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                MAY 29,        MAY 30,
                                                                  1999           1998
                                                              ------------   ------------
CURRENT ASSETS:
  Cash......................................................  $   1,915.8    $   3,593.0
  Accounts receivable.......................................      4,195.4        6,618.8
  Merchandise inventories...................................    123,448.0      135,173.4
  Prepaid expenses and other current assets.................      8,405.5        9,377.8
                                                              -----------    -----------
          Total current assets..............................    137,964.7      154,763.0
PROPERTY AND EQUIPMENT, NET.................................     47,735.7       50,818.9
OTHER ASSETS................................................         76.2           91.3
                                                              -----------    -----------
          Total assets......................................  $ 185,776.6    $ 205,673.2
                                                              ===========    ===========
                                                              FEBRUARY 27,   FEBRUARY 28,
                                                                  1999           1998
                                                              ------------   ------------
CURRENT LIABILITIES:
  Accounts payable..........................................  $  29,735.3    $  21,409.4
  Accrued expenses..........................................     20,384.0       20,703.4
                                                              -----------    -----------
          Total current liabilities.........................     50,119.3       42,112.8
LONG-TERM DEBT..............................................     63,355.9       64,826.9
DEFERRED RENT...............................................     14,367.7       13,790.5
OTHER LIABILITIES...........................................        293.7        1,385.5
LIABILITIES SUBJECT TO COMPROMISE...........................    188,573.5      141,535.7
CAPITAL LEASE OBLIGATIONS...................................      8,533.0       14,428.0
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INTEREST:
  Preferred stock...........................................          0.6            0.6
  Common stock..............................................          0.3            0.3
  Additional paid-in capital................................     87,453.9       87,453.9
  Accumulated deficit.......................................   (226,921.3)    (159,861.0)
                                                              -----------    -----------
          Total stockholders' interest......................   (139,466.5)     (72,406.2)
                                                              -----------    -----------
          Total liabilities and stockholders' interest......  $ 185,776.6    $ 205,673.2
                                                              ===========    ===========

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE MONTHS ENDED MAY 29, 1999 AND MAY 30, 1998
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                               MAY 29,      MAY 30,
                                                                 1999         1998
                                                              ----------   ----------
Net sales...................................................  $ 92,895.2   $ 94,967.6
Cost of goods sold..........................................    54,432.2     55,665.7
                                                              ----------   ----------
          Gross profit......................................    38,463.0     39,301.9
                                                              ----------   ----------
Operating, store and administrative expenses:
  Store operating and selling...............................    41,226.5     43,570.7
  Store pre-opening.........................................       221.3           --
  Administrative............................................     4,641.2      4,785.8
                                                              ----------   ----------
                                                                46,089.0     48,356.5
                                                              ----------   ----------
Loss from operations........................................    (7,626.0)    (9,054.6)
Interest expense, net.......................................    (2,064.7)    (1,679.5)
                                                              ----------   ----------
          Net loss before reorganization items..............    (9,690.7)   (10,734.1)
Reorganization items........................................     9,656.2      1,887.8
                                                              ----------   ----------
          Net loss..........................................  $(19,346.9)  $(12,621.9)
                                                              ==========   ==========

                   HOMEPLACE HOLDINGS, INC. AND SUBSIDIARIES
                (OPERATING AS DEBTORS AND DEBTORS-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE THREE MONTHS ENDED MAY 29, 1999 AND MAY 30, 1998
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                               MAY 29,      MAY 30,
                                                                 1999         1998
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(19,346.9)  $(12,621.9)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities before reorganization
     items:
     Depreciation and amortization..........................     2,253.3      1,113.8
     Changes in assets and liabilities:
       Accounts receivable..................................     1,281.7     12,547.3
       Merchandise inventories..............................     2,009.4      3,543.8
       Prepaid and other current assets.....................     1,440.9      1,828.5
       Accounts payable.....................................     9,000.1      2,650.8
       Accrued expenses.....................................     6,014.2      2.670.3
       Closed store reserve.................................     2,535.1       (471.9)
       Deferred rent........................................       818.1        631.2
                                                              ----------   ----------
          Net cash provided by operating activities.........     6,005.9     11,891.9
                                                              ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................   (11,589.3)    (1,770.1)
                                                              ----------   ----------
          Net cash used in investing activities.............   (11,589.3)    (1,770.1)
                                                              ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from credit line, net............................     1,044.7    (11,415.6)
  New (repayments of) capital lease obligations.............     4,195.0           --
                                                              ----------   ----------
  Net cash (used in) provided by financing activities.......     5,239.7    (11,415.6)
                                                              ----------   ----------
NET (DECREASE) INCREASE IN CASH.............................      (343.7)    (1,293.8)
CASH AT BEGINNING OF PERIOD.................................     2,259.5      4,886.8
                                                              ----------   ----------
CASH AT END OF PERIOD.......................................  $  1,915.8   $  3,593.0
                                                              ==========   ==========

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          HOMEPLACE OF AMERICA, INC.

                                          By: /s/ Gregory K. Johnson
                                            ------------------------------------
                                            Gregory K. Johnson
                                            President and Chief Executive
                                              Officer


September 26, 2000